    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1996
                                                 REGISTRATION NO. 333-10731

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             GENERAL RE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      6719                                     06-1026471
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                       (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                            ------------------------

                              695 EAST MAIN STREET
                          STAMFORD, CONNECTICUT 06904
                                 (203) 328-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             CHARLES F. BARR, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             GENERAL RE CORPORATION
                              695 EAST MAIN STREET
                          STAMFORD, CONNECTICUT 06904
                                 (203) 328-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

             JAMES C. FREUND, ESQ.                    MARY ELLEN BURNS, ESQ.                     MATTHEW NIMETZ, ESQ.

     SKADDEN, ARPS, SLATE, MEAGHER & FLOM                 GENERAL COUNSEL              PAUL, WEISS, RIFKIND, WHARTON & GARRISON
               919 THIRD AVENUE                       NATIONAL RE CORPORATION                 1285 AVENUE OF THE AMERICAS
           NEW YORK, NEW YORK 10022                     777 LONG RIDGE ROAD                  NEW YORK, NEW YORK 10019-6064
                (212) 735-3000                      STAMFORD, CONNECTICUT 06904                     (212) 373-3000
                                                          (203) 329-7700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger, pursuant to the Merger Agreement described herein, have been satisfied or waived.

    If the Securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            NATIONAL RE CORPORATION
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 30, 1996
                            ------------------------


                             GENERAL RE CORPORATION
                                   PROSPECTUS
                                  COMMON STOCK
                            ------------------------

     This Proxy Statement/Prospectus relates to the proposed merger (the 'Merger') of National Re Corporation, a Delaware corporation (the 'Company' or 'National Re'), with and into N Acquisition Corporation, a Delaware corporation ('Sub') and a wholly owned subsidiary of General Re Corporation, a Delaware corporation ('General Re'), pursuant to an Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), by and among General Re, Sub and the Company.

     If the Merger is consummated, each share of common stock, no par value per share (the 'National Re Common Stock'), of the Company (other than treasury stock and shares that are owned by General Re or any direct or indirect wholly owned subsidiary of General Re immediately prior to the Effective Time (as defined herein) and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the Delaware General Corporation Law ('DGCL')) at the Effective Time will be converted, subject to proration and the limitations described herein, at the election of such holder, into the right to receive (i) the Conversion Fraction (as defined below) of a share of General Re common stock, par value $.50 per share (the 'General Re Common Stock'), together with the attached General Re Preferred Stock Purchase Rights (as defined herein); provided that General Re will not issue more than
 .39259 shares of General Re Common Stock nor less than .32121 shares of General Re Common Stock (the 'Stock Consideration'), or (ii) $53 in cash, without any interest thereon (the 'Cash Consideration'). The 'Conversion Fraction' will be a fraction determined by dividing $53 by the average of the closing prices per share of General Re Common Stock on the New York Stock Exchange ('NYSE') as reported by the NYSE Composite Tape for the ten consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the closing date of the Merger (the 'Average General Re Share Price'). Company stockholders will be entitled to elect to receive Cash Consideration or Stock Consideration in exchange for their shares of National Re Common Stock, but such elections will be subject to certain proration procedures described more fully in this Proxy Statement/Prospectus and in the Merger Agreement, which provide generally that the Total Cash Consideration (as defined herein) cannot exceed 50% of the value of the outstanding shares of National Re Common Stock.

     The Merger is subject to a number of conditions, including, among other things, (i) approval of the Merger by the Company's stockholders, (ii) receipt of all required governmental approvals, (iii) absence of any statute or injunction that would restrain, enjoin or prohibit the consummation of the Merger, (iv) absence of any change that would have a material adverse effect on either General Re or the Company, (v) receipt by each of General Re and the Company of tax opinions from their respective tax counsel and (vi) the Average General Re Share Price not being less than $125.

     General Re has entered into stockholders agreements with certain major stockholders of the Company (collectively, the 'Stockholders Agreements'), who owned in the aggregate approximately 22.76% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date (as defined herein), pursuant to which such stockholders have agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement. In addition, pursuant to a pre-existing stockholders agreement, dated as of February 5, 1992, by and among Keystone, Inc., a Texas corporation ('Keystone'), and certain other stockholders of the Company (the 'Keystone Stockholders Agreement'), the holders of an additional 3.43% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date are obligated to vote their shares in favor of the approval and adoption of the Merger Agreement.


     On August 26, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of General Re Common Stock on the NYSE was $149 1/8 per share and the closing price of National Re Common Stock on the NYSE was $52 1/2 per share. THE MARKET VALUE OF THE

GENERAL RE COMMON STOCK WILL DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, AMONG OTHER THINGS, THE PERFORMANCE OF GENERAL RE, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE INSURANCE AND REINSURANCE INDUSTRIES, INTEREST RATES, MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES. MOREOVER, THERE CAN BE NO ASSURANCE THAT AT OR AFTER THE EFFECTIVE TIME THE MARKET VALUE OF THE STOCK CONSIDERATION AND THE CASH CONSIDERATION TO BE RECEIVED IN THE MERGER WILL BE EQUAL. IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135, THE STOCK CONSIDERATION RECEIVED BY COMPANY STOCKHOLDERS WILL LIKELY BE WORTH LESS THAN THE $53 PER SHARE PAID TO STOCKHOLDERS WHO ELECT TO RECEIVE THE CASH CONSIDERATION. BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH OR GENERAL RE COMMON STOCK WILL DIFFER, COMPANY STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION 'THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES.' IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135 AND IF THE COMPANY STOCKHOLDERS ELECT TO RECEIVE CASH CONSIDERATION SUCH THAT THE TOTAL CASH CONSIDERATION (AS DEFINED HEREIN) EXCEEDS 50% OF THE VALUE OF THE OUTSTANDING SHARES OF NATIONAL RE COMMON STOCK, THEN, BY OPERATION OF THE PRORATION PROCEDURES DESCRIBED HEREIN, THE COMPANY STOCKHOLDERS WHO ELECT TO RECEIVE CASH CONSIDERATION WILL RECEIVE A PORTION OF THEIR CONSIDERATION IN GENERAL RE COMMON STOCK WITH A MARKET VALUE WHICH WILL LIKELY BE LESS THAN THE CASH CONSIDERATION THAT SUCH HOLDERS WOULD HAVE OTHERWISE RECEIVED.



     This Proxy Statement/Prospectus is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held at the Company's corporate headquarters, 777 Long Ridge Road, Stamford, Connecticut on September 30, 1996, commencing at 10:00 a.m., local time, and any adjournments or postponements thereof (the 'Special Meeting'), for the purposes described herein.

     This Proxy Statement/Prospectus also constitutes a prospectus of General Re with respect to up to 6,523,626 shares of General Re Common Stock issuable to the stockholders of the Company in the Merger. Unless the context otherwise requires, all references in this Proxy Statement/Prospectus to General Re Common Stock will include the corresponding General Re Preferred Stock Purchase Rights issued pursuant to the General Re Preferred Stock Purchase Rights Plan (as defined herein).

     All information herein concerning General Re and Sub has been furnished by General Re, and all information herein concerning the Company has been furnished by the Company.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about August 29, 1996.

     THE PROPOSED MERGER TO BE ACTED UPON AT THE SPECIAL MEETING IS DESCRIBED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. COMPANY STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.
                            ------------------------

     FOR NORTH CAROLINA INVESTORS: THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                            ------------------------

     THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        The date of this Proxy Statement/Prospectus is August 27, 1996.

                             AVAILABLE INFORMATION

     Each of General Re and the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The reports, proxy statements and other information filed by each of General Re and the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, copies of reports, proxy statements and other information filed with the Commission electronically by each of General Re and the Company may be inspected by accessing the Commission's Internet site at http://www.sec.gov. National Re Common Stock and the General Re Common Stock are each listed on the NYSE. Certain of the reports, proxy statements and other information filed by each of General Re and the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     General Re has filed with the Commission a registration statement on Form S-4 (together with any amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the shares of General Re Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by General Re, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The Registration Statement and exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by General Re (File No. 1-8026) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. General Re's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          2. General Re's 1996 Proxy Statement;

          3. General Re's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

          4. General Re's Current Report on Form 8-K, dated July 19, 1996; and

          5. The description of capital stock of General Re, including General Re Common Stock and General Re Preferred Stock Purchase Rights,

             that is contained in General Re's Form 8-A, dated October 3, 1980, and General Re's Form 8-A, dated September 18, 1991, filed under the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

     The following documents previously filed with the Commission by the Company (File No. 1-10961) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          2. The Company's 1996 Proxy Statement;

          3. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996; and

          4. The Company's Current Report on Form 8-K, dated July 8, 1996.

     All documents filed by General Re and the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and be a part hereof from the dates of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                            ------------------------

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF GENERAL RE DOCUMENTS, TO GENERAL RE CORPORATION, 695 EAST MAIN STREET, STAMFORD, CONNECTICUT 06904-2351, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (203) 328-5000, AND, IN THE CASE OF COMPANY DOCUMENTS, TO NATIONAL RE CORPORATION, 777 LONG RIDGE ROAD, P.O. BOX 10167, STAMFORD, CONNECTICUT 06904-2167, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (203) 329-7700. IN ORDER TO ENSURE DELIVERY PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 23, 1996.
                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR THE DOCUMENTS INCORPORATED

HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GENERAL RE, SUB OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF GENERAL RE COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF GENERAL RE, SUB OR THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
AVAILABLE INFORMATION.................................................      3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................      3

SUMMARY...............................................................      7
     National Re Corporation..........................................      7
     General Re Corporation...........................................      7
     The Special Meeting..............................................      8
     The Merger.......................................................      9

MARKET PRICE DATA AND DIVIDENDS.......................................     12

SELECTED HISTORICAL FINANCIAL DATA....................................     13

UNAUDITED SELECTED PRO FORMA FINANCIAL INFORMATION....................     16

UNAUDITED COMPARATIVE PER SHARE DATA..................................     17

THE COMPANIES.........................................................     18
     National Re Corporation..........................................     18
     General Re Corporation...........................................     18
     Sub..............................................................     18

THE SPECIAL MEETING...................................................     19
     Purpose of the Meeting; Date, Time and Place.....................     19
     Vote Required; Voting Procedures; Record Date....................     19

THE MERGER............................................................     21
     General..........................................................     21
     Background of the Merger.........................................     21
     Recommendation of the Company Board and the Company's Reasons for
      the Merger......................................................     24
     Approval by the General Re Board and General Re's Reasons for the
      Merger..........................................................     25
     Opinion of the Company's Financial Advisor.......................     26
     Certain Projected Financial Information..........................     29
     Estimated Synergies..............................................     31
     Plans for the Company after the Merger...........................     31
     Financing of the Merger..........................................     32
     Accounting Treatment.............................................     32
     Election Procedures..............................................     32
     Interests of Certain Persons in the Merger.......................     35
     Certain Federal Income Tax Consequences of the Merger............     38
     Dissenters' Rights...............................................     40


THE MERGER AGREEMENT..................................................     43
     The Merger.......................................................     43
     Conversion of Shares.............................................     43
     Treatment of Stock Options.......................................     44
     Effective Time...................................................     44
     Interim Operations of the Company................................     44
     Interim Operations of General Re.................................     45
     Employee Matters.................................................     46
     No Solicitation..................................................     46
     Directors' and Officers' Insurance and Indemnification...........     47
     Agreements with Stockholders and Registration Rights
      Agreements......................................................     47
     Representations and Warranties...................................     47
     Conditions to the Merger.........................................     48



                                                                         PAGE
                                                                         ----

     Termination......................................................     49
     Termination Fee..................................................     49

THE STOCKHOLDERS AGREEMENTS...........................................     50

UNAUDITED PRO FORMA FINANCIAL INFORMATION.............................     52

OTHER MATTERS.........................................................     58
     Regulatory Approvals.............................................     58
     State Takeover Statutes..........................................     58

DESCRIPTION OF GENERAL RE CAPITAL STOCK...............................     59
     General..........................................................     59
     General Re Common Stock..........................................     59
     General Re Preferred Stock.......................................     59
     Transfer Agent and Registrar.....................................     62

COMPARISON OF RIGHTS OF STOCKHOLDERS..................................     62
     Board of Directors...............................................     63
     Advance Notice of Nominations for the Election of Directors......     63
     Stockholder Proposals............................................     63
     Stockholder Action by Written Consent............................     64
     Special Meetings.................................................     64
     Business Combinations; Transactions with Interested
      Stockholders....................................................     64
     Amendments to Charter and By-laws................................     65
     Stockholder Rights Plan..........................................     65


LEGAL MATTERS.........................................................     65

EXPERTS...............................................................     65

STOCKHOLDER PROPOSALS.................................................     65

ANNEX I    Agreement and Plan of Merger, dated as of July 1, 1996,
           by and among General Re Corporation, N Acquisition
           Corporation and National Re Corporation ...................    I-1

ANNEX II   Forms of Stockholders Agreements by and among General
           Re Corporation, N Acquisition Corporation and certain
           stockholders of National Re Corporation....................   II-1

ANNEX III  Opinion of Goldman, Sachs & Co.............................  III-1

ANNEX IV   Opinion of Morgan Stanley & Co. Incorporated...............   IV-1

ANNEX V    Section 262 of the Delaware General Corporation Law........    V-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Stockholders are urged to review carefully all of the information contained in this Proxy Statement/Prospectus and the Annexes attached hereto. Certain capitalized terms used and not otherwise defined in this summary shall have the meanings set forth elsewhere in the Proxy Statement/Prospectus.

NATIONAL RE CORPORATION

     National Re, through its wholly owned subsidiary, National Reinsurance Corporation ('NRC'), is one of six major direct writers of property and casualty reinsurance in the United States. As a reinsurer, NRC assumes or accepts parts of various risks initially underwritten by primary insurers and self-insureds. It writes reinsurance in the form of treaties and facultative certificates, primarily on an excess of loss basis. Over 70% of 1995's premiums represented casualty risk. As a direct writer, NRC provides reinsurance directly to primary insurers without the assistance of reinsurance brokers.

     NRC has pursued a business strategy of capitalizing on its position as a direct writer of reinsurance, building long-term relationships with clients to provide relative stability in its sources of revenue, adhering to underwriting practices designed to limit NRC's exposure to more volatile risks and catastrophic losses and adjusting its mix of business and contract terms to take advantage of market conditions. A subsidiary of the Company, Fairfield Insurance Company, writes primary alternative risk insurance.

GENERAL RE CORPORATION

     General Re is a holding company for global reinsurance and related risk assessment, risk transfer and risk management operations. General Re owns General Reinsurance Corporation ('GRC'), the largest professional property/casualty reinsurer domiciled in the United States, and also owns a controlling interest in Kolnische Ruckversicherungs-Gesellschaft AG ('Cologne Re'), a major international reinsurer.

     General Re operates four principal businesses: United States property/casualty reinsurance, international property/casualty reinsurance, life/health reinsurance and financial services. General Re's United States property/casualty subsidiaries principally write treaty and facultative reinsurance underwritten on a direct basis throughout the United States and Canada. GRC predominately writes excess-of-loss reinsurance across various lines of business. In addition, General Re writes excess and surplus lines insurance through General Star Management Company, provides alternative risk solutions through Genesis Underwriting Management Company and provides reinsurance brokerage services through Herbert Clough Inc. General Re's international property/casualty reinsurance operations are comprised of both treaty reinsurance and facultative reinsurance, with the majority of the premiums derived from the treaty business. A majority of the international premiums are written on a proportional basis.

     General Re's life/health operations provide individual life, group, long-term disability, individual health and finite risk reinsurance. Most of the life/health business is written on a proportional treaty basis, with smaller amounts written on a facultative basis.

     General Re's financial services operations include derivative products through its subsidiary, General Re Financial Products Corporation, insurance brokerage and management, reinsurance brokerage and real estate management operations, and investment management services through its subsidiary, General Re-New England Asset Management, Inc. General Re's principal reinsurance operations are based in the United States and Germany, with significant additional operations in Europe, Australia, Asia and South America. Its principal financial services operations are based in the United States with subsidiaries located in London and Tokyo.

THE SPECIAL MEETING

     Date, Time, and Place. The Special Meeting will be held at 10:00 a.m., local time, on September 30, 1996 at the Company's corporate headquarters, 777 Long Ridge Road, Stamford, Connecticut.

     Purpose of the Meeting. At the Special Meeting, holders of National Re Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement.

     Quorum. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of National Re Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum.


     Vote Required; Voting Procedures; Record Date. The Merger requires approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of National Re Common Stock. All of the holders of National Re Common Stock at the close of business on August 26, 1996 (the 'Record Date') shall be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were outstanding 16,616,894 shares of National Re Common Stock held by 203 holders of record. Company stockholders who have delivered a proxy to the Company may revoke the proxy at any time prior to its exercise at the Special Meeting by giving written notice to the Corporate Secretary of the Company, by signing and returning a later dated proxy or by voting in person at the Special Meeting.


     Recommendation of the Company's Board of Directors. The Board of Directors of the Company (the 'Company Board') believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. BY A UNANIMOUS VOTE OF THE COMPANY BOARD AT A MEETING HELD ON JUNE 30, 1996, THE COMPANY BOARD APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


     Opinion of the Company's Financial Advisor. Goldman, Sachs & Co. ('Goldman Sachs') has delivered its written opinion dated the date of this Proxy Statement/Prospectus to the Company Board that, as of that date, the Cash Consideration and the Stock Consideration, taken as a whole, to be received by the Company's stockholders pursuant to the Merger Agreement is fair to such stockholders.

     The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex III and is incorporated herein by reference. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See 'The Merger--Opinion of the Company's Financial Advisor.'

     Security Ownership of Management. As of the Record Date, directors and executive officers of the Company (17 persons) and their affiliates were owners of an aggregate of 4,395,768 shares (excluding 274,000 shares underlying stock options) of National Re Common Stock, which is approximately 26.45% of all outstanding National Re Common Stock.

     The Stockholders Agreements. As of the Record Date, (i) William D. Warren, Chairman, President and Chief Executive Officer of the Company, (ii) Peter A. Cheney, Executive Vice President, Chief Financial Officer and a Director of the Company, (iii) Robert W. Eager, Jr., Executive Vice President--Reinsurance Operations and a Director of the Company, (iv) Timothy T. McCaffrey, Executive Vice President--Legal and Corporate Services and a Director of the Company, (v) Acadia Partners, L.P., a Delaware limited partnership ('Acadia'), and (vi) Keystone collectively held 3,781,482 shares of National Re Common Stock, representing approximately 22.76% of the outstanding National Re Common Stock on such date. Pursuant to Stockholders Agreements by and among each such stockholder, General Re and Sub, each such stockholder has agreed to vote for the approval and adoption of the Merger Agreement at the Special Meeting. In addition, pursuant to the Keystone Stockholders Agreement, the holders of an additional 3.43% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date are obligated to vote their shares in favor of the approval and adoption of the Merger Agreement. Accordingly, the favorable vote of an additional 3,956,483 shares (or approximately 23.81%) of National Re Common Stock is necessary to approve and adopt the Merger Agreement. See 'The Stockholders Agreements.'

THE MERGER

     Merger Consideration. As promptly as practicable (but in no event later than two NYSE trading days) after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will be consummated by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the time of such filing or such later time as is specified in the Certificate of Merger being the 'Effective Time'). At the Effective Time, the Company will be merged with and into Sub, and Sub will be the surviving corporation (the 'Surviving Corporation') and a subsidiary of General Re. If the Merger is consummated, each share of National Re Common Stock

(other than treasury stock and shares that are owned by General Re or any direct or indirect wholly owned subsidiary of General Re immediately prior to the Effective Time and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the DGCL) at the Effective Time will be converted, subject to the proration and other limitations described herein, at the election of such holder, into the right to receive (i) the Conversion Fraction of a share of General Re Common Stock, together with the attached General Re Preferred Stock Purchase Rights; provided that General Re will not issue more than .39259 shares of General Re Common Stock nor less than
 .32121 shares of General Re Common Stock, or (ii) $53 in cash, without any interest thereon. The Conversion Fraction will be a fraction determined by dividing $53 by the average of the closing prices per share of General Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, for the ten consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the closing date of the Merger. Company stockholders will be entitled to elect to receive Cash Consideration or Stock Consideration in exchange for their shares of National Re Common Stock, but such elections will be subject to the proration and other limitations described more fully in this Proxy Statement/Prospectus and in the Merger Agreement, which provide generally that the Total Cash Consideration cannot exceed 50% of the value of the outstanding shares of National Re Common Stock.

     On August 26, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of General Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, was $149 1/8 per share and the closing price of National Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, was $52 1/2 per share. THE MARKET VALUE OF THE GENERAL RE COMMON STOCK WILL DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, AMONG OTHER THINGS, THE PERFORMANCE OF GENERAL RE, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE INSURANCE AND REINSURANCE INDUSTRIES, INTEREST RATES, MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES. MOREOVER, THERE CAN BE NO ASSURANCE THAT AT OR AFTER THE EFFECTIVE TIME THE MARKET VALUE OF THE STOCK CONSIDERATION AND THE CASH CONSIDERATION TO BE RECEIVED IN THE MERGER WILL BE EQUAL. IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135, THE STOCK CONSIDERATION RECEIVED BY COMPANY STOCKHOLDERS WILL LIKELY BE WORTH LESS THAN THE $53 PER SHARE PAID TO STOCKHOLDERS WHO ELECT TO RECEIVE THE CASH CONSIDERATION. IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135 AND IF THE COMPANY STOCKHOLDERS ELECT TO RECEIVE THE CASH CONSIDERATION SUCH THAT THE TOTAL CASH CONSIDERATION EXCEEDS 50% OF THE VALUE OF THE OUTSTANDING SHARES OF NATIONAL RE COMMON STOCK, THEN, BY OPERATION OF THE PRORATION PROCEDURES DESCRIBED HEREIN, THE COMPANY STOCKHOLDERS WHO ELECT TO RECEIVE THE CASH CONSIDERATION WILL RECEIVE A PORTION OF THEIR CONSIDERATION IN GENERAL RE COMMON STOCK WITH A MARKET VALUE WHICH WILL LIKELY BE LESS THAN THE CASH CONSIDERATION THAT SUCH HOLDERS WOULD HAVE OTHERWISE RECEIVED.

     General Re Preferred Stock Purchase Rights. The General Re Preferred Stock Purchase Rights have certain anti-takeover effects. Such rights will cause substantial dilution to a person or group that attempts to acquire General Re on terms not approved by the General Re Board, except pursuant to an offer conditioned on a substantial number of General Re Preferred Stock Purchase Rights being acquired or such rights being redeemed or invalidated. See 'Description of General Re Capital Stock--General Re Preferred Stock--General Re Preferred Stock Purchase Rights.'


     Election Procedures. The Merger Agreement provides that each holder of shares of National Re Common Stock has the right, subject to the proration and other limitations described herein, to submit a request specifying the number of shares of National Re Common Stock owned by such holder which such holder desires to have converted into either (i) shares of General Re Common Stock or
(ii) cash. All elections must be made on the Form of Election/Letter of Transmittal (the 'Form of Election'), a copy of which is being mailed simultaneously with this Proxy Statement/Prospectus, and must be received and accepted by the Election Deadline, which is

September 30, 1996. The purpose of the election procedures is to permit holders of shares of National Re Common Stock to express their preferences for the type of consideration they wish to receive in the Merger, provided that the Total Cash Consideration cannot exceed 50% of the value of the outstanding shares of National Re Common Stock. Failure of a holder of shares of National Re Common Stock to complete properly and to return the Form of Election, together with certificates representing such holder's shares of National Re Common Stock to the Exchange Agent (as defined herein) by the Election Deadline, or an appropriate guarantee of delivery of certificates for such shares of National Re Common Stock to the Exchange Agent by the Election Deadline, or failure to comply with the election procedures described in this Proxy Statement/Prospectus and Form of Election (including the instructions thereto), will cause such holder's shares of National Re Common Stock to be converted into the Stock Consideration without regard to the preference of such holder.

     Any Company stockholder may revoke his election by submitting to the Exchange Agent written notice and a properly completed and signed revised Form of Election, by withdrawing his certificates for shares of National Re Common Stock or by withdrawing the guarantee of delivery of such certificates previously deposited with the Exchange Agent, provided that the Exchange Agent receives all necessary materials prior to the Election Deadline.

     Regulatory Approvals. Consummation of the Merger requires the approvals of the Insurance Commissioners of the States of Delaware and Connecticut. Applications for such approvals have been filed, and General Re has obtained approval from the Insurance Commissioner of the State of Delaware. The Company and General Re believe that approval from the Insurance Commissioner of the State of Connecticut should be obtained during the third or fourth quarter of 1996. However, there can be no assurance that such approval will be granted. Assuming receipt of the approval of the Merger by the Company's stockholders, the Merger will be consummated promptly after receipt of the required regulatory approvals and the satisfaction or waiver of the other conditions of the Merger. The applicable waiting period for the approval of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), has expired. See 'Other Matters--Regulatory Approvals.'

     Conditions to the Merger; Termination; Fees and Expenses.   The obligations
of General Re and the Company to consummate the Merger are subject to a number of conditions, including, among other things, (i) approval of the Merger by the Company's stockholders, (ii) receipt of all required governmental approvals,
(iii) absence of any statute or injunction that would restrain, enjoin or prohibit the consummation of the Merger, (iv) absence of any change that would have a material adverse effect on either General Re or the Company, (v) receipt by each of General Re and the Company of tax opinions from their respective tax counsel and (vi) the Average General Re Share Price not being less than $125. See 'The Merger Agreement--Conditions to the Merger.'

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether or not stockholder approval has been obtained, (i) by mutual consent of the General Re Board of Directors (the 'General Re Board') and the Company Board or (ii) by either the General Re Board or the Company Board (a) if the Merger is not consummated on or prior to December 31, 1996 or (b) in certain other circumstances. See 'The Merger Agreement--Termination.'

     The Company has agreed that if the Merger Agreement is terminated under certain circumstances, it will pay General Re a fee of $25 million. See 'The Merger Agreement--Termination Fee.'

     Accounting Treatment. The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. See 'The Merger--Accounting Treatment.'

     Interests of Certain Persons in the Merger. Pursuant to certain employment agreements between the Company and 25 senior executives, any such Executive (as defined herein) whose employment is terminated without Cause (as defined herein) or who leaves for Good Reason (as defined herein) in connection with the Merger will be entitled to certain severance payments. In connection with the Merger, the Company adopted a severance benefits proposal (the 'Benefits Proposal') for all employees that includes a severance and stay protection plan for employees terminated within the first 90 days after the Effective Time. Additionally, all outstanding options to purchase National Re Common Stock and all outstanding 'restricted' National Re

Common Stock (including all options held by the executive officers and directors of National Re) will vest upon approval of the Merger Agreement by the Company's stockholders. For a description of these and other matters, see 'The Merger--Interests of Certain Persons in the Merger.'

     Certain Federal Income Tax Consequences. The Merger has been structured with the intent that it be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code'). In general, if pursuant to the Merger (i) a holder exchanges all of the shares of National Re Common Stock actually owned by it solely for cash, it will recognize capital gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of National Re Common Stock surrendered, (ii) a holder exchanges all of the shares of National Re Common Stock actually owned by it solely for shares of General Re Common Stock, it will not recognize any gain or loss except in respect of cash received in lieu of fractional shares of General Re Common Stock, and (iii) a holder exchanges all of the shares of National Re Common Stock actually owned by it for a combination of shares of General Re Common Stock and cash, it will recognize gain equal to the lesser of (A) the amount of cash received and (B) the difference between (1) the sum of the cash received and the fair market value of the General Re Common Stock received and (2) its adjusted tax basis in the shares of National Re Common Stock surrendered. Certain exceptions or other considerations may apply. See 'The Merger--Certain Federal Income Tax Consequences.'

     Dissenters' Rights. Pursuant to Section 262 of the DGCL, Company stockholders may exercise dissenters' rights in connection with the Merger. See 'The Merger--Dissenters' Rights' and Annex V.

     Listing. The shares of General Re Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

                        MARKET PRICE DATA AND DIVIDENDS

     General Re Common Stock is listed and traded on the NYSE under the symbol 'GRN.' National Re Common Stock is listed and traded on the NYSE under the symbol 'NRE.' The table below sets forth, for the quarters indicated, (i) the quarterly per share cash dividends paid to holders of General Re Common Stock,
(ii) the quarterly per share cash dividends paid to holders of National Re Common Stock, (iii) the high and low closing prices of General Re Common Stock as reported by the NYSE Composite Tape, and (iv) the high and low closing prices of National Re Common Stock, as reported by the NYSE Composite Tape.




                                                        DIVIDENDS     PRICE OF       DIVIDENDS
                                    PRICE OF            DECLARED     NATIONAL RE      DECLARED
                                   GENERAL RE              PER          COMMON           PER
                                  COMMON STOCK         GENERAL RE        STOCK        NATIONAL RE
                                  ------------           COMMON      -----------        COMMON
                                 HIGH      LOW            SHARE     HIGH      LOW        SHARE
                                 ----      ----        ----------   ---       ---     -----------
Year ended December 31, 1994:
  First Quarter...............   $114      $102 1/2    $ 0.48       $30 3/4   $27 1/2     $0.04
  Second Quarter..............    125 3/8   105 3/4      0.48        30 1/2    25 7/8      0.04
  Third Quarter...............    115 5/8   104 7/8      0.48        27        23 5/8      0.04
  Fourth Quarter..............    128 1/2   105          0.48        26 3/4    22 1/2      0.04
Year ended December 31, 1995:
  First Quarter...............    134 1/8   122 7/8      0.49        30 1/2    25 7/8      0.04
  Second Quarter..............    137 5/8   125 1/2      0.49        33 1/2    28 1/2      0.04
  Third Quarter...............    152 1/8   129 7/8      0.49        35 3/8    31 3/8      0.04
  Fourth Quarter..............    157 7/8   142 7/8      0.49        38        32          0.05
Year ended December 31, 1996:
  First Quarter...............    156       142 3/8      0.51        38        30 1/2      0.05
  Second Quarter..............    153 1/4   139 1/8      0.51        37 3/4    31 5/8      0.05
  Third Quarter (through
     August 26, 1996).........    154 1/2   146 5/8        --        52 1/2    50 3/4      0.05



     On June 28, 1996, the last full trading day prior to the announcement by General Re and the Company that they had entered into the Merger Agreement, the closing prices of General Re Common Stock and National Re Common Stock, as reported by the NYSE Composite Tape, were $152 1/4 per share and $37 3/4 per share, respectively. The closing prices of General Re Common Stock and National Re Common Stock on August 26, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, as reported by the NYSE Composite Tape, were $149 1/8 per share and $52 1/2 per share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS. See also 'The

Merger--Election Procedures.'



     On August 26, 1996, there were approximately 3,936 holders of record of General Re Common Stock and approximately 203 holders of record of National Re Common Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical financial data of General Re and National Re for the last five fiscal years and for the six months ended June 30, 1996 and 1995. The selected historical financial data of General Re and National Re have been derived from, and should be read in conjunction with, the historical consolidated financial statements of General Re or National Re, as the case may be, including the notes thereto, which are incorporated herein by reference. The financial statements presented herein for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See 'Incorporation of Certain Documents by Reference,' 'Available Information,' 'Unaudited Selected Pro Forma Financial Information,' 'Unaudited Pro Forma Financial Information' and 'Unaudited Comparative Per Share Data.'

              SELECTED HISTORICAL FINANCIAL DATA OF GENERAL RE (1)

                                       SIX MONTHS ENDED
                                           JUNE 30,                    YEAR ENDED DECEMBER 31,
                                      ------------------   -----------------------------------------------
                                       1996       1995      1995      1994      1993      1992      1991
                                      -------    -------   -------   -------   -------   -------   -------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT
  INFORMATION:
Total Revenues.....................   $ 4,016    $ 3,137   $ 7,210   $ 3,837   $ 3,560   $ 3,387   $ 3,207
Net Premiums Written...............     3,299      2,815     6,102     3,001     2,524     2,349     2,249
After-Tax Income before Accounting
  Changes(2)(3)....................       461        397       825       665       697       596       657
  Per Share........................      5.67       4.78      9.92      7.97      8.11      6.84      7.46
Net Income.........................       461        397       825       665       711       657       657
  Per Share........................      5.67       4.78      9.92      7.97      8.28      7.55      7.46
After-Tax Income, excluding
  Realized Gains(3)................       426        376       788       621       604       465       563
  Per Share........................      5.23       4.52      9.47      7.43      7.01      5.30      6.37
Investment Income before Tax.......       573        449     1,017       749       755       755       752
Investment Income after Tax........       433        357       787       622       619       620       618
CONSOLIDATED BALANCE SHEET
  INFORMATION:
Investments........................    24,746     22,824    23,494    18,898    14,346    11,532    10,842
Total Assets(4)....................    37,813     34,810    35,946    29,597    19,419    14,700    12,416
Long-Term Debt.....................       154        156       155       157       192       199       301
Common Stockholders' Equity........     6,297      5,708     6,587     4,859     4,761     4,227     3,911
COMMON STOCKHOLDERS' INFORMATION:
Average Common Shares
  Outstanding......................      80.4       82.0      82.1      82.1      84.5      85.7      87.1
Cost of Common Share Repurchases...   $   547    $     0   $    35   $   207   $   134   $   179   $    59
Common Stockholders' Equity per
  Share............................     80.15      69.59     80.22     59.35     56.92     49.89     45.14

- ------------------
(1) Only continuing operations are presented. Balance sheet data are as of the end of the relevant period. International property/casualty operations are reported on a one-quarter lag. The International property/ casualty operations include Cologne Re for balance sheet amounts in 1995 and 1994. Only one quarter and nine months of Cologne Re's 1995 results are included in General Re's results for the six months ended June 30, 1995 and the year ended December 31, 1995, respectively, due to the one-quarter reporting lag.

(2) Excludes cumulative effect of accounting changes. The balance sheet data in the table above reflects the adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994 and the adoption of Statement of Financial Accounting

    Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts in 1993, with reclassifications made for 1992. Adoption of Statement of Financial Accounting Standards No. 113 did not affect results from operations or common stockholders' equity. In 1993, General Re adopted the accounting prescribed by the Emerging Issues Task Force for multiple-year, retrospectively rated reinsurance contracts. The cumulative effect from prior years recorded in 1993 increased net income by $14 million or $.17 per share. In 1992, General Re adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect from prior years recorded in 1992 increased net income by $61 million or $.71 per share.

(3) After deducting minority interest.

(4) In 1994, General Re adopted FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, and FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. The combined effect of adopting the Interpretations increased reported assets and liabilities at December 31, 1994 and 1993 by $950 million and $1,747 million, respectively, and had no effect on results from operations or common stockholders' equity.

             SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL RE (1)

                                      SIX MONTHS ENDED
                                          JUNE 30,                   YEAR ENDED DECEMBER 31,
                                      ----------------    ----------------------------------------------
                                       1996      1995      1995      1994      1993      1992      1991
                                      ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT
  INFORMATION:
Total Revenues.....................   $  235    $  192    $  391    $  378    $  401    $  344    $  368
Net Premiums Written...............      191       171       334       311       333       252       260
Net Income.........................       28        21        48        22        59        14        17
  Per Share........................     1.69      1.27      2.84      1.27      3.42      0.86      2.37
After-Tax Income, excluding
  Realized Gains and Losses (2)....       26        22        47        40        36        18        15
  Per Share........................     1.52      1.33       2.8      2.35      2.11      1.11      2.15
Investment Income before Tax.......       41        37        76        63        66        73        75
Investment Income after Tax........       30        28        58        49        49        51        51
CONSOLIDATED BALANCE SHEET
  INFORMATION:
Investments........................    1,300     1,199     1,275     1,093     1,093       993       930
Total Assets.......................    1,767     1,642     1,725     1,522     1,535     1,396     1,308
Long-Term Debt.....................      211       186       211       186       187       200       280
Common Stockholders' Equity........      375       376       381       290       314       243        24
COMMON STOCKHOLDERS' INFORMATION:
Average Common Shares
  Outstanding......................       17        17        17        17        17        16         7
Cost of Common Share Repurchases...   $    9    $    4    $    4    $    4        --        --        --
Common Stockholders' Equity per
  Share............................    22.56     20.51     22.58     17.05    $18.28    $14.22       N/A

- ------------------
(1) The balance sheet data in the table above reflects the adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1993 and the adoption of Statement of Financial Accounting Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts in 1993, with reclassifications made for 1992 and 1991. Adoption of Standard No. 113 did not affect results from operations or common stockholders' equity. In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The $14.0 million cumulative effect from prior years was recognized as a reduction of goodwill, with a corresponding increase in deferred tax assets.

(2) Excludes extraordinary losses in 1994 and 1992 and preferred dividends in 1992 and 1991.

               UNAUDITED SELECTED PRO FORMA FINANCIAL INFORMATION

     The following unaudited selected pro forma financial information for General Re gives effect to the Merger, and is derived from the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma financial statements are provided for informational purposes only and do not purport to represent what General Re's results of operations actually would have been had the Merger and related transactions in fact occurred on the assumed dates, or to project General Re's results of operations and financial position for any future period. The Merger will be accounted for under the purchase method of accounting. See 'The Merger--Accounting Treatment.' The unaudited pro forma financial statements are based on the historical consolidated financial statements of General Re and the Company and the unaudited selected pro forma financial information should be read in conjunction with (i) such historical financial statements and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus,
(ii) the unaudited pro forma financial information and unaudited comparative per share data, including the notes thereto appearing elsewhere in this Proxy Statement/Prospectus and (iii) the selected historical financial data of General Re and the Company appearing elsewhere in this Proxy Statement/Prospectus. See 'Incorporation of Certain Documents by Reference,' 'Available Information,' 'Unaudited Pro Forma Financial Information,' 'Unaudited Comparative Per Share Data' and 'Selected Historical Financial Data.'

                                           SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30, 1996      DECEMBER 31, 1995
                                           ----------------    -----------------
                                                       (IN MILLIONS)
UNAUDITED PRO FORMA CONSOLIDATED
  STATEMENT OF INCOME INFORMATION:
     Total Revenues.....................        $4,234              $ 7,567
     Income before Taxes and Minority
       Interest.........................           685                1,139
     Net Income.........................           474                  842
UNAUDITED PRO FORMA CONSOLIDATED
  BALANCE SHEET INFORMATION:
     Total Assets.......................        39,685                  (a)
     Total Liabilities and Net
       Cumulative
       Convertible Preferred Stock......        32,918                  (a)
     Total Common Stockholders'
       Equity...........................         6,767                  (a)

- ------------------
(a) Not required.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth for the Company and General Re certain historical and pro forma equivalent per share data at June 30, 1996 and for the six months ended June 30, 1996 and at December 31, 1995 and for the year ended December 31, 1995. The information presented herein should be read in conjunction with the selected historical financial data and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See 'Incorporation of Certain Documents by Reference,' 'Available Information,' 'Selected Historical Financial Data,' 'Unaudited Selected Pro Forma Financial Information' and 'Unaudited Pro Forma Financial Information.'

                                             AT OR FOR
                                            SIX MONTHS          AT OR FOR
                                               ENDED           YEAR ENDED
                                           JUNE 30, 1996    DECEMBER 31, 1995
                                           -------------    -----------------
NATIONAL RE COMMON STOCK
  Income from Continuing Operations per
     Share:
     Historical.........................      $  1.69            $  2.84
     Pro Forma Equivalent(a)............         1.96               3.41
  Book Value per Share:
     Historical.........................        22.56              22.58
     Pro Forma Equivalent(a)............        28.96                (b)
  Cash Dividends per Share:
     Historical.........................         0.10               0.17
     Pro Forma Equivalent(a)............         0.36               0.69
GENERAL RE COMMON STOCK
  Income from Continuing Operations per
     Share:
     Historical.........................         5.67               9.92
     Combined Pro Forma.................         5.61               9.76
  Book Value per Share:
     Historical.........................        80.15              80.22
     Combined Pro Forma.................        82.86                (b)
  Cash Dividends per Share:
     Historical.........................         1.02               1.96
     Combined Pro Forma.................         1.02               1.96

- ------------------
(a) The pro forma equivalent per share data is calculated by multiplying .34954, which is the assumed exchange ratio for the conversion of National Re Common Stock into General Re Common Stock, by General Re's pro forma income per share, book value per share and cash dividends per share, which have been prepared using adjustments included in the Unaudited Pro Forma Financial Information contained elsewhere in this Proxy Statement/Prospectus. The pro forma equivalent calculation does not give effect to the portion of the total consideration consisting of the Cash Consideration. The actual number of shares of General Re Common Stock to be received with respect to each share of National Re Common Stock by stockholders of National Re who elect the Stock Consideration will be determined by dividing $53 by the Average General Re Share Price, but will not be more than .39259 nor less than .32121 shares of General Re Common Stock.
(b) Not required.

                                 THE COMPANIES

NATIONAL RE CORPORATION

     National Re, through its wholly owned subsidiary, NRC, is one of six major direct writers of property and casualty reinsurance in the United States. As a reinsurer, NRC assumes or accepts parts of various risks initially underwritten by primary insurers and self-insureds. It writes reinsurance in the form of treaties and facultative certificates, primarily on an excess of loss basis. Over 70% of 1995's premiums represented casualty risk. As a direct writer, NRC provides reinsurance directly to primary insurers without the assistance of reinsurance brokers.

     NRC has pursued a business strategy of capitalizing on its position as a direct writer of reinsurance, building long-term relationships with clients to provide relative stability in its sources of revenue, adhering to underwriting practices designed to limit NRC's exposure to more volatile risks and catastrophic losses and adjusting its mix of business and contract terms to take advantage of market conditions. A subsidiary of the Company, Fairfield Insurance Company, writes primary alternative risk insurance.

     The principal executive offices of the Company are located at 777 Long Ridge Road, Stamford, Connecticut 06904, and its telephone number is (203) 329-7700.

GENERAL RE CORPORATION

     General Re is a holding company for global reinsurance and related risk assessment, risk transfer and risk management operations. General Re owns GRC, the largest professional property/casualty reinsurer domiciled in the United States, and also owns a controlling interest in Cologne Re, a major international reinsurer.

     General Re operates four principal businesses: United States property/casualty reinsurance, international property/casualty reinsurance, life/health reinsurance and financial services. General Re's United States property/casualty subsidiaries principally write treaty and facultative reinsurance underwritten on a direct basis throughout the United States and Canada. GRC predominately writes excess-of-loss reinsurance across various lines of business. In addition, General Re writes excess and surplus lines reinsurance through General Star Management Company, provides alternative risk solutions through Genesis Underwriting Management Company and provides reinsurance brokerage services through Herbert Clough Inc. General Re's international property/casualty reinsurance operations are comprised of both treaty reinsurance and facultative reinsurance, with the majority of the premiums derived from the treaty business. A majority of the international premiums are written on a proportional basis.

     General Re's life/health operations provide international life, group, long-term disability, individual health and finite risk reinsurance. Most of the life/health business is written on a proportional treaty basis, with smaller amounts written on a facultative basis.


     General Re's financial services operations include derivative products through its subsidiary General Re Financial Products Corporation, insurance brokerage and management, reinsurance brokerage and real estate management operations, and investment management services through its subsidiary, General Re-New England Asset Management, Inc. General Re's principal reinsurance operations are based in the United States and Germany, with significant additional operations in Europe, Australia, Asia and South America. Its principal financial services operations are based in the United States with subsidiaries located in London and Tokyo.

     The principal executive offices of General Re are located at 695 East Main Street, Stamford, Connecticut 06904, and its telephone number is (203) 328-5000.

SUB

     Sub is a Delaware corporation organized in 1996. Sub has not carried on any significant activities other than activities undertaken in connection with the Merger Agreement, the Stockholders Agreements and the transactions contemplated thereby. The mailing address and telephone number of Sub are the same as those for General Re.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING; DATE, TIME AND PLACE

     The Special Meeting of Stockholders of the Company will be held at 10:00 a.m., local time, on September 30, 1996 at the Company's corporate headquarters, 777 Long Ridge Road, Stamford, Connecticut. At the Special Meeting, the holders of National Re Common Stock will consider and vote upon the approval and adoption of the Merger Agreement.

VOTE REQUIRED; VOTING PROCEDURES; RECORD DATE

     The close of business on August 26, 1996 has been fixed by the Company Board as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. All holders of record of National Re Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.


     A majority of the outstanding shares of National Re Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of National Re Common Stock as of the Record Date. At the Record Date, 16,616,894 shares of National Re Common Stock were issued and outstanding and entitled to vote at the Special Meeting.


     Shares of National Re Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting and of which the Company is not presently aware. Under the rules of the NYSE, while brokers who hold shares in 'street' name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes. Because the approval and adoption of the Merger Agreement by stockholders of National Re requires the affirmative vote of a majority of the shares of National Re Common Stock outstanding as of the Record Date, failure to submit a proxy, abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Agreement.

     It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxy appointees will vote in accordance with their best judgment on such matters. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting. The Special Meeting may be adjourned to another date and/or place for any proper purpose, including, without limitation, for the purposes of soliciting additional proxies.

     Any stockholder may revoke a proxy at any time before it is voted by filing with the Corporate Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be made to the attention of Anne M. Quinn, Corporate Secretary, National Re Corporation, 777 Long Ridge Road, Stamford, Connecticut 06904. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

     In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of National Re Common Stock in their name or in custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor, including the cost of mailing this Proxy Statement/Prospectus and related materials. Costs incurred in connection with printing this Proxy Statement/Prospectus and the Registration Statement, as well as the filing fees relating thereto, will be shared equally by the Company and General Re.

     D.F. King & Co., Inc. ('D.F. King') will assist in the solicitation of proxies by the Company for a fee of $3,000 plus reasonable out-of-pocket expenses. If you require additional copies of this Proxy Statement/Prospectus, the Company proxy card or the Form of Election, or you have questions, please contact D.F. King at (800) 669-5550.


     On the Record Date, the current directors and executive officers of the Company and their respective affiliates beneficially owned a total of 4,395,768 shares of National Re Common Stock, constituting approximately 26.45% of the outstanding shares of National Re Common Stock entitled to vote at the Special Meeting (excluding shares underlying stock options). Some of the major shareholders, directors and executive officers of the Company have agreed with General Re to vote the 3,781,482 shares as to which they had voting power on the Record Date (approximately 22.76% of the outstanding shares of National Re Common Stock entitled to vote at the Special Meeting) FOR the approval and adoption of the Merger Agreement. In addition, pursuant to the Keystone Stockholders Agreement, the holders of an additional 3.43% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date are obligated to vote their shares in favor of the approval and adoption of the Merger Agreement. Accordingly, the favorable vote of an additional 3,956,483 shares (or approximately 23.81%) of National Re Common Stock is necessary to approve and adopt the Merger Agreement. See 'The

Stockholders Agreements.' To the knowledge of General Re, no executive officer or director of General Re owns any shares of National Re Common Stock.

                                   THE MERGER

GENERAL

     The Company Board has unanimously approved the Merger Agreement, which provides for the Merger to be consummated at the Effective Time. Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions, including, among other things, the requisite approval of the Merger Agreement by the holders of National Re Common Stock, General Re will acquire the Company through the Merger of the Company with and into Sub. Following the Merger, Sub will be the surviving corporation (the 'Surviving Corporation') and will continue in existence as a subsidiary of General Re.

     If the Merger is consummated, each share of National Re Common Stock (other than treasury stock and shares that are owned by General Re or any direct or indirect wholly owned subsidiary of General Re immediately prior to the Effective Time and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the DGCL) at the Effective Time will be converted, subject to the proration and other limitations described herein, at the election of the holder, into the right to receive (i) the Conversion Fraction of a share of General Re Common Stock, together with the attached General Re Preferred Stock Purchase Rights; provided that General Re will not issue more than .39259 shares of General Re Common Stock nor less than
 .32121 shares of General Re Common Stock, or (ii) $53 in cash, without any interest thereon. The Conversion Fraction will be a fraction determined by dividing $53 by the average of the closing prices per share of General Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, for the ten consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the closing date of the Merger. See 'The Merger--Election Procedures' and 'The Merger Agreement-- Conversion of Shares.'

     The Company Board believes that the Merger is fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that the stockholders of the Company vote to approve and adopt the Merger Agreement and the transactions contemplated thereby. Neither the Company nor the Company Board makes any recommendation as to whether stockholders should elect to receive the Cash Consideration or the Stock Consideration or any combination thereof in the Merger. Each stockholder must make his or her own decision with respect to such election.

BACKGROUND OF THE MERGER

     In late May 1996, David Bonderman, a member of the Company Board, was contacted by a representative of a financial advisor who was acting on behalf of Employers Reinsurance Corporation ('Employers Re'), an indirect subsidiary of General Electric Company ('GE'). Mr. Bonderman was informed that Employers Re was interested in acquiring the Company for $45 per share payable in cash or GE common stock contingent upon an agreement to negotiate exclusively with Employers Re, completion of due diligence and negotiation of definitive agreements. Mr. Bonderman reported this proposal to William D. Warren, the Company's Chairman, President and Chief Executive Officer. After discussions among the members of the Executive Committee of the Company and certain other directors (Messrs. Bonderman, Peter A. Cheney, J. Taylor Crandall, Robert W. Eager, Jr., Steven Gruber, Timothy T. McCaffrey and Warren), the Company decided to investigate its strategic alternatives, including a possible sale of the Company. In order to test the appropriateness of Employers Re's proposal and to gauge other possible market interest, the Company contacted a small number of potential strategic buyers of the Company (including General Re and Swiss Reinsurance Company ('Swiss Re')) to ascertain their interest in acquiring the Company. On June 4, 1996, the members of the Executive Committee of the Company and certain other directors of the Company held a conference call in which Mr. Warren reported on his contacts with the possible strategic buyers (including General Re and Swiss Re). Mr. Warren informed such directors that each company that he contacted had expressed an interest in acquiring National Re. Therefore, the Company determined that agreeing to negotiate exclusively with Employers Re was premature. On June 7, 1996, Mr. Warren met with Ronald E. Ferguson, Chairman and Chief Executive Officer of General Re, in the morning, and Heidi Hutter, Chairman, President and Chief Executive Officer of Swiss Reinsurance America Corporation ('Swiss Re America'), a subsidiary of Swiss Re, in the afternoon, to discuss further a possible transaction. On June 8, 1996, Mr. Warren, certain directors (including the members of the Executive Committee) and Mary Ellen Burns, Senior Vice President and General Counsel of the Company, participated in a conference call in which

Mr. Warren reported on his meetings. There was a consensus that the Company should pursue the various indications of interest further, pending a full meeting of the Company Board.

     On June 11, 1996, the Company Board held a special meeting to consider the Employers Re proposal and the alternatives available to the Company. Also participating in the meeting was Matthew Nimetz, a partner of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Company. After receiving a full report on the Employers Re proposal and the other indications of interest, the Company Board authorized a continuing examination of the various proposals and agreed that the indications of share price warranted consideration. The Company Board authorized the retention of Goldman Sachs as the Company's investment banker. The Company Board also appointed a special committee (the 'Special Committee') consisting of Messrs. Bancroft, Bonderman, Boscia, Crandall, Gruber and Warren to monitor the process and to supervise the negotiation process. Meetings of the Special Committee were scheduled to occur at least once each week. Representatives of the Company, after discussions with Goldman Sachs and consideration of alternatives available to the Company, determined that a limited auction process with a limited number of strategic bidders was the best way to maximize stockholder value. Goldman Sachs undertook a study to familiarize itself with the Company and the potential cost savings that a strategic buyer might realize.

     On June 14, 1996, Mr. Warren had further conversations with James E. Gustafson, President and Chief Operating Officer of General Re, and Ms. Hutter, of Swiss Re America, about a possible transaction. On June 18, 1996, Goldman Sachs informed the Company that, in its judgment, more than $45 per share could be realized if the Company were to be sold. On June 21, 1996, the Special Committee met to ratify the terms of the engagement of Goldman Sachs and, after discussions with its advisors, decided to initiate a limited auction process.


     On June 24, 1996, Employers Re stated its unwillingness to participate in the auction process when its proposal for exclusive negotiations at $45 per share was not accepted. Also on June 24, 1996, Mr. Gustafson met at the Company's offices with Mr. Warren and, later, with other senior executives of the Company. On June 25, 1996, Messrs. Cheney, Eager and McCaffrey of the Company and representatives of the Company's financial and legal advisors met with Mr. Gustafson and Joseph P. Brandon, Vice President and Chief Financial Officer of General Re, and representatives of General Re's financial and legal advisors in New York City. After a discussion, General Re proposed to pay $50 per share in cash or a combination of cash and stock, subject to the completion of expedited due diligence, the negotiation of definitive agreements and approval of both companies' Boards of Directors. On June 26, 1996, Messrs. Cheney, Eager and McCaffrey of the Company and representatives of the Company's legal and financial advisors met with representatives of Swiss Re and its legal and financial advisors in New York City. Subject to completion of due diligence and the negotiation of definitive agreements, Swiss Re proposed a potential bid of $52 per share in cash, but also proposed in general terms a transaction by which a limited number of large stockholders who preferred receiving publicly traded securities exchangeable for Swiss Re common stock in a nontaxable transaction would be able to do so. The proposals of both General Re and Swiss Re were contingent upon receiving an exclusive due diligence and negotiation period and obtaining voting agreements from certain significant stockholders of the Company.

     On June 26, 1996, there was a Special Committee meeting to discuss the two proposals, including the prices proposed, the length of the due diligence periods and other terms and conditions of the proposals. Following a discussion of the proposals, the Special Committee voted to inquire whether General Re would increase the per share price in its proposal. The Company's financial advisors communicated the Special Committee's position to General Re.

     On June 27, 1996, in response to the Company's inquiry, General Re proposed that it be given an exclusive period through June 30, 1996 to conduct due diligence and negotiate a definitive merger agreement on the basis of a $53 per share price payable in cash or in a nontaxable exchange of National Re Common Stock for General Re Common Stock. During the exclusive period, the Company would agree not to solicit or negotiate with any other party and would be obligated to inform General Re of any other acquisition proposal received by the Company. The definitive merger agreement would contain no financing conditions, no due diligence conditions and would provide for a $30 million termination fee plus reimbursement of expenses if the merger agreement were to terminate due to certain events. The General Re proposal also required an agreement from certain significant stockholders of the Company to vote in favor of the proposed merger.

     Later on June 27, the Special Committee met and agreed to move forward on the basis of the General Re proposal (including the exclusive period). However, the Special Committee did not agree to the size of the termination fee. After negotiations, General Re agreed to reduce the termination fee to $25 million (without reimbursement of expenses). Swiss Re was notified by Goldman Sachs that another party was being granted a limited exclusive negotiating period. On June 28 and 29, 1996, representatives of General Re and its financial advisors conducted due diligence with respect to the Company and met with Company personnel.

     On June 28, 1996, counsel for General Re delivered to the Company and its advisors a draft merger agreement. Such counsel also delivered a draft stockholders agreement to be entered into by each of Acadia and Keystone. General Re requested that Messrs. Warren, Cheney, Eager and McCaffrey also enter into similar stockholders agreements.

     Also on June 28, the Company received a letter from Swiss Re expressing disappointment over the decision to allow another party an exclusive due diligence and negotiation period and asserting that it would consider making a higher all cash bid (between $54 and $55 and possibly higher, depending on the results of its due diligence) if it were allowed to conduct its own due diligence over a one week period. The Company advised General Re of the receipt of such letter.

     On June 29, 1996, a special meeting of the Company Board was held to consider the General Re proposal and the Swiss Re letter. The Company's financial and legal advisors described the various outstanding proposals to the Company Board and recounted in detail the negotiations that had occurred over the previous two weeks. The Company Board was advised that given the level of bids under discussion the other invited parties had dropped out of the limited auction process, and that General Re could offer a transaction in which Company stockholders could receive cash or stock while Swiss Re could only offer cash (except for a stock transaction that might be available to certain, but not all, stockholders). The Company Board was aware that there were several large stockholders of the Company for whom a nontaxable transaction was economically attractive and who were unlikely to support an all cash transaction or to enter into voting agreements to support such a transaction. The Company Board decided to allow General Re's due diligence to continue, to continue negotiation of definitive agreements and to await General Re's final offer on the following day, June 30, 1996.

     Later on June 29, representatives of the Company and its financial and legal advisors and representatives of General Re and its financial and legal advisors met to negotiate the proposed merger agreement. As a result of the negotiations, General Re agreed, among other things, to (i) make certain changes to the proposed 'no solicitation' covenant and (ii) limit further the circumstances under which the $25 million termination fee would be payable. Also on June 29, counsel for Acadia and Keystone and counsel for General Re negotiated by conference call the proposed stockholders agreements.

     On June 30, 1996, representatives of the Company and General Re met to finalize the merger agreement. Also, counsel for Acadia and Keystone and counsel for General Re negotiated by conference call to finalize the proposed stockholders agreements. The parties also finalized a draft press release. General Re indicated to the Company that in view of press inquiries over the weekend, it intended, if its proposal was not accepted, to issue a press release at the opening of business on Monday, July 1, stating that discussions between the Company and General Re had terminated.

     In the evening of June 30, the Company Board held a special meeting to review, with the advice and assistance of the Company's financial and legal advisors, the proposed merger agreement and the transactions contemplated thereby, including the Merger and the Benefits Proposal (as defined herein). At such meeting, the Company's management and financial and legal advisors made presentations to the Company Board concerning the transaction. The Board discussed the relative risks and benefits in rejecting the final General Re offer and commencing a negotiating and due diligence process with Swiss Re. During a recess of the meeting, Mr. Warren spoke to Mr. Ferguson of General Re and General Re agreed to alter the proposed 'collar' provisions relating to the stock consideration in the proposed merger agreement (i.e., the minimum and maximum number of shares of General Re Common Stock issuable in the Merger) and agreed that the Company would have a closing condition that General Re Common Stock be at least $125 per share. The Company's financial advisor, Goldman Sachs, rendered to the Company Board an oral opinion (which was subsequently confirmed in writing) to the effect that as of such date, the Cash Consideration and the Stock Consideration, taken as a whole, to be received by the Company's stockholders pursuant to the Merger Agreement was fair to the Company's stockholders. Following the Company Board's review of the transaction, the Company Board unanimously approved the proposed merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the Merger Agreement. The Company Board also approved the Benefits Proposal.

     Separately, six stockholders of the Company, Messrs. Warren, Cheney, Eager, McCaffrey, Acadia and Keystone, agreed to enter into the proposed stockholders agreements.

     On July 1, 1996, the General Re Board held a special meeting to review, with the advice and assistance of General Re's financial and legal advisors, the proposed merger agreement, the proposed stockholders agreements and the transactions contemplated thereby, including the Merger. At such meeting, General Re's management and financial and legal advisors made presentations to the General Re Board concerning the transaction, and General Re's financial advisor, Morgan Stanley & Co. Incorporated ('Morgan Stanley'), rendered to the General Re Board an oral opinion (which was subsequently confirmed in writing) to the effect that, as of such date, the consideration to be paid by General Re in the Merger was fair to General Re from a financial point of view. Following the General Re Board's review of the transaction, the General Re Board unanimously approved the proposed merger agreement, the proposed stockholders agreements and the transactions contemplated thereby, and authorized the execution and delivery of the Merger Agreement and the Stockholders Agreements.

     On July 1, 1996, the Merger Agreement and the Stockholders Agreements were executed and delivered by all parties thereto, and each of the Company and General Re issued press releases announcing the Merger Agreement.

RECOMMENDATION OF THE COMPANY BOARD AND THE COMPANY'S REASONS FOR THE MERGER

     The Company Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. In reaching its conclusion to approve the Merger Agreement, the Company Board considered many factors, including, but not limited to, the following:


          (i) the presentations by management of the Company (at the June 30, 1996 Company Board meeting and at previous Company Board meetings) regarding the financial condition, results of operations, business and prospects of the Company;

          (ii) General Re's financial condition and credit ratings and its ability to consummate the Merger on an expedited basis;

          (iii) the uncertainty, if the General Re offer was rejected, of negotiating an alternative transaction on as favorable a basis with Swiss Re or another party within a reasonable time frame;

          (iv) the ability of General Re to finance the Cash Consideration needed for the Merger from available cash and working capital;

          (v) the oral opinion received by the Company Board from Goldman Sachs on June 30, 1996 to the effect that, as of such date, the Cash Consideration and the Stock Consideration, taken as a whole, to be received by the Company's stockholders pursuant to the Merger Agreement was fair;

          (vi) the historical trading of the shares of National Re Common Stock and that the $53 per share to be paid in the Merger represents a premium of 65.6% over the June 21, 1996 closing market price of $32 per share and 40.4% over the June 28, 1996 closing market price of $37.75 per share;

          (vii) the compatibility of the business and operating strategies of the Company and General Re, including the fact that both the Company and General Re are direct writers of reinsurance, seek to achieve an underwriting profit, and concentrate on providing working layer treaty reinsurance and facultative reinsurance;

          (viii) the expectation that General Re would be able to integrate quickly the Company due to, among other factors, the similarity of operating styles, corporate cultures and the proximity of their corporate headquarters and branch offices;

          (ix) the potential efficiencies and synergies to be realized by combining the operations of the Company and General Re;

          (x) the regulatory approvals required to consummate the Merger and the favorable prospects for receiving all such approvals;

          (xi) the ability of all stockholders of the Company to maintain an ownership stake in the combined entity by electing to receive General Re Common Stock and potentially realize the benefits from the Merger;

          (xii) the opportunity for certain Company stockholders to receive General Re Common Stock in an exchange that is nontaxable for federal income tax purposes (except to the extent of any cash received);

          (xiii) the fact that certain large non-management Company stockholders were unlikely to vote in favor of a transaction that did not qualify as a nontaxable reorganization under the Code, and had expressed a willingness to enter into the proposed Stockholders Agreements; and

          (xiv) the terms and conditions of the Merger Agreement, including, among other things, the fact that the Merger Agreement permits the Company Board, in the exercise of its fiduciary duties, to engage in negotiations with or to furnish information to third parties in response to unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into a definitive agreement relating to an alternative takeover proposal, upon payment of a $25 million termination fee.

     Based on this analysis, the Company Board determined that the Merger is fair to, and in the best interests of, the Company's stockholders. The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive, and such were considered collectively by the Company Board in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Company Board may have given different weights to different factors. For a discussion of the interests of certain members of the Company's management and directors in the Merger, see '--Interests of Certain Persons in the Merger.'

     The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex III and is incorporated herein by reference. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See also '--Opinion of the Company's Financial Advisor.'

APPROVAL BY THE GENERAL RE BOARD AND GENERAL RE'S REASONS FOR THE MERGER

     The General Re Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merger does not require the approval of General Re's stockholders. In reaching its conclusion to approve the Merger Agreement, the General Re Board considered many factors, including, but not limited to, the following:

          (i) the compatibility of the business and operating strategies of General Re and the Company, including the fact that both General Re and the Company market on a direct basis, seek to achieve an underwriting profit, and concentrate on providing working layer treaty reinsurance and facultative reinsurance;

          (ii) the Company's revenue and financial condition, including its conservative loss reserves, underwriting results, results of operations, cash flows and returns on equity;

          (iii) the Company's quality book of business which has minimal overlap with General Re's treaty clients and its strong franchise with regional and specialty insurers;


          (iv) the expectation that General Re would be able to integrate quickly the Company due to, among other factors, the similarity of operating styles, corporate cultures and the proximity of their corporate headquarters and branch offices;

          (v) the potential efficiencies and synergies to be realized by combining the operations of General Re and the Company (see '--Estimated Synergies');

          (vi) the enhancement of General Re's market leadership position and its longer term competitiveness, both in the United States and internationally;

          (vii) the opinion received by the General Re Board from Morgan Stanley to the effect that the consideration to be paid to the Company's stockholders in the Merger is fair to General Re from a financial point of view. The full text of the written opinion of Morgan Stanley, which sets forth the assumptions made, the matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex IV and is incorporated herein by reference. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY; and

          (viii) the regulatory approvals required to consummate the Merger and the favorable prospects for receiving all such approvals.

     The foregoing discussion of the information and factors considered by the General Re Board is not intended to be exhaustive and, as such, were considered collectively by the General Re Board in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the General Re Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the General Re Board may have given different weights to different factors. Based on this analysis, the General Re Board determined that the Merger is consistent with and in furtherance of General Re's long-term business strategy and General Re's goal of becoming the premier global reinsurer and the first-choice provider of risk assessment and risk transfer solutions.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     On June 30, 1996, Goldman Sachs delivered its oral opinion to the Company Board that as of that date, the Cash Consideration and the Stock Consideration, taken as a whole, to be received by Company stockholders pursuant to the Merger Agreement was fair to such stockholders. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of the date of this Proxy Statement/Prospectus.

     The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex III to this Proxy Statement/Prospectus and is incorporated herein by reference. Company stockholders are urged to, and should, read such opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Registration Statement on Form S-4 (including this Proxy Statement/Prospectus); (iii) the Loss and Loss Adjustment Expense Reserve Analysis as of December 31, 1995 of NRC and its wholly-owned subsidiary, Fairfield Insurance Company, prepared by KPMG Peat Marwick LLP (the 'Reserve Analysis'); (iv) the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and General Re for the five years ended December 31, 1995;
(v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and General Re; (vi) certain other communications from the Company and General Re to their respective stockholders; and (vii) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company and General Re regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the National Re Common Stock and the General Re Common Stock, compared certain financial and stock market information for the Company and General Re with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or General Re or any of their respective subsidiaries and, except for the Reserve Analysis mentioned above, Goldman Sachs has not been furnished with any such evaluation or appraisal.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Company Board on June 30, 1996. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex III.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for National Re Common Stock. In addition, Goldman Sachs analyzed the consideration to be received by Company stockholders pursuant to the Merger Agreement in relation to the closing market price of National Re Common Stock on June 21, 1996 and June 28, 1996. Such analysis indicated that a price of $53.00 per share of National Re Common Stock represented a premium of 65.6% over the June 21, 1996 closing market price of $32.00 per share and 40.4% over the June 28, 1996 closing market price of $37.75 per share.

          (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for four large capitalization (more than $1 billion) publicly-traded reinsurance companies: General Re, American Re Corporation, Transatlantic Holdings, Inc. and Everest Reinsurance Holdings, Inc. (the 'Large Cap Selected Companies') and for four smaller capitalization (less than $1 billion) publicly-traded reinsurance companies: Zurich Reinsurance Centre Holdings, Inc., NAC Re Corp., Trenwick Group Inc. and Chartwell Re Corporation (the 'Small Cap Selected Companies' and, together with the Large Cap Selected Companies, the 'Selected Companies'). The Selected Companies were chosen because they are publicly-traded reinsurance companies with operations that are similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using a price of $37.75 per share, the closing price of National Re Common Stock on the NYSE on June 28, 1996. The multiples and ratios for the Company and the Selected Companies were based on the most recent publicly available information. Goldman Sachs used median earnings estimates for 1996 and 1997 for the Company and the Selected Companies as provided by Institutional Brokers Estimate System ('IBES') as of June 28, 1996. With respect to the Selected Companies, Goldman Sachs considered estimated calendar year 1996 and 1997 price/earnings ratios, which ranged from 11.2x to 14.5x for the Large Cap Selected Companies and 9.9x to 30.0x for the Small Cap Selected Companies, in each case as estimated for calendar year 1996, and which ranged from 10.0x to 13.0x for the Large Cap Selected Companies and from 9.0x to 20.9x for the Small Cap Selected Companies, in each case as estimated for calendar year 1997, compared to 11.8x and 10.8x, respectively, for the Company; and a 1996-1997 earnings per share growth rate ranging from 11.2% to 20.5% for the Large Cap Selected Companies and 9.9% to 43.8% for the Small Cap Selected Companies compared to 9.4% for the Company. The review also indicated price to stated book value ratios ranging from 1.61x to 2.52x for the Large Cap Selected Companies and from 1.05x to 1.40x for the Small Cap Selected Companies compared to 1.69x for the Company and ratios of price to book value adjusted to exclude unrealized gains and losses on portfolio investments ranging from 1.42x to 2.59x for the Large Cap Selected Companies and from 1.03x to 1.46x for the Small Cap Selected Companies compared to 1.74x for the Company.

          (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the reinsurance industry since 1990 (the 'Selected Transactions'). Such analysis indicated that for the Selected Transactions (a) consideration as a multiple of latest twelve months ('LTM') net income ranged from 8.8x to 17.9x, as compared to 18.3x for the consideration to be received in the Merger assuming a price of $53.00 per share and (b) consideration as a multiple of tangible book value ranged from 1.0x to 1.8x, as compared to 2.41x for the consideration to be paid in the Merger assuming a price of $53.00 per share.

          (iv) Analysis at Various Prices. Goldman Sachs calculated alternative values for aggregate equity consideration, aggregate levered consideration (i.e., aggregate equity consideration plus outstanding debt as of March 31, 1996 of $211 million) and certain multiples based upon ten price per share values ranging from $46.00 to $56.00 per share of National Re Common Stock. These calculations were based on 16,678,594 shares of National Re Common Stock outstanding and 1,118,000 options to purchase shares of National Re

     Common Stock outstanding with an assumed exercise price of $30.5823. These calculations yielded aggregate levered consideration values ranging from $989 million to $1.163 billion for the Company. Goldman Sachs' analyses indicated multiples of the Company's LTM net operating earnings per share ranging from 15.9x to 19.3x, with a multiple of 18.3x based on a price per share of National Re Common Stock of $53.00; multiples of estimated calendar year 1996 net operating earnings per share, based on management estimates as of June 28, 1996, that ranged from 14.2x to 17.2x, with a multiple of 16.3x based on a price per share of $53.00 and multiples of estimated calendar year 1997 net operating earnings per share of National Re Common Stock, based on management estimates as of June 28, 1996, from 12.0x to 14.6x, with a multiple of 13.8x based on a price per share of $53.00. Goldman Sachs' analyses also indicated multiples of estimated calendar year 1996 net operating earnings per share, based on IBES median earnings estimates as of June 26, 1996, that ranged from 14.4x to 17.5x, with a multiple of 16.6x based on a price per share of $53.00, and estimated calendar year 1997 net operating earnings per share, based on IBES median earnings estimates as of June 26, 1996, that ranged from 13.1x to 16.0x, with a multiple of 15.1x based on a price per share of $53.00. Goldman Sachs' analyses also indicated multiples of March 31, 1996 stated book value ranging from 2.06x to 2.51x, with a multiple of 2.38x based on a price per share of $53.00 and multiples of March 31, 1996 tangible book value ranging from 2.10x to 2.55x, with a multiple of 2.42x based on a price per share of $53.00. While Goldman Sachs performed the mathematical exercise necessary to calculate the foregoing ranges of values, this analysis was of no probative value in Goldman Sachs' fairness determinations. In presenting the analysis at various prices to the Company Board, Goldman Sachs focused on the multiples derived from a $53.00 per share consideration. These multiples were then used by Goldman Sachs for comparative purposes in connection with other of its various analyses.

          (v) Net Present Value Analysis. Goldman Sachs performed a net present value analysis using the Company's management projections for 1996 and 1997 earnings per share and applying the following three growth rates thereafter: 5%, 10% and 15%. Goldman Sachs calculated a net present value of estimated dividends to be received by Company stockholders for the years 1996 through 2000 using discount rates ranging from 10.0% to 15.0%. Goldman Sachs calculated the Company's terminal values in the year 2000 based on multiples of year 2000 estimated net income ranging from 8.0x to 14.0x. These terminal values were then discounted to present value using discount rates from 10.0% to 15.0%. Based on this analysis, the implied values per share of National Re Common Stock ranged from $19.90 to $53.60.

          (vi) Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the Merger assuming (a) total consideration consisting of 50% Stock Consideration (consisting of 0.34811 of a share of General Re Common Stock for each share of National Re Common Stock) and 50% Cash Consideration, (b) a 50 basis point increase in pretax yield on the Company's investment portfolio and (c) $16.5 million of pretax cost savings. For comparison purposes, Goldman Sachs also prepared a pro forma analysis of the financial impact of the Merger assuming 100% Cash Consideration. Using management's earnings estimates for the Company and IBES median earnings estimates for General Re for 1997, Goldman Sachs compared the earnings per share of General Re Common Stock, on a standalone basis, to the earnings per share of General Re Common Stock on a pro forma basis. Based on this analysis, under both scenarios the proposed transaction would be marginally accretive to holders of General Re Common Stock on an earnings per share basis in 1997.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is completely comparable to the Company or General Re or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Company Board as to the fairness of the Cash Consideration and the Stock Consideration, taken as a whole, to be received by Company stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, General Re, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Company Board was one of many factors taken into consideration by the Company Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex III hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. From time to time, Goldman Sachs has been engaged by General Re to provide it with certain investment banking services, and may be so engaged by General Re in the future.

     Pursuant to a letter agreement dated June 25, 1996 (the 'Engagement Letter'), the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee equal to (i) 0.50% of the aggregate consideration in the Merger up to and including $45.00 per share plus (ii) 3.00%

of the aggregate consideration paid in the Merger between $45.01 and $50.00 per share plus (iii) 3.50% of the aggregate consideration paid in the Merger in excess of $50.00 per share. At a transaction price of $53.00 per share, the amount so calculated is approximately $8.5 million. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN PROJECTED FINANCIAL INFORMATION

     In the course of its discussions with General Re in June 1996, the Company provided General Re with certain business and financial information which General Re and the Company believe was not publicly available. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition. Such information included, among other things, certain financial projections for 1996 and 1997 prepared by the management of the Company (the 'Projections'). The Projections do not take into account any of the potential effects of the transactions contemplated by the Merger. The Projections were prepared prior to and not in contemplation of the discussions leading to the Merger, and were considered reasonable by National Re at the time they were prepared. Because the Merger has been announced, National Re believes that the Projections would not be achieved if it were to continue to operate as an independent company. In addition, General Re did not rely on the forecasted future operating results contained in the Projections to determine the value of National Re.

     The Projections forecasted net income available to common stockholders of $54 million ($3.25 per share) in 1996 increasing to $64 million ($3.83 per share) in 1997. The projections included net premiums written of $403 million in 1996 and $464 million in 1997. The Projections were based on National Re achieving a statutory combined ratio of 97.5% in 1996 and 98.0% in 1997. National Re also furnished General Re with certain projected balance sheet data for the years 1995 and 1996. Such balance sheets projected total invested assets increasing from $1,335 million in 1996 to $1,478 million in 1997, and common stockholders' equity increasing from $423 million in 1996 to $483 million in 1997.

     The following material assumptions were used by the Company in preparing the 1996 and 1997 Projections: (i) the Company is operating as an independent public company; no costs or other effects associated with the proposed Merger have been reflected in the accompanying Projections; (ii) net written premium in 1996 and 1997 increase 21% and 15%, respectively; (iii) no material shift in investment portfolio composition in 1996 and 1997; no realized capital gains or losses recognized in 1996 and 1997; no changes in unrealized gains or losses recognized in 1996 and 1997; (the balance of unrealized gain included in stockholders' equity at December 31, 1995 was $30 million, after-tax); (iv) no buy-back of National Re Common Stock in 1997; (v) no change in debt levels or interest payable under the Company's bank credit agreement in 1996 and 1997;
(vi) no material change in effective income tax rates in 1996 and 1997 and no changes in tax rates as currently enacted; (vii) no change in dividends payable on the National Re Common Stock in 1996 and 1997; (viii) no material change in the ratio of paid losses to incurred losses for 1996 and 1997; and (ix) the occurrence of no significant disasters or other catastrophes in 1996 and 1997.


     THE PROJECTIONS SET FORTH ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF

CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO GENERAL RE. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS (CERTAIN OF WHICH ARE SET FORTH ABOVE) RELATING TO THE BUSINESS OF THE COMPANY, ALL OF WHICH ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES. ALTHOUGH SUCH PROJECTIONS AND ASSUMPTIONS WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE PREPARED, THE PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING THE POTENTIAL EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. ALSO, BECAUSE THE MERGER HAS NOW BEEN ANNOUNCED, THE COMPANY BELIEVES THAT THE PROJECTIONS WOULD NOT BE ACHIEVED IF IT WERE TO CONTINUE TO OPERATE AS AN INDEPENDENT COMPANY. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, GENERAL RE, SUB OR ANY OTHER PERSON WHO RECEIVED ANY SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF THE COMPANY, GENERAL RE, SUB OR ANY PERSON INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH PROJECTIONS WILL NOT BE REALIZED.

     THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S OR GENERAL RE'S INDEPENDENT PUBLIC ACCOUNTANTS NOR HAVE THEY APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

     THE PROJECTED FINANCIAL INFORMATION SET FORTH ABOVE IS FORWARD-LOOKING INFORMATION.

     The Private Securities Litigation Reform Act of 1995 provides a 'safe harbor' for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors which could cause actual results to differ materially from those projected in the statement. Accordingly, the Company hereby identifies the following important factors which could cause the Company's actual results to differ materially from any such results that might be projected, forecasted, estimated or budgeted by the Company in forward-looking statements, including, without limitation, the Projections. Most of these factors are not unique to the Company but are generally applicable to all reinsurers and property and casualty insurers.

          (a) Changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of the property-casualty reinsurance business. These changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market and the development of new products by new and existing competitors;


          (b) Changes in the demand for reinsurance, including changes related to changes in ceding companies' retentions and changes in the demand for excess and surplus lines insurance coverages in the United States;

          (c) Significant catastrophe losses in the United States;

          (d) Adverse development on property-casualty loss reserves related to business written in prior years;

          (e) Unexpected changes in inflation that affect the profitability of the current property-casualty business or the adequacy of the property-casualty loss reserves related to prior years' business;

          (f) Lower than estimated retrocessional recoveries on unpaid losses, including the effects of losses due to a decline in the creditworthiness of the Company's retrocessionaires;

          (g) Increases in interest rates, which cause a reduction in the market value of the Company's interest rate sensitive investments, including its fixed income investment portfolio;

          (h) Decreases in interest rates causing a reduction of income earned on new cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments; and

          (i) Adverse results in significant litigation matters, including litigation related to environmental, asbestos and other potential mass tort claims.

     In addition to the factors outlined above that are directly related to the Company's business, the Company is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees.

ESTIMATED SYNERGIES

     General Re regards the Merger as an opportunity to achieve certain synergies. Based on a preliminary review of the Company's business and operations, General Re currently estimates that the Merger will result in approximately $13 to $18 million of quantifiable annual after-tax synergies, resulting from, among other things, reduced overhead expenses, increased investment income, reduced investment management fees and adjustments to the Company's retrocessional program. The annual quantifiable synergies do not include any amounts related to the increased growth of the Company's business as a result of the Merger. As a result of the quantifiable synergies described above, the Merger is expected to be non-dilutive to General Re's 1997 results of operations.

     THE ESTIMATES OF SYNERGIES SET FORTH ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. THE ESTIMATES ARE BASED UPON A VARIETY OF ASSUMPTIONS

RELATING TO THE BUSINESS OF THE COMPANY AND GENERAL RE WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND GENERAL RE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED SYNERGIES WILL BE REALIZED, AND ACTUAL SYNERGIES, IF ANY, MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, GENERAL RE OR ANY OTHER PERSON INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE ESTIMATED SYNERGIES SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH SYNERGIES WILL NOT BE REALIZED.

     THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY AND GENERAL RE HAVE NOT EXAMINED OR COMPILED THESE ESTIMATES AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

PLANS FOR THE COMPANY AFTER THE MERGER

     Based on its current knowledge of the Company, except as described in this Proxy Statement/Prospectus, General Re has no present plans or proposals involving the Company or any of its subsidiaries which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, nor does it plan any material changes in the Company's businesses. However, General Re is continuing its review of the Company and its assets, operations, properties, policies, management and personnel, and General Re reserves the right, subject to the terms and conditions of the Merger Agreement and any required regulatory approvals, to effect any such plans and proposals in connection there-with.

FINANCING OF THE MERGER

     General Re estimates that the maximum amount of funds required to pay the Cash Consideration and to pay all related costs and expenses of the Merger will be approximately $475 million.

     General Re plans to obtain the necessary funds from available cash and investment securities.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Such allocations will be based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be recorded as goodwill. See 'Unaudited Pro Forma Financial Information.'

ELECTION PROCEDURES

     Elections. The Merger Agreement provides that each holder of shares of National Re Common Stock (other than treasury stock and shares that are owned by General Re or any direct or indirect wholly owned subsidiary of General Re, which shares will be canceled and retired, without consideration, at the Effective Time, and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the DGCL) has the right, subject to the proration and other limitations described below, to submit a request (an 'Election') specifying the number of shares of National Re Common Stock owned by such holder which such holder desires to have converted into either:

          (i) the Conversion Fraction of a validly issued, fully paid and nonassessable share of General Re Common Stock, together with the attached General Re Preferred Stock Purchase Rights; provided that General Re will not issue more than .39259 nor less than .32121 shares of General Re Common Stock per share of National Re Common Stock (the 'Stock Election'); or

          (ii) $53 in cash, without any interest thereon (the 'Cash Election').

     The 'Conversion Fraction' will be a fraction determined by dividing $53 by the average of the closing prices per share of General Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, for the ten consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the closing date of the Merger. All Stock Elections and Cash Elections must be made on the Form of Election, a copy of which is being mailed simultaneously with this Proxy Statement/Prospectus, and must be received and accepted by the Election Deadline. Additional copies of the Form of Election will be available upon request from American Stock Transfer & Trust Company, which will be serving as the exchange agent (the 'Exchange Agent'), by calling
(800) 937-5449.

     The purpose of the Election is to permit holders of shares of National Re Common Stock to express their preferences for the type of consideration they wish to receive in the Merger, provided that the Total Cash Consideration cannot exceed 50% of the value of the outstanding shares of National Re Common Stock. 'Total Cash Consideration' means the sum of (i) the fair market value of shares of National Re Common Stock to be converted into the right to receive the Cash Consideration, (ii) cash paid in lieu of fractional shares, and (iii) cash paid for dissenting shares. As discussed below, subject to the proration and other limitations described herein, the Stock Elections and Cash Elections made by holders of National Re Common Stock will be honored in issuing the Stock Consideration and the Cash Consideration after the Effective Time.

     ALTHOUGH THERE CAN BE NO ASSURANCE THAT A HOLDER OF SHARES OF NATIONAL RE COMMON STOCK WHO DESIRES TO RECEIVE THE CASH CONSIDERATION WILL RECEIVE SUCH CONSIDERATION AS TO ALL OF HIS SHARES, A HOLDER OF SHARES OF NATIONAL RE COMMON STOCK HAVING A PREFERENCE FOR THE CASH CONSIDERATION SHOULD MAKE AN ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS NOT BEEN MADE WILL RECEIVE THE STOCK CONSIDERATION IN THE MERGER. NEITHER THE COMPANY BOARD NOR THE GENERAL RE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. EACH STOCKHOLDER MUST MAKE HIS OWN DECISION WITH RESPECT TO SUCH ELECTION.

     Failure of a holder of shares of National Re Common Stock to complete properly and to return the Form of Election, together with certificates representing such holder's shares of National Re Common Stock to the Exchange Agent by the Election Deadline, or an appropriate guarantee of delivery of certificates for such shares of National Re Common Stock to the Exchange Agent by the Election Deadline, or failure to comply with the election procedures described in this Proxy Statement/Prospectus and the Form of Election (including the instructions thereto), will cause such holder's shares of National Re Common Stock to be converted into the Stock Consideration without regard to the preference of such holder.


     On August 26, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of General Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, was $149 1/8 per share and the closing price of National Re Common Stock on the NYSE, as reported by the NYSE Composite Tape, was $52 1/2 per share. THE MARKET VALUE OF THE GENERAL RE COMMON STOCK AFTER THE EFFECTIVE TIME WILL DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, AMONG OTHER THINGS, THE PERFORMANCE OF GENERAL RE, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE INSURANCE AND REINSURANCE INDUSTRIES, INTEREST RATES, MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES. MOREOVER, THERE CAN BE NO ASSURANCE THAT AT OR AFTER THE EFFECTIVE TIME THE MARKET VALUE OF THE GENERAL RE COMMON STOCK AND THE CASH CONSIDERATION TO BE RECEIVED IN THE MERGER WILL BE EQUAL. IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135, THE STOCK CONSIDERATION RECEIVED BY COMPANY STOCKHOLDERS WILL LIKELY BE WORTH LESS THAN THE $53 PER SHARE PAID TO STOCKHOLDERS WHO ELECT TO RECEIVE THE CASH CONSIDERATION. BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH OR GENERAL RE COMMON STOCK WILL DIFFER, COMPANY STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION 'THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES.' FINALLY, IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135 AND IF THE COMPANY STOCKHOLDERS ELECT TO RECEIVE CASH CONSIDERATION SUCH THAT THE TOTAL CASH CONSIDERATION EXCEEDS 50% OF THE VALUE OF THE OUTSTANDING SHARES OF NATIONAL RE COMMON STOCK, THEN, BY OPERATION OF THE PRORATION PROCEDURES DESCRIBED HEREIN, THE COMPANY STOCKHOLDERS WHO ELECT TO RECEIVE CASH CONSIDERATION WILL RECEIVE A PORTION OF THEIR CONSIDERATION IN GENERAL RE COMMON STOCK WITH A MARKET VALUE WHICH WILL LIKELY BE LESS THAN THE CASH CONSIDERATION THAT SUCH HOLDERS WOULD HAVE OTHERWISE RECEIVED.


     Completing the Form of Election. To make a proper Election, a holder of shares of National Re Common Stock must have delivered to the Exchange Agent at the address specified in the Form of Election, prior to the Election Deadline the following:

          (i) a Form of Election properly completed in accordance with the instructions thereon and signed by the record holder of the shares of National Re Common Stock as to which such Election is being made; and

          (ii) either (a) the certificates for such shares or (b) an appropriate guarantee of delivery of certificates for such shares.

     A form of the guarantee of delivery accompanies the Form of Election, and, unless stock certificates are submitted with the Form of Election, a guarantee of delivery must be properly executed by a firm which is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, and certificates for the shares covered by such guarantee must in fact be received by the Exchange Agent by the time specified in such guarantee for a valid Form of Election to have been deemed submitted.

     Withdrawal and Change of Elections. Any Company stockholder may revoke his or her Election by submitting to the Exchange Agent written notice and a properly completed and signed revised Form of Election, by withdrawing his or her certificates for shares of National Re Common Stock, or by withdrawing the guarantee of delivery of such certificates previously deposited with the Exchange Agent, provided that the Exchange Agent receives all necessary materials prior to the Election Deadline.

     All Elections will be revoked automatically if the Exchange Agent is notified in writing by General Re or the Company that the Merger Agreement has been terminated. Any Company stockholder who has deposited certificates for shares of National Re Common Stock with the Exchange Agent will have the right to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his or her Election as of the Election Deadline if the Merger will not have been consummated prior thereto.

     Other Rules. General Re has the right to make rules, not inconsistent with the terms of the Merger Agreement, governing the validity of any Form of Election, the manner and extent to which Elections are to be taken into account in making the determinations required by the Merger Agreement, the issuance and delivery of certificates for General Re Common Stock for shares of National Re Common Stock converted into such stock in the Merger and the payment of cash for shares of National Re Common Stock converted into the right to receive the Cash Consideration in the Merger.

     Proration. The Total Cash Consideration cannot exceed 50% of the value of all outstanding shares of National Re Common Stock. If the Total Cash Consideration is 50% or less of the value of the outstanding shares of National Re Common Stock, each share for which a Cash Election is received will be converted in the Merger into the right to receive the Cash Consideration. If the Total Cash Consideration would (but for the adjustment in the following sentence) exceed 50% of the value of the outstanding shares of National Re Common Stock, the shares for which Cash Elections are received will be converted into the right to receive the Cash Consideration and the Stock Consideration in the following manner: (i) the Exchange Agent will distribute the Cash Consideration for a fraction of such shares for which a Cash Election has been made, the numerator of which fraction will be 50% of the value (based on the closing price of the shares of National Re Common Stock on the last full trading day prior to the Effective Time) of the outstanding shares of National Re Common Stock and the denominator of which will be the value (based on the closing price of the shares of National Re Common Stock on the last full trading day prior to the Effective Time) of the aggregate number of shares for which a Cash Election has been made plus cash to be paid for fractional shares or shares for which appraisal rights are exercised under Section 262 of the DGCL; and (ii) the Exchange Agent will distribute the Stock Consideration for any shares of National Re Common Stock for which a Cash Election has been made and which are not fully converted into the right to receive the Cash Consideration.

     General Re will pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of General Re Common Stock, in lieu of any fractional share of General Re Common Stock, an amount in cash determined by multiplying (i) the Average General Re Share Price, but not more than $165 nor less than $135, by (ii) the fractional interest in a share of General Re Common Stock to which such holder would otherwise be entitled.

     In the event that between the date of the Merger Agreement and the Effective Time, the number of issued and outstanding shares of General Re Common Stock is changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction will be appropriately adjusted.

     In the event that either (i) an opinion of nationally recognized tax counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code (the 'Company Tax Opinion'), cannot be rendered (as reasonably determined by such nationally recognized tax counsel to the Company) or (ii) an opinion of nationally recognized tax counsel to General Re, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code (the 'General Re Tax Opinion'), cannot be rendered (as reasonably determined by such nationally recognized tax counsel to General Re), as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, then General Re will reduce the Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Stock Consideration; holders who make Cash Elections will receive less cash on a pro rata basis.

     AS A RESULT OF THE PRORATION AND OTHER LIMITATIONS DESCRIBED HEREIN AND IN THE MERGER AGREEMENT, HOLDERS OF SHARES OF NATIONAL RE COMMON STOCK WHO ELECT TO RECEIVE THE CASH CONSIDERATION MAY RECEIVE SHARES OF GENERAL RE COMMON STOCK OR THE CASH CONSIDERATION IN AMOUNTS THAT MAY VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE. SUCH HOLDERS WILL NOT BE ABLE TO CHANGE THE AMOUNTS OF GENERAL RE COMMON STOCK OR THE CASH CONSIDERATION

ALLOCATED TO THEM. IN ADDITION, IF THE AVERAGE GENERAL RE SHARE PRICE IS LESS THAN $135, THE STOCK CONSIDERATION RECEIVED BY COMPANY STOCKHOLDERS WILL LIKELY BE WORTH LESS THAN THE $53 PER SHARE PAID TO STOCKHOLDERS WHO ELECT TO RECEIVE THE CASH CONSIDERATION.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Employment Agreements. The Company and its subsidiary, NRC, have entered into employment agreements (the 'Employment Agreements') with 25 senior executives (the 'Executives') (including all the executive officers of the Company, William D. Warren, Peter A. Cheney, Robert W. Eager, Jr., Timothy T. McCaffrey, Mary Ellen Burns, John F. Ahearn and James B. Lockhart) to assure the Company and NRC of the Executives' continued services and loyalty. The Employment Agreements, among other things, provide the Executive with certain payments and benefits if the Executive's employment is terminated by the Company with or without Cause (as defined below) or if the Executive terminates his or her employment for Good Reason (as defined below). Although none of the Employment Agreements was entered into in conjunction with the proposed Merger, certain provisions of the Employment Agreements have been supplemented by the Benefits Proposal (as described below).

     Pursuant to each Employment Agreement, upon termination of employment of the Executive with Cause or if the Executive terminates his or her employment without Good Reason, the Executive is entitled to payment of: (i) salary through such termination date; (ii) amounts accrued under benefit plans in which the Executive is a participant as of such termination date and rights under stock incentive plans as may be determined by the Compensation Committee of the Company Board from time to time; and (iii) such bonus, if any, to which the Executive would have been entitled had he or she remained an employee of the Company through the end of the calendar year during which the termination occurs, prorated through such termination date, payable at such time as other bonuses, if any, are paid pursuant to the Company's executive bonus program then in effect.

     If any of Messrs. Warren, Cheney, Eager and McCaffrey is terminated without Cause or if any one of them terminates his employment for Good Reason, after a change in control, then such Executive will receive, in addition to the amounts described in clauses (i) and (ii) in the immediately preceding paragraph, (i) a lump sum amount equal to three times the total compensation paid to such Executive by the Company during the calendar year ended immediately prior to the date of termination (as reflected on such Executive's Form W-2 for that year), and (ii) the immediate vesting of all amounts under benefit and stock plans (including outstanding awards under the stock incentive plans) in which such Executive is a participant. Messrs. Warren, Cheney, Eager and McCaffrey will be reimbursed on a grossed-up after-tax basis for all excise taxes payable by the Executive under section 4999 of the Code as a result of the payments and benefits referred to above.

     Each of the other Executives, if terminated without Cause or if he or she terminates his or her employment for Good Reason, irrespective of a change in control, will receive (i) a lump sum amount equal to the total compensation paid to such Executive by the Company during the calendar year ended immediately prior to the date of expiration or termination (as reflected on such Executive's Form W-2 for that year) or, in the case of an Executive hired in 1996, the total of his annual salary and 50% of his 1996 bonus payment and (ii) the immediate vesting of all amounts under benefit and stock plans (including outstanding awards under the stock incentive plans) in which the Executive is a participant.

     If any Executive is terminated without Cause or terminates his or her employment for Good Reason, the Company will provide continuing life and health insurance coverage for a one-year period after termination, as well as legal fees incurred in enforcing, if necessary, the Employment Agreement.

     As used in the Employment Agreements, 'Cause' is defined as: (i) the continued failure of the Executive to perform substantially his or her duties with the Company, NRC or any of their subsidiaries (other than any such failure resulting from disability) after a demand for substantial performance is delivered in writing to the Executive by the chief executive officer of the Company, NRC, or any of their subsidiaries, or by the Company Board if the Executive is the chief executive officer, which specifically identifies the manner in which the Executive has not substantially performed his duties; (ii) the engaging by the Executive in willful, reckless or grossly negligent misconduct which is materially injurious to the Company, NRC or any of their subsidiaries, monetarily or otherwise; or (iii) the Executive's conviction of a felony. Notwithstanding the foregoing, the

Executive shall not be deemed to have been terminated for 'Cause' unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Company Board at a meeting of the Company Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard by the Company Board), finding that, in the good faith opinion of the Company Board, the Executive was guilty of conduct set out in the immediately preceding sentence and specifying the particulars thereof in detail.

     As used in the Employment Agreements, 'Good Reason' is defined as (i) a substantial and adverse change in the Executive's status or position as a key employee of the Company, NRC or any of their subsidiaries when compared to the Executive's status and position as in effect immediately prior to the Closing Date, or a substantial reduction in the duties and responsibilities previously exercised by the Executive, or any removal of the Executive from or any failure to reappoint or re-elect the Executive to such position, except in connection with the termination of the Executive's employment for Cause or disability, or as a result of the Executive's death; or (ii) a reduction (other than for Cause) by the Company, NRC or any of their subsidiaries in the Executive's compensation, except a reduction in bonus compensation attributable to deteriorating operating performance of the Company.

     The Company Board has confirmed that the Merger would constitute 'Good Reason' under the Employment Agreements for the Executives who have titled positions with the Company (the 'Holding Company Executives'). The following are the lump sum payment obligations under their Employment Agreements, which amounts are payable at the Effective Time upon termination without Cause or for Good Reason (excluding excise tax payments which are described below):
$2,427,448 would be payable to Mr. Warren, $1,508,578 would be payable to Mr. Cheney, $1,563,873 would be payable to Mr. Eager, $1,519,274 would be payable to Mr. McCaffrey, $230,298 would be payable to Miss Burns, $178,726 would be payable to Mr. Ahearn and $256,250 would be payable to Mr. Lockhart. Such amounts are calculated assuming the Merger closes in 1996. Any one or more of such Holding Company Executives may be offered the amounts payable upon termination of employment under such Executive's Employment Agreement (in the form of a lump-sum cash payment or equivalent benefits payable in a combination of General Re restricted stock and stock options as agreed to by such Executives) if such Holding Company Executive continues as an employee of the Company or General Re following the Merger.

     Benefits Proposal. In connection with the Merger Agreement, the Company adopted a severance benefits proposal (the 'Benefits Proposal') for its employees. The Benefits Proposal includes a salary protection plan whereby employees terminated within the first 90 days after the Effective Time (unless terminated for Cause, the definition of which is similar to that in the Employment Agreements described above) will receive their salary until the end of such 90-day period. As more fully described in the Benefits Proposal, employees without Employment Agreements who are terminated or terminate under certain specified circumstances within one year after the Effective Time will receive a lump-sum cash severance payment. The amount of such payment for an employee without an Employment Agreement depends on employment status at the Effective Time. For Executives who have Employment Agreements, the lump sum amount will be determined in accordance with the Executive's Employment Agreement.

     For those employees who do not receive health or life benefits under an Employment Agreement, the Company will also pay continued medical ('COBRA') premiums for the first 12 months after termination for the employee and his dependents (provided that the employee is covered at the Effective Time) and life insurance premiums for one year of term life for such employee at base salary at termination.

     Under the Benefits Proposal, each participant in NRC's 1996 Management Incentive Plan ('MIP') will receive 100% of his or her bonus payment under such plan within 90 days after the Effective Time, but no later than December 31, 1996. Under the Benefits Proposal, bonus payments of $571,501 would be payable to Mr. Warren, $257,280 would be payable to Mr. Cheney, $265,200 would be payable to Mr. Eager, $258,240 would be payable to Mr. McCaffrey, $89,650 would be payable to Miss Burns, $56,400 would be payable to Mr. Ahearn and $102,500 would be payable to Mr. Lockhart.

     Under the Benefits Proposal, if any of Messrs. Warren, Cheney, Eager and McCaffrey are subject to an excise tax under section 4999 of the Code, as a result of any payment or benefit received from the Company or any of its subsidiaries, or affiliates, whether pursuant to their Employment Agreements or otherwise, the

Company will make an additional payment to reimburse him, on a grossed up after-tax basis, for the excise tax. These amounts are presently estimated to be $946,179 for Mr. Cheney and $773,221 for Mr. McCaffrey.

     With respect to restricted National Re Common Stock which vests upon approval of the Merger Agreement by Company stockholders, employees will be reimbursed for any income taxes incurred upon vesting under the Benefits Proposal. None of the executive officers of the Company owns any restricted stock.

     With respect to the National Re Corporation Performance Incentive Plan

('PIP'), under the Benefits Proposal, each participant in such plan will receive a cash PIP payout equal to 50% of his or her four-year performance period award (or 25% for each year of participation), with maximum targets deemed attained and the 24-month vesting requirement waived. The PIP payout will be paid December 31, 1996 provided that Executives who have titled positions with the Company and who receive severance under their Employment Agreement because the Merger is Good Reason are entitled to their PIP payout at the Merger unless General Re notifies the Executives at or before the Merger that they require their services further. In such event, the PIP payout shall be paid upon the earlier of 90 days after the Effective Time, December 31, 1996 or the date the Executive's employment is terminated without Cause or by the Executive for Good Reason. Under the Benefits Proposal, a lump sum payment of $369,875 would be made to Mr. Warren, $178,875 would be made to Mr. Cheney, $178,875 would be made to Mr. Eager, $178,875 would be made to Mr. McCaffrey, $94,375 would be made to Miss Burns, $61,875 would be made to Mr. Ahearn and $62,437 would be made to Mr. Lockhart.

     With respect to the National Reinsurance Corporation Employees Retirement Plan, under the Benefits Proposal, all terminated employees will have vesting and benefit service credit immediately rounded up to the next whole year.

     With respect to the National Reinsurance Corporation Employees Supplemental Pension Benefit Plan, the National Reinsurance Corporation Employees Excess Pension Benefit Plan and the Salary Continuation Plan for Executives of National Reinsurance Corporation and Affiliates, under the Benefits Proposal, all benefits will vest 100% at the Effective Time and it is expected that such benefits will be funded in a rabbi trust. All the executive officers of the Company are already vested in the plans for which they are eligible except the Salary Continuation Plan for Mr. Cheney and Mr. Eager whose lump sum equivalents as of October 1, 1996 of the amount which will vest upon approval of the Merger are $205,260 and $198,116, respectively.

     With respect to the National Reinsurance 401(k) Savings Plan, under the Benefits Proposal, all employer contributions will vest 100% at the Effective Time. Under the Benefits Proposal, Mr. Lockhart will receive $4,612.50. All other executive officers of the Company have previously vested.

     Under the Benefits Proposal, following the Merger, each employee (i) will receive his or her accumulated unused vacation (and would be paid for unused vacation time if terminated within 90 days after the Effective Time), and (ii) will be entitled to a reasonable and customary relocation package if moved more than 35 miles from his or her work place. The Company has also agreed to pay costs of outplacement services for terminated employees up to $20,000 per employee or 20% of the employee's salary, whichever is greater.

     Equity Awards. On the date on which the Merger Agreement is approved by the Company's stockholders, (i) each outstanding share of restricted stock of the Company granted to the Company's employees will become fully vested and such employee will be entitled to elect to receive the Cash Consideration or Stock Consideration in the Merger, and (ii) each outstanding stock option for National Re Common Stock will become fully vested and exercisable. See 'The Merger Agreement--Treatment of Stock Options' for information concerning treatment of stock options for National Re Common Stock upon consummation of the Merger. The number of shares of National Re Common Stock subject to options held by each executive officer of the Company that will vest and become exercisable upon approval of the Merger Agreement by the Company's stockholders, the weighted average exercise price for such options held by such person and the aggregate value of such options (i.e., $53 minus the weighted average exercise price multipled by the number of options that will vest) for such officer of the Company is as follows: Mr. Warren (44,400 shares, $31.383, $959,795), Mr. Cheney (29,000 shares, $31.642, $619,382), Mr. Eager (29,000 shares, $31.642,
$619,382), Mr. McCaffrey (29,000 shares, $31.642, $619,382), Miss Burns (13,200 shares, $31.415, $284,922), Mr. Ahearn (11,400 shares, $31.27, $247,722) and Mr.
Lockhart (10,000 shares, $33.50, $195,000).

     Each of the nonmanagement directors has options to purchase 1,000 shares of National Re Common Stock at $33.75 per share which will vest and become exercisable upon approval of the Merger Agreement.

     Stockholders Agreements. Simultaneously with the execution of the Merger Agreement, certain stockholders of the Company (Acadia, Keystone and Messrs. Warren, Cheney, Eager and McCaffrey) entered into Stockholders Agreements with General Re and Sub. Under the Stockholders Agreements, each such stockholder has agreed to vote or cause to be voted all shares of National Re Common Stock owned by such stockholder in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby (subject to certain exceptions) and against approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement. On the Record Date, such stockholders beneficially owned in the aggregate approximately 22.76% of the National Re Common Stock (excluding shares underlying options). In addition, pursuant to the Keystone Stockholders Agreement, the holders of an additional 3.43% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date are obligated to vote their shares in favor of the approval and adoption of the Merger Agreement. See 'The Stockholders Agreements.'

     Certain directors of the Company are officers of Keystone or are otherwise related to Keystone or Acadia. The managing general partner of Acadia FW Partners, L.P., the sole general partner of Acadia, is Acadia MGP, Inc., a corporation controlled by Mr. Crandall. Mr. Crandall, who is a director of the Company, is an officer of Keystone. Mr. Kent, a director of the Company, provides investment, accounting and risk management services to Keystone. Mr. Doctoroff and Mr. Gruber, who are directors of the Company, provide investment advisory services to Acadia as officers of Oak Hill Partners, Inc. and are also officers of Keystone. Mr. Barnum, a director of the Company, is an officer and director of American Savings Bank, F.A., in which Acadia and certain related parties indirectly own a majority interest.

     Indemnification of Officers and Directors. In the Merger Agreement, General Re has agreed that at all times after the Effective Time, it will indemnify each person who is, or has been prior to the date of the Merger Agreement, a director or officer of the Company or of any of the Company's subsidiaries, or person otherwise entitled to indemnification (each, an 'Indemnified Party'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and its subsidiaries or otherwise in effect on the date of the Merger Agreement, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) (each, an 'Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Merger Agreement also provides that General Re will, or will cause Sub to, maintain in effect for not less than six years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date of execution of the Merger Agreement (provided that General Re may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness) with respect to matters existing or occurring at or prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to a stockholder of National Re that holds its shares of National Re Common Stock as a capital asset (a 'Holder'). The discussion is based on laws, regulations, rulings and decisions in effect in the date hereof, all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion is for general information only, and does not address all aspects of federal taxation and does not address aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

     EACH HOLDER OF NATIONAL RE COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

     Consummation of the Merger is conditioned upon the receipt by National Re and General Re of the opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to National Re, and Skadden, Arps, Slate, Meagher & Flom, counsel to General Re, each dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated as a 'reorganization' within the meaning of Section 368(a) of the Code. If either or both of National Re or General Re are unable to obtain an opinion from tax counsel because of a concern that the Merger would not satisfy the 'continuity of interest' requirement for reorganization treatment, the number of shares of General Re Common Stock to be issued in the Merger will be increased the minimum extent necessary to enable such opinion(s) to be issued and the amount of Cash Consideration will be reduced accordingly. Under the Merger Agreement there are certain limitations on the number of General Re Common Stock shares that General Re would be required to issue. See '--Election Procedures.'

     Exchange of National Re Common Stock. As discussed below, the U.S. federal income tax consequences of the Merger to a Holder generally will depend on whether the Holder exchanges its National Re Common Stock for cash, General Re Common Stock, or a combination thereof.

     Exchange Solely for Cash. In general, if pursuant to the Merger a Holder exchanges all of the shares of National Re Common Stock actually owned by it solely for cash (including pursuant to the exercise of its right to dissent and seek an appraisal), such Holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of National Re Common Stock surrendered, which gain or loss generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. If, however, any such Holder constructively owns shares of National Re Common Stock that are exchanged for shares of General Re Common Stock in the Merger or owns shares of General Re Common Stock actually or constructively after the Merger, the consequences to such Holder may be similar to the consequences described below under the heading 'Exchange for General Re Common Stock and Cash,' except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain.

     Exchange Solely for General Re Common Stock. If pursuant to the Merger a Holder exchanges all of the shares of National Re Common Stock actually owned by it solely for shares of General Re Common Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of General Re Common Stock (as discussed below). The aggregate adjusted tax basis of the shares of General Re Common Stock received (including fractional shares) in that exchange will be equal to the aggregate adjusted tax basis of the shares of National Re Common Stock surrendered therefor, and the holding period of such General Re Common Stock will include the period during which such shares of National Re Common Stock were held. If the Holder has differing bases or holding periods in respect of its shares of National Re Common Stock, it should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of General Re Common Stock received in the exchange.

     Exchange for General Re Common Stock and Cash. If pursuant to the Merger a Holder exchanges all of the shares of National Re Common Stock actually owned by it for a combination of General Re Common Stock and cash, such holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of General Re Common Stock received and (ii) its adjusted tax basis in the shares of National Re Common Stock surrendered. Such gain will only be recognized to the extent of the cash received, however, and no loss will be recognized on the exchange. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Holder's ratable share of National Re's accumulated earnings and profits. See 'Possible Treatment of Cash as a Dividend.'

     The aggregate tax basis of General Re Common Stock received by a Holder that exchanges its shares of National Re Common Stock for a combination of

General Re Common Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of National Re Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such General Re Common Stock will include the holding period of the shares of National Re Common Stock surrendered therefor. If a Holder has differing bases or holding periods in respect of its shares of National Re Common Stock, it should consult its tax advisor prior to the exchange to identify the particular shares of National Re Common Stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of General Re Common Stock it receives in the exchange.

     Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership of General Re. For purposes of this determination, the Holder is treated as if it first exchanged all of its shares of National Re Common Stock solely for General Re Common Stock and then General Re immediately redeemed (the 'deemed redemption') a portion of such General Re Common Stock in exchange for the cash the holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) 'substantially disproportionate' with respect to the holder or (ii) 'not essentially equivalent to a dividend.'

     The deemed redemption, generally, will be 'substantially disproportionate' with respect to a Holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below. Whether the deemed redemption is 'not essentially equivalent to a dividend' with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be 'not essentially equivalent to a dividend,' the deemed redemption must result in a 'meaningful reduction' in the Holder's deemed percentage stock ownership of General Re. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of General Re that the Holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of General Re that is actually and constructively owned by the Holder immediately after the deemed redemption. In applying the foregoing tests, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a 'meaningful reduction.' Accordingly, in most circumstances, gain recognized by a Holder that exchanges its shares of National Re Common Stock for a combination of General Re Common Stock and cash generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.


     Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of General Re Common Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized, equal to the difference between the amount of cash received and the portion of the basis of the share of National Re Common Stock allocable to such fractional interest. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such share of National Re Common Stock was greater than one year as of the date of the exchange.

     Backup Withholding. Unless a Holder complies with certain reporting or certification procedures or is an 'exempt recipient' (i.e., in general, corporations and certain other entities), the Holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. A foreign Holder should consult its tax advisor with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the Merger.

DISSENTERS' RIGHTS

     Record holders of National Re Common Stock are entitled to appraisal rights under Section 262 of the DGCL ('Section 262') in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Annex V to this Proxy Statement/ Prospectus. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

     Under Section 262, record holders of shares of National Re Common Stock who follow the procedures set forth therein and who have not voted in favor of the Merger will be entitled to have their shares of National Re Common Stock appraised by the Delaware Court of Chancery and to receive payment of the 'fair value' of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of National Re Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Annex V carefully because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of shares of National Re Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote is taken on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of National Re Common Stock. In addition, a holder of shares of National Re Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a holder of record of shares of National Re Common Stock is entitled to assert appraisal rights for the shares of National Re Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If the shares of National Re Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of National Re Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds National Re Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the National Re Common Stock held for one or more beneficial owners while not exercising such rights with respect to the National Re Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all National Re Common Stock held in the name of the record owner. Holders of National Re Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of National Re Common Stock should be mailed or delivered to Anne M. Quinn, Corporate Secretary, National Re Corporation, 777 Long Ridge Road, Stamford, Connecticut 06904 so as to be received before the vote is taken on the approval and adoption of the Merger Agreement at the Special Meeting.

     Within 10 days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any holder of shares of National Re Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of National Re Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of shares of

National Re Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of the National Re Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of National Re Common Stock entitled to appraisal rights and will appraise the 'fair value' of the shares of National Re Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of National Re Common Stock as determined under
Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of National Re Common Stock. The Delaware Supreme Court has stated that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: 'Fair value, in an appraisal context, measures that which has been taken from [the shareholder], viz., his proportionate interest in a going concern. In the appraisal process the corporation is valued as an entity, not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects.' In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of National Re Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of National Re Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of National Re Common Stock entitled to appraisal.

     Any holder of shares of National Re Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of National Re Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of National Re Common Stock as of a date prior to the Effective Time).

     If any holder of shares of National Re Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of National Re Common Stock of such holder will be converted into the Stock Consideration in accordance with the Merger Agreement. A holder of shares of National Re Common

Stock will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE DGCL, COMPANY STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER MAY WISH TO CONSULT LEGAL COUNSEL.

     The foregoing is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of such Section 262, a copy of which is attached hereto as Annex V.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and is incorporated herein by reference. Capitalized terms used and not otherwise defined herein or in the following summary shall have the meanings set forth in the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the DGCL, the Company, General Re and Sub will consummate the Merger pursuant to which the Company will merge with and into Sub, the separate corporate existence of the Company will thereupon cease and Sub will continue in existence as the Surviving Corporation.

     Pursuant to the Merger Agreement, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, and the Bylaws of Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended. The directors and officers of Sub at the Effective Time will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Merger will have the effects set forth in the DGCL.

CONVERSION OF SHARES

     The Merger Agreement provides that each holder of shares of National Re Common Stock (other than treasury stock and shares that are owned by General Re or any direct or indirect wholly owned subsidiary of General Re, immediately prior to the Effective Time, and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the DGCL), will have the right, as of the Effective Time, to elect to have such holder's shares of National Re Common Stock converted into either (i) a fraction of a validly issued, fully paid and nonassessable share of General Re Common Stock, determined by dividing $53 by the Average General Re Share Price and rounding the result to the nearest one one-hundred thousandth of a share; provided, however, that General Re will not issue more than .39259 nor less than .32121 shares of General Re Common Stock per share of National Re Common Stock (such fraction, subject to such limitations, being referred to as the 'Conversion Fraction') or (ii) $53 in cash, without any interest thereon. Pursuant to the Merger Agreement, the Total Cash Consideration cannot exceed 50% of the value of all outstanding shares of National Re Common Stock. If the Total Cash Consideration is 50% or less of the value of the outstanding shares of National Re Common Stock, each share for which a Cash Election is received will be converted in the Merger into the right to receive the Cash Consideration. If the Total Cash Consideration exceeds 50% of the value of the outstanding shares of

National Re Common Stock, each share for which Cash Elections are received will be converted into the right to receive the Cash Consideration and the Stock Consideration in the manner discussed in the section of this Proxy Statement/Prospectus entitled 'The Merger--Election Procedures.'

     General Re will pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of General Re Common Stock, in lieu of any fractional share of General Re Common Stock, an amount in cash determined by multiplying (i) the Average General Re Share Price, but not more than $165 nor less than $135, by (ii) the fractional interest in a share of General Re Common Stock to which such holder would otherwise be entitled.

     In the event that between the date of the Merger Agreement and the Effective Time, the issued and outstanding shares of General Re Common Stock is changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction will be appropriately adjusted.

     In the event that either (i) an opinion of nationally recognized tax counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code (the 'Company Tax Opinion'), cannot be rendered (as reasonably determined by nationally recognized tax counsel to the Company) or (ii) an opinion of nationally recognized tax counsel to General Re, to the effect that the Merger will qualify as a reorganization within the meaning of
Section 368 of the Code (the 'General Re Tax Opinion'), cannot be rendered (as reasonably determined by nationally recognized tax counsel to General Re), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then General Re will reduce the Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Stock Consideration.

TREATMENT OF STOCK OPTIONS

     The Merger Agreement provides that each option granted to a Company employee or director to acquire shares of National Re Common Stock ('National Re Stock Option'), outstanding as of the Effective Time, whether or not then vested or exercisable, will, as of the Effective Time, become an option (i) for the number of shares of General Re Common Stock (a 'Substitute Option'), rounded up to the nearest whole share, determined by multiplying (x) the number of shares of National Re Common Stock subject to such National Re Stock Option immediately prior to the Effective Time by (y) the Conversion Fraction and (ii) at an exercise price per share equal to the exercise price per share pursuant to such National Re Stock Option divided by the Conversion Fraction; provided, however, that in the case of any National Re Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under
Section 422 of the Code, the conversion formula will be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, except as otherwise provided in the Merger Agreement, each Substitute Option will be exercisable upon the same terms and conditions as were applicable to the related National Re Stock Option immediately prior to the Effective Time. The Merger Agreement further provides that, notwithstanding any other provision thereof, the Company and the holder of any National Re Stock Option may amend such National Re Stock Option so that the holder of such National Re Stock Option (if it is outstanding at the Effective Time) may elect to receive, in settlement thereof, an amount in cash equal to the excess of $53 over the exercise price of such National Re Stock Option multiplied by the number of shares of National Re Common Stock subject to such National Re Stock Option. The Company is required to use all reasonable efforts to (i) obtain any consents from holders of National Re Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, as is necessary in each case to give effect to the Merger Agreement's treatment of National Re Stock Options.

EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective, following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement, upon the date on which the certificate of merger (the 'Certificate of Merger') with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware, or such time as is agreed upon by the parties and specified in the Certificate of Merger.

INTERIM OPERATIONS OF THE COMPANY

     In the Merger Agreement, the Company has agreed that, except as expressly provided in the Merger Agreement (including, without limitation, implementing the Benefits Proposal) or consented to in writing by General Re, prior to the Effective Time: (i) the business of the Company and its subsidiaries will be conducted only in the ordinary course of business consistent with past practice and each of the Company and its subsidiaries will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with material retrocessionaires, suppliers, employees, creditors and business partners; (ii) the Company will not, directly or indirectly, split, combine or reclassify the outstanding National Re Common Stock or any outstanding capital stock of any of its subsidiaries; (iii) neither the Company nor any of its subsidiaries will: (a) amend its certificate of incorporation or by-laws or similar organizational documents; (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly-owned subsidiaries to the Company or its wholly owned subsidiaries and other than ordinary quarterly cash dividends by the Company not to exceed $.05 per quarter;
(c) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than issuances pursuant to exercise of stock-based awards outstanding on the date of the Merger Agreement as disclosed in the Merger Agreement or with respect to any shares issued under the Company's Employee Stock Purchase Plan prior to its termination in accordance with the Merger Agreement; (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are material to the Company and its subsidiaries taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (f) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (g) adopt any new, amend, otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (h) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (i) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; (j) provide any severance program to any subsidiary of the Company which does not have a severance program as of the date of the Merger Agreement; (k) modify, amend or terminate any material agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice; (l) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business consistent with past practice; (m) incur or assume any debt except for borrowings under existing credit facilities in an amount not to exceed $10 million; (n) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (o) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice and other than as to such matters related to the Company's or any of its subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); (p) enter into any material commitment (including, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice; (q) change any of the accounting principles used by it unless required by Statutory Accounting Principles or GAAP; (r) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, reflected or reserved against it, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, incurred in the ordinary course of business consistent with past practice or which are legally required to be paid, discharged or satisfied; (s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries or any agreement relating to a Takeover Proposal (as defined below) other than the Merger Agreement and the confidentiality agreements provided for by the Merger

Agreement; (t) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under
Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company's filings with the Commission; (u) except upon the prior written consent of General Re, the Company will not make any tax election that would have a material adverse effect on the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice; and (v) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

INTERIM OPERATIONS OF GENERAL RE

     In the Merger Agreement, General Re has agreed that, except as expressly provided in the Merger Agreement, or with the prior written consent of the Company, after the date of the Merger Agreement and prior to the Effective Time:
(i) the business of General Re and its subsidiaries, including, without limitation, investment practices and policies, will be conducted in the ordinary course of business consistent with past practice; (ii) General Re will not, directly or indirectly, split, combine or reclassify the outstanding General Re Common Stock; (iii) General Re will not (a) amend its certificate of incorporation or by-laws; or (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for quarterly cash dividends consistent in amount and timing with past practice, provided that General Re may increase its dividend rate consistent with prior practice; (iv) neither General Re nor any of its subsidiaries will change any of the accounting principles used by it unless required by GAAP or Statutory Accounting Principles; and (v) neither General Re nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

EMPLOYEE MATTERS

     The Merger Agreement provides that, after the Effective Time, General Re will either continue the Company's existing employee benefits plans or will provide, or will cause Sub to provide, employee benefit plans that are no less favorable in the aggregate to such employees than those provided pursuant to General Re's benefit plans. For purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits, vacation entitlement and service awards (but not for accrual of pension benefits), service with the Company or any of its subsidiaries will be treated as service with General Re or its subsidiaries; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.

     The Merger Agreement requires that the Company terminate its Employee Stock Purchase Plan as soon as practicable, but in no event after August 1, 1996. The Company terminated its Employee Stock Purchase Plan, effective as of July 1, 1996.

     The Merger Agreement provides for the Company to adopt a severance and stay protection plan and other changes to employee benefit plans described in the Benefit Proposals at or before the Effective Time. General Re has agreed to cause Sub to honor such plan according to its terms. See 'The Merger--Interests of Certain Persons in the Merger' for a description of such plan.

NO SOLICITATION

     In the Merger Agreement, the Company has agreed that it and its subsidiaries and affiliates will not, and it and its subsidiaries and affiliates will use their reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents will not, directly or indirectly (i) initiate, solicit, encourage, or (except as described below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of the Company or any of its subsidiaries or an inquiry with respect thereto, or, (ii) in the event of an unsolicited bona fide Takeover Proposal for the Company or any of its subsidiaries, engage in negotiations or discussions with, or provide any information or data to any corporation, partnership, person or other entity or group (other than General Re, Sub or any of their affiliates or representatives) relating to any Takeover Proposal, except to the extent that the Company Board determines, after having received the advice of its outside legal counsel and its financial advisor, that the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Company Board's fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, the Company Board may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company. Prior to furnishing any information to any such person making a Takeover Proposal, the Company is required to obtain a confidentiality agreement from such person substantially similar to the Confidentiality Agreement, dated June 27, 1996, between General Re and the Company. The Company will notify General Re of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof, and will provide General Re with a copy of any written Takeover Proposal or amendments or supplements thereto, and will thereafter inform General Re on a reasonable basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and will promptly give General Re a copy of any information delivered to such person which has not previously been reviewed by General Re. The Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place, if any, prior to the date of the Merger Agreement, with any parties with respect to any Takeover Proposal relating to the Company, and any such discussions or negotiations will not be renewed except as discussed above.

     As used in the Merger Agreement, a 'Takeover Proposal' means any tender or exchange offer involving the capital stock of the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any subsidiary of the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any subsidiary of the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any subsidiary of the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

     In the Merger Agreement, General Re has agreed that at all times after the Effective Time, it will indemnify each person who is, or has been prior to the date of the Merger Agreement, a director or officer of the Company or of any of the Company's subsidiaries, or person otherwise entitled to indemnification (each, an 'Indemnified Party'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and its subsidiaries or otherwise in effect on the date of the Merger Agreement, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) (each, an 'Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Merger Agreement also provides that General Re will, or will cause Sub to, maintain in effect for not less than six years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date of execution of the Merger Agreement (provided that General Re may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness) with respect to matters existing or occurring at or prior to the Effective Time.

AGREEMENTS WITH STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENTS

     In the Merger Agreement, the Company has agreed to (i) cooperate to terminate or cause to be terminated, prior to the Effective Time, the Amended and Restated Management Stockholders Agreement, dated as of February 5, 1992, among the Company and certain stockholders of the Company, as amended, and the Stockholders Agreement, dated as of February 5, 1992, by and among Lincoln National Corporation, Keystone, Acadia and the persons listed on Schedule A thereto, as amended; (ii) cooperate to cause the Amended and Restated Investor Stockholders Agreement, dated as of February 5, 1992, among the Company and certain stockholders of the Company, as amended, to remain in full force and effect until the Special Meeting and to terminate such Agreement immediately following the Special Meeting; and (iii) suspend all sales under the Shelf Registration Statement filed pursuant to the Registration Rights Agreement, dated as of April 30, 1990, by and among the Company, Keystone, Acadia and certain other stockholders of the Company named therein (the 'Registration Rights Agreement') at least one business day prior to the Closing Date and will cause the Registration Rights Agreement not to have any application to any securities of General Re or its subsidiaries following the Effective Time.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, the Company has made certain representations and warranties to General Re and Sub with respect to, among other things, its organization, capitalization, corporate power and authority, corporate actions, validity of the Merger Agreement, consents and approvals, absence of violations, filings with the Commission, financial statements, absence of certain changes, absence of undisclosed liabilities, information in this Proxy Statement/Prospectus, employee benefit plans, litigation, compliance with laws, absence of defaults, tax matters, contracts, absence of agreements not to compete, transactions with affiliates, receipt of an opinion from the Company's financial advisor, matters relating to a contract with Lincoln National Corporation and the absence of brokers who are entitled to fees in connection with the Merger other than as disclosed therein. In the Merger Agreement, each of General Re and Sub have made certain representations and warranties to the Company with respect to, among other things, its organization, capitalization, corporate power and authority, corporate actions, validity of the Merger Agreement, consents and approvals, absence of violations, filings with the Commission, financial statements, absence of certain changes, absence of undisclosed liabilities, information in this Proxy Statement/Prospectus, litigation, compliance with laws, absence of defaults, tax matters, availability of sufficient financing to fund the maximum Cash Consideration that could be paid in the Merger, receipt of an opinion from General Re's financial advisor, and the absence of brokers who are entitled to fees in connection with the Merger other than as disclosed therein.

CONDITIONS TO THE MERGER

     The obligations of the Company, on the one hand, and General Re and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (i) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL; (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; (iii) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have become effective under the Securities Act and no stop order suspending effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and (v) all actions by or in respect of or filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory commission approvals) shall have been obtained and such approvals shall be in full force and effect.

     The obligations of General Re and Sub to consummate the Merger are subject to the satisfaction (or waiver by General Re) of the following further conditions: (i) the representations and warranties of the Company shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein) would not have, and is not reasonably likely to have, a material adverse effect on the Company and its subsidiaries taken as a whole; (ii) the Company shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (iii) since March 31, 1996, except as disclosed by the Company to General Re prior to the execution of the Merger Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally); and (iv) General Re shall have received the General Re Tax Opinion.

     The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions: (i) the representations and warranties of General Re and Sub shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on General Re and its subsidiaries; (ii) each of General Re and Sub shall have performed in all material respects all of the respective obligations under the Merger Agreement required to be performed by General Re or Sub, as the case may be, at or prior to the Effective Time; (iii) the General Re Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (iv) since March 31, 1996, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on General Re and its subsidiaries, taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally);
(v) the Company shall have received the Company Tax Opinion; and (vi) the Average General Re Share Price shall not be less than $125 per share.


TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after stockholder approval, (i) by mutual consent of the General Re Board and the Company Board; (ii) by either the General Re Board or the Company Board (a) if the Merger shall not have occurred on or prior to December 31, 1996; provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date, or (b) if any governmental entity issues an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable;
(iii) by the Company Board if it (a) withdraws its approval or recommendation of the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal, (b) determines, after having received the advice of outside legal counsel and the advice of the Company's financial advisor, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties, (c) provides General Re and Sub with 48 hours' advance notice of such termination, and (d) causes the fees described below under '--Termination Fee' to be paid to General Re; (iv) by either the Company or General Re if the other party breaches any representation or warranty which breach is likely to have a material adverse effect on the other party or the other party breached any material covenant, provided, however, that if any such breach is curable by the breaching party through the exercise of its best efforts and for so long as the breaching party is using its best efforts to cure such breach, the non-breaching party may not so terminate the Merger Agreement;
(v) by the Company Board if it fails to obtain the required approval of its stockholders and it causes the Company to pay General Re the fees described below; (vi) by the General Re Board if (a) the Company Board withdraws its approval or recommendation of the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal or the Company shall have entered into a definitive agreement providing for a Takeover Proposal or (b) a third party becomes known publicly or to General Re, prior to the certification of the vote at the Special Meeting, to have acquired 40% or more of the Company's capital stock which acquisition was not so known on the date the Merger Agreement was executed; and (vii) by the General Re Board if the Company's stockholders do not approve the Merger at the Special Meeting.

TERMINATION FEE

     The Merger Agreement provides for the Company to pay an amount equal to $25 million in cash to General Re in the event that the Merger Agreement is terminated (i) by the Company Board to permit the Company to execute a definitive agreement relating to a Takeover Proposal; (ii) by the General Re Board if (a) the Company Board withdraws its approval or recommendation of the Merger, (b) the Company Board recommends or approves a Takeover Proposal, (c) the Company executes an agreement in principle or a definitive agreement relating to a Takeover Proposal, or (d) a third party becomes known publicly or to General Re, prior to the certification of the vote at the Special Meeting, to have acquired 40% or more of the Company's capital stock which acquisition was not so known on the date the Merger Agreement was executed; (iii) by the General Re Board or the Company Board if the Company's stockholders do not approve the Merger at the Special Meeting and, in either case, there shall have been made or commenced a Takeover Proposal with respect to the Company; or (iv) by the General Re Board if it terminates the Merger Agreement because the Company has breached any representation or warranty which breach is likely to have a material adverse effect on the Company or the Company breaches any material covenant, and, within a year of such termination, a person acquires a majority of the Company's outstanding shares or obtains majority representation on the Company Board or enters into a definitive agreement with the Company with respect to a Takeover Proposal.

                          THE STOCKHOLDERS AGREEMENTS

     The following summary of the material terms which appear in each of the Stockholders Agreements (as defined below) is qualified in its entirety by reference to the complete text of the forms of Stockholders Agreements which are incorporated by reference herein and copies of which are annexed to this Proxy Statement/Prospectus as Annex II. Capitalized terms not defined herein shall have the meanings set forth in the Stockholders Agreements.

     In connection with the Merger, on July 1, 1996, General Re and Sub entered into Stockholders Agreements (each, a 'Stockholders Agreement') with the following major stockholders of the Company (each, a 'Major Stockholder'): (i) Messrs. Eager, Cheney, Warren and McCaffrey, all of whom are executive officers of the Company; and (ii) Acadia and Keystone. The Major Stockholders beneficially own in the aggregate approximately 22.76% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) as of the Record Date. In addition, pursuant to the Keystone Stockholders Agreement, the holders of an additional 3.43% of the issued and outstanding shares of National Re Common Stock (excluding shares underlying stock options) on the Record Date are obligated to vote their shares in favor of the approval and adoption of the Merger Agreement.

     In the Stockholders Agreements, each of the Major Stockholders has agreed, among other things, (i) to vote all of such stockholder's shares of National Re Common Stock (a) in favor of the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that no such obligation will exist if the Company Board withdraws its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and (b) against (1) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (2) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries, with or involving any party other than General Re or Sub, (3) any liquidation or winding up of the Company, (4) any extraordinary dividend by the Company, (5) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (6) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement which could materially and adversely affect the Company or its ability to consummate the transactions contemplated by the Merger Agreement; and (ii) not sell or transfer any of such stockholder's shares of National Re Common Stock prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

     From and after July 1, 1996, each of the Major Stockholders has also agreed
(i) not to commit any act that could restrict or otherwise affect such stockholder's full legal power, authority and right to vote such stockholder's shares of National Re Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and
(ii) without limiting the generality of the foregoing, not to enter into any voting agreement with any person or entity with respect to any of such Major Stockholder's National Re Common Stock, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such stockholder's National Re Common Stock, deposit any of such stockholder's National Re Common Stock into a voting trust or otherwise enter into any agreement or arrangement limiting or affecting such Major Stockholder's legal power, authority or right to vote his National Re Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     For a period ending on the later of December 31, 1996 or three months following the termination of the Merger Agreement (other than as a result of a breach by General Re or Sub of any Stockholders Agreement or the Merger Agreement), each of the Major Stockholders has further agreed not to enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any person whereby such stockholder (i) grants or otherwise gives to such person an option or right to purchase or acquire any or all of such stockholder's shares of National Re Common Stock other than sales made in open market transactions, (ii) agrees or covenants to vote or to grant a proxy to vote any or all of the shares of National Re Common Stock held of record or beneficially owned by such stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of National Re Common Stock, however called, or in connection with any written consent of the holders of National Re Common Stock, or (iii) agrees or covenants to tender any or all of the National Re Common Stock held of record or beneficially owned by such stockholder into any tender offer or exchange offer relating to the National Re Common Stock; provided that such stockholder is not prevented from granting a revocable proxy or executing a revocable written consent or tendering shares of National Re Common Stock into any tender offer or exchange offer (the foregoing collectively, the 'Share Restrictions').

     Acadia and Keystone have also agreed in their Stockholders Agreements to execute the continuity of interest letter (the 'Continuity of Interest Letter') which is attached as an exhibit thereto at or prior to the Effective Time. In the Continuity of Interest Letter, Acadia and Keystone will each represent that
(i) it has not purchased, sold, exchanged, transferred by gift or otherwise disposed of shares of National Re Common Stock prior to the date thereof either in contemplation of or as part of the Merger or otherwise; and (ii) it does not have any plan or intention to sell, exchange, transfer by gift or otherwise dispose of (including by transactions which would have the ultimate economic effect of a disposition including, but not limited to, puts, short-sales and equity swap arrangements) any General Re Common Stock to be received by such stockholder pursuant to the Merger.

     Acadia and Keystone will further agree that for a period of eighteen months after the Merger (the 'Post-Merger Continuity Period'), such stockholder will not sell, exchange, transfer by gift or otherwise dispose of any of the General Re Common Stock that such stockholder receives in exchange for National Re Common Stock pursuant to the Merger; provided, however, such stockholder (or the estate of such stockholder) is expressly permitted to transfer General Re Common

Stock pursuant to a pledge that is not a disposition, upon such stockholder's death or to a 'grantor' trust created for such stockholder's benefit in which such stockholder is treated as the owner pursuant to Sections 671 through 678 of the Code, and, if such stockholder is a partnership for U.S. federal income tax purposes, such stockholder is expressly permitted to transfer its General Re Common Stock to its partners pro rata in accordance with their interests in such stockholder on the condition that, prior to any such transfer of shares of General Re Common Stock, each partner that would have owned (or would have been treated as owning) 5% of the outstanding shares of National Re Common Stock at the time of the Merger (if such stockholder had distributed its National Re Common Stock pro rata to its partners in accordance with their interests in such stockholder at such time) executes a continuity of interest agreement (i) identical to the Continuity of Interest Letter or (ii) substantially similar to the Continuity of Interest Letter and reasonably acceptable to General Re's tax counsel.

     The Continuity of Interest Letter also provides that, notwithstanding anything therein to the contrary, each of Acadia and Keystone may, prior to the end of the Post-Merger Continuity Period, sell, exchange, transfer by gift or otherwise dispose of the General Re Common Stock that it receives pursuant to the Merger, if prior to the date of such disposition, such stockholder (i) obtains the written consent of Skadden, Arps, Slate, Meagher & Flom and Paul, Weiss, Rifkind, Wharton & Garrison or (ii) obtains a written opinion of Cleary, Gottlieb, Steen & Hamilton or another nationally recognized tax counsel experienced in tax-free corporate reorganizations that such disposition will not prevent such General Re Common Stock from qualifying as stock that satisfies the 'continuity of interest' requirement under Section 368 of the Code. Additionally, if the Stock Consideration (excluding cash in lieu of fractional shares) issued in the Merger is issued in exchange for more than 50% of the shares of National Re Common Stock, each of Acadia and Keystone will be permitted to dispose of a number of shares of General Re Common Stock that bears the same relationship to the number of shares of General Re Common Stock issued in excess of 50% of the shares of National Re Common Stock that (i) the number of shares of General Re Common Stock held by such stockholder bears to (ii) the number of shares of General Re Common Stock held by all stockholders who execute continuity of interest agreements substantially similar to the Continuity of Interest Letter.

     If, in lieu of the Special Meeting, stockholder action in respect of the Merger Agreement or any of the transactions contemplated thereby is taken by written consent, each of the Major Stockholders has agreed that the provisions of the Stockholders Agreements imposing obligations in respect of or in connection with the Special Meeting will similarly apply to such action by written consent.

     If, after the date of the Stockholders Agreements, a Major Stockholder acquires the right to vote any additional shares of National Re Common Stock (any such shares, 'Additional Shares'), including, without limitation, upon exercise of any option, warrant, or other right to acquire shares of National Re Common Stock or through any stock dividend or stock split, each of the Major Stockholders has agreed that the provisions described above will also apply to such Additional Shares.

     The provisions of the Stockholders Agreements will terminate on the earliest to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement; provided, however, that the Share Restrictions discussed above will expire on the later of December 31, 1996 and three months following the termination of the Merger Agreement (other than as a result of a breach by General Re or Sub of any Stockholders Agreement or the Merger Agreement).

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited, pro forma consolidated statements of income for the year ended December 31, 1995 and for the six months ended June 30, 1996 present the results for General Re as if the Merger had occurred on January 1, 1995. The accompanying unaudited pro forma consolidated balance sheet as of June 30, 1996 gives effect to the Merger as of that date (see the notes to the pro forma consolidated statements of income and balance sheet for more information). The unaudited, pro forma consolidated statements of income and balance sheet neither purport to represent what General Re's results of operations actually would have been had the Merger and related transactions in fact occurred on the assumed dates, nor to project General Re's results of operations and financial position for any future period. The pro forma adjustments are based upon preliminary estimates, information currently available and certain assumptions that General Re believes are reasonable in the circumstances. The unaudited pro forma financial statements are based on the historical consolidated financial statements of General Re and the Company and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See 'Incorporation of Certain Documents by Reference' and 'Available Information.'

     The pro forma adjustments and pro forma consolidated information are provided for informational purposes only. General Re's actual financial statements will reflect the effects of the Merger on the closing date rather than the dates indicated above. The pro forma adjustments applied in the pro forma financial statements record the Merger as a purchase. Under purchase accounting, the total purchase cost of the assets acquired will be allocated to the Company's assets and liabilities based on fair values as of the closing date with the excess over fair value recorded as goodwill. Allocations included in the pro forma statements are based on analysis which is not yet completed. Accordingly, the final allocations of purchase price will be different from the amounts included in the pro forma statements.

     Subsequent to the closing of the Merger, General Re anticipates there will be annual synergies from the integration of General Re's and the Company's operations. These synergies are expected to result from a reduction in overhead expenses, increased investment income, reduced investment management fees, and adjustments to the Company's retrocessional program. Consequently, the transaction is expected to be non-dilutive to General Re's 1997 results from operations. There can be no assurance that General Re will achieve these projected synergies and actual synergies could be materially different than those currently projected. Anticipated future synergies are not included in the pro forma financial statements. See 'The Merger--Estimated Synergies.'

                             GENERAL RE CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                       GENERAL RE       NATIONAL RE       PRO FORMA        PRO FORMA
                                      HISTORICAL(1)    HISTORICAL(2)    ADJUSTMENTS(3)    CONSOLIDATED
                                      -------------    -------------    --------------    ------------
PREMIUMS AND OTHER REVENUES:
Net Premiums Earned
  Property/Casualty................      $ 5,141           $ 314                             $5,455
  Life/Health......................          696                                                696
                                      -------------       ------                          ------------
Total Net Premiums Earned..........        5,837             314                              6,151
Net Investment Income..............        1,017              76             $(34)(A)         1,059
Other Revenues.....................          292                                                292
Net Realized Gains on
  Investments......................           64               1                                 65
                                      -------------       ------           ------         ------------
     TOTAL REVENUES................        7,210             391              (34)            7,567
                                      -------------       ------           ------         ------------

EXPENSES:
Claims and Claim Expenses..........        3,680             201                              3,881
Life/Health Benefits...............          505                                                505
Acquisition Costs..................        1,345             103                              1,448
Other Operating Costs and
  Expenses.........................          563              25                6(B)            594
                                      -------------       ------           ------         ------------
     TOTAL EXPENSES................        6,093             329                6             6,428
                                      -------------       ------           ------         ------------
     INCOME BEFORE TAXES AND
       MINORITY INTEREST...........        1,117              62              (40)            1,139
Income Tax Expense.................          247              14               (9)(C)           252
                                      -------------       ------           ------         ------------
     INCOME BEFORE MINORITY
       INTEREST....................          870              48              (31)              887
Minority Interest..................           45                                                 45
                                      -------------       ------           ------         ------------
     NET INCOME....................      $   825           $  48             ($31)           $  842
                                      -------------       ------           ------         ------------
                                      -------------       ------           ------         ------------

SHARE DATA:
Net Income per Common Share........      $  9.92                                             $ 9.76
                                      -------------                                       ------------
                                      -------------                                       ------------
Average Shares Outstanding.........         82.1                              3.1(D)           85.2
                                      -------------                        ------         ------------

                                      -------------                        ------         ------------

See the accompanying notes to the unaudited pro forma consolidated statements of income.

                             GENERAL RE CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                       GENERAL RE       NATIONAL RE       PRO FORMA        PRO FORMA
                                      HISTORICAL(1)    HISTORICAL(2)    ADJUSTMENTS(3)    CONSOLIDATED
                                      -------------    -------------    --------------    ------------
PREMIUMS AND OTHER REVENUES:
Net Premiums Earned
  Property/Casualty................      $ 2,718           $ 190                             $2,908
  Life/Health......................          499                                                499
                                      -------------       ------           ------         ------------
Total Net Premiums Earned                  3,217             190                              3,407
Net Investment Income..............          573              41             $(17)(A)           597
Other Revenues.....................          146                                                146
Net Realized Gains on
  Investments......................           80               4                                 84
                                      -------------       ------           ------         ------------
     TOTAL REVENUES................        4,016             235              (17)            4,234
                                      -------------       ------           ------         ------------

EXPENSES:
Claims and Claim Expenses..........        1,912             125                              2,037
Life/Health Benefits...............          364                                                364
Acquisition Costs..................          744              59                                803
Other Operating Costs and
  Expenses.........................          329              13                3(B)            345
                                      -------------       ------           ------         ------------
     TOTAL EXPENSES:                       3,349             197                3             3,549
                                      -------------       ------           ------         ------------
     INCOME BEFORE TAXES AND
       MINORITY INTEREST...........          667              38              (20)              685
Income Tax Expense.................          161              10               (5)(C)           166
                                      -------------       ------           ------         ------------
     INCOME BEFORE MINORITY
       INTEREST....................          506              28              (15)              519
Minority Interest..................           45                                                 45
                                      -------------       ------           ------         ------------
     NET INCOME....................      $   461           $  28             $(15)           $  474
                                      -------------       ------           ------         ------------
                                      -------------       ------           ------         ------------


SHARE DATA:
Net Income per Common Share........      $  5.67                                             $ 5.61
                                      -------------                                       ------------
                                      -------------                                       ------------
Average Shares Outstanding.........         80.4                              3.1(D)           83.5
                                      -------------                        ------         ------------
                                      -------------                        ------         ------------

See the accompanying notes to the unaudited pro forma consolidated statements of income.

                             GENERAL RE CORPORATION
       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

     The pro forma income statements present the results of General Re as if the Merger had occurred on January 1, 1995. It is not appropriate to assume the results presented would have been the actual amounts reported by General Re if the transaction had occurred on January 1, 1995. The pro forma consolidated income statements assume the consideration to purchase the Company was in the form of 50% General Re Common Stock and 50% cash.

(1) The first column presents the historical results from operations reported by General Re in its Annual Report on Form 10-K for the year ended December 31, 1995 and in its Quarterly Report on Form 10-Q for the six months ended June 30, 1996.

(2) The second column presents the historical results from operations by the Company in its Annual Report on Form 10-K for the year ended December 31, 1995 and in its Quarterly Report on Form 10-Q for the six months ended June 30, 1996.

(3) The third column includes purchase accounting and pro forma adjustments to General Re's and the Company's historical results from operations which are described below.

                                                         INCREASE (DECREASE) IN
                                                                 INCOME
                                                       --------------------------
                                                                       SIX MONTHS
                                                        YEAR ENDED       ENDED
                                                       DECEMBER 31,     JUNE 30,
                                                           1995           1996
                                                       ------------    ----------
                                                             (IN MILLIONS)
(A)    It was assumed that General Re would have
       paid $470 million in cash on January 1, 1995,
       for 50% of the total purchase consideration.
       These funds were assumed to have earned
       annual pretax investment income at 7.13%
       based on the historical United States
       portfolio yield..............................       $(34)          $(17)
                                                          -----          -----
                                                          -----          -----

(B)    The amortization of the excess of purchase
       price over the fair value of net assets
       acquired was assumed to occur over 40
       years........................................       $(15)          $ (8)

       The Company's amortization for future value

       of treaties, which was included in its
       historical results, would have been reversed
       under purchase accounting....................          8              4

       The Company's amortization for goodwill
       related to prior transactions and deferred
       financing costs would also have been reversed
       under purchase accounting....................          1              1
                                                          -----          -----

                                                           $ (6)          $ (3)
                                                          -----          -----
                                                          -----          -----

(C)    An adjustment would have been made to record
       the tax effect of items A and B, excluding
       goodwill, using a 35% statutory tax rate.....       $  9           $  5
                                                          -----          -----
                                                          -----          -----

(D) It was assumed that General Re would have issued General Re Common Stock for aggregate value of $470 million for 50% of the total purchase consideration. Using the average of the closing prices on the NYSE for the ten consecutive trading days prior to June 30, 1996, General Re would have issued 3.1 million shares at $151.63 per share.

                             GENERAL RE CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN MILLIONS)

                                        GENERAL RE       NATIONAL RE         PRO FORMA        PRO FORMA
                                      HISTORICAL (1)    HISTORICAL (2)    ADJUSTMENTS (3)    CONSOLIDATED
                                      --------------    --------------    ---------------    ------------
ASSETS:
Investments:
  Fixed Maturities:
     Available-for-Sale............      $ 15,370           $1,111             $(436)(A)       $ 16,045
     Trading.......................         2,965                                                 2,965
  Equity Securities................         4,035              181                                4,216
  Short-Term Investments...........         1,523                8                                1,531
  Other Invested Assets............           853                                                   853
                                      --------------       -------           -------         ------------
     Total Investments.............        24,746            1,300              (436)            25,610
Cash...............................           407                2                                  409
Accrued Investment Income..........           386               19                                  405
Accounts Receivable................         2,793              231                                3,024
Funds Held by Reinsured
  Companies........................         2,141                                                 2,141
Reinsurance Recoverable............         2,867               84                                2,951
Deferred Acquisition Costs.........           439               32                (8)(B)            463
Securities Purchased under
  Agreements to Resell.............           157                                                   157
Trading Account Assets.............         2,350                                                 2,350
Other Assets.......................         1,527               99               549(C)           2,175
                                      --------------       -------           -------         ------------
     TOTAL ASSETS..................      $ 37,813           $1,767             $ 105           $ 39,685
                                      --------------       -------           -------         ------------
                                      --------------       -------           -------         ------------
LIABILITIES:
Claims and Claim Expenses..........      $ 14,701           $1,043                             $ 15,744
Policy Benefits for Life/Health
  Contracts........................         2,378                                                 2,378
Unearned Premiums..................         1,993              108                                2,101
Other Reinsurance Balances.........         3,041                                                 3,041
Notes Payable and Commercial
  Paper............................           379              211             $   6(D)             596
Income Taxes.......................           593                                (39)(F)            554
Securities Sold under Agreements to
  Repurchase.......................         2,607                                                 2,607
Securities Sold but not yet
  Purchased........................           568                                                   568
Trading Account Liabilities........         2,664                                                 2,664
Other Liabilities..................         1,407               30                43(E)           1,480
Minority Interest..................         1,184                                                 1,184

                                      --------------       -------           -------         ------------
     TOTAL LIABILITIES.............        31,515            1,392                10             32,917
                                      --------------       -------           -------         ------------

Cumulative Convertible Preferred
  Stock............................           147                                                   147
Loan to ESOP.......................          (146)                                                 (146)
                                      --------------       -------           -------         ------------
                                                1                                                     1
                                      --------------       -------           -------         ------------
COMMON STOCKHOLDERS' EQUITY:
Common Stock.......................            51                                                    51
Paid-in Capital....................           654              218                82(G)             954
Unrealized Appreciation of
  Investments......................         1,358                6                (6)(H)          1,358
Currency Translation Adjustments...           (45)                                                  (45)
Retained Earnings..................         6,361              168              (168)(H)          6,361
Less Common Stock in Treasury......        (2,082)             (17)              187(I)          (1,912)
                                      --------------       -------           -------         ------------
     TOTAL COMMON STOCKHOLDERS'
       EQUITY......................         6,297              375                95              6,767
                                      --------------       -------           -------         ------------
     TOTAL LIABILITIES, CUMULATIVE
       CONVERTIBLE PREFERRED STOCK
       AND COMMON EQUITY...........      $ 37,813           $1,767             $ 105           $ 39,685
                                      --------------       -------           -------         ------------
                                      --------------       -------           -------         ------------

   See the accompanying notes to the unaudited pro forma consolidated balance sheet.

                             GENERAL RE CORPORATION
          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     The pro forma balance sheet presents the results of General Re as if the Merger had occurred on June 30, 1996. It is not appropriate to assume the balance sheet data would have been the actual amounts reported by General Re if the transaction had occurred on June 30, 1996. The pro forma consolidated balance sheet assumes the consideration to purchase the Company was in the form of 50% General Re Common Stock and 50% cash.

     (1) The first column presents General Re's historical balance sheet as of June 30, 1996 as reported in its Quarterly Report on Form 10-Q.

     (2) The second column presents the Company's historical balance sheet as of June 30, 1996 as reported in its Quarterly Report on Form 10-Q.

     (3) The third column includes purchase accounting adjustments and pro forma adjustments to General Re's and the Company's historical balance sheets, respectively.

                                                                      INCREASE (DECREASE)
                                                                         IN NET ASSETS
                                                                         (IN MILLIONS)
                                                                      -------------------
  (A)  It was assumed that General Re would have paid cash on June
       30, 1996 for 50% of the purchase consideration.                       $(470)
       It was assumed that all outstanding Company stock options
       (1,118,800 shares) would have been exercised prior to the
       purchase.                                                                34
                                                                            ------
                                                                             $(436)
                                                                            ------
                                                                            ------
  (B)  Deferred acquisition costs would have been reduced for deferred costs other than commissions to conform to General
       Re's accounting.                                                      $  (8)
                                                                            ------
                                                                            ------
  (C)  The excess of purchase price paid over the fair value of net
       assets acquired would have been recorded.                             $ 585
       Intangible assets included in the Company's historical
       balance sheet would have been reduced for the following
       items not carried forward under purchase accounting:
       --Future value of treaties                                              (27)
       --Goodwill                                                               (6)
       --Deferred financing costs                                               (3)
                                                                            ------
                                                                             $ 549
                                                                            ------

                                                                            ------
  (D)  The carrying value of the Company's senior notes would have
       been adjusted to fair value using current market quotations.          $  (6)
                                                                            ------
                                                                            ------
  (E)  The liability for estimated severance and closing costs
       would have been accrued.                                              $ (43)
                                                                            ------
                                                                            ------
  (F)  The tax effect of applicable items in A through E, excluding goodwill, would have been recorded using a 35% statutory tax
       rate.                                                                 $  39
                                                                            ------
                                                                            ------
  (G)  The issuance of General Re Common Stock would have increased
       paid-in capital.                                                      $ 300
       The Company's paid-in capital would have been eliminated.              (218)
                                                                            ------
                                                                             $  82
                                                                            ------
                                                                            ------
  (H)  The Company's unrealized appreciation in investments and
       retained earnings would have been eliminated.                            --
  (I)  The issuance of General Re Common Stock would have increased
       treasury stock by $55 per share issued.                               $ 170
       The Company's treasury stock would have been eliminated.                 17
                                                                            ------
                                                                             $ 187
                                                                            ------
                                                                            ------

                                 OTHER MATTERS

REGULATORY APPROVALS

     Set forth below is a summary of the material regulatory approvals required to consummate the Merger. While the Company and General Re believe that they will receive the requisite regulatory approvals for the Merger which have not already been obtained, there can be no assurance as to the timing of such approvals or the ability of the parties to obtain such approvals on satisfactory terms or otherwise.

     State Regulatory Approvals. State insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of insurance companies that are domiciled in that state. The Company is the holding company for insurance companies domiciled in Connecticut and Delaware. The approval of the Insurance Commissioners of the States of Connecticut and Delaware under the change in control laws in such states must be obtained in order to consummate the Merger. Although requirements vary by state, in general state insurance commissioners are required to approve the Merger unless such commissioners find that it is not in the interest of the public and policyholders after consideration of, among other factors: (i) requirements for licensure of the insurance company; (ii) effects on competition; (iii) the financial condition of the insurance company after the Merger; (iv) plans or proposals for changes in business, corporate structure and management; (v) competence, experience and integrity of those persons to be controlling the insurance company's operations; and (vi) whether the Merger would be hazardous or prejudicial to those buying insurance.

     General Re has filed applications with the insurance commissioners of all applicable states seeking orders granting such approval. General Re has obtained approval from the Insurance Commissioner of the State of Delaware. General Re and the Company expect that approval from the Insurance Commissioner of the State of Connecticut will be granted during the third or fourth quarter of 1996, although there can be no assurance that a final order will be issued by such time. Affected persons, as determined by a commissioner, may generally seek to participate in insurance commission proceedings regarding the Merger. While procedures vary by state, orders of insurance commissioners may be appealed by certain persons and the effectiveness of an order could be stayed by the commissioner or a court while such an appeal is pending. If approval is stayed, consummation of the Merger could be delayed pending such proceedings.

     Antitrust. The applicable waiting period for the approval of the Merger under the HSR Act has expired. Notwithstanding the expiration of the HSR waiting period, any time before or after the Effective Time, the Federal Trade Commission ('FTC'), the United States Department of Justice ('DOJ') or others can take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by General Re of all or any part of the stock or assets of the Company. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.


     Other. Certain aspects of the Merger will require notification to, and filings with, various securities and other authorities in certain states.

STATE TAKEOVER STATUTES

     As a Delaware corporation, the Company is subject to Section 203 ('Section 203') of the DGCL. Section 203 would prevent an 'Interested Stockholder' (generally defined as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a 'Business Combination' (as defined in Section 203) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding stock held by directors who are also officers and by employee stock ownership plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. In accordance with the provisions of Section 203, the Company Board has approved the transactions contemplated by the Merger Agreement. Accordingly, the transactions contemplated by the Merger Agreement are exempt from the provisions of Section 203.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company conducts business, directly or through subsidiaries, in a number of states throughout the United States, some of which have enacted takeover laws. General Re does not know whether any of these laws will, by their terms, apply to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, General Re will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, General Re and/or Sub might be required to file certain information with, or receive approvals from, the relevant state authorities.

                    DESCRIPTION OF GENERAL RE CAPITAL STOCK

GENERAL

     The following summaries of the terms of the capital stock of General Re do not purport to be complete and are qualified in their entirety by reference to the General Re Certificate of Incorporation, the General Re Bylaws, the Rights Agreement between General Re and The Bank of New York, as Rights Agent, the Certificates of Designation for the General Re Preferred Stock (as defined below) and the DGCL.

GENERAL RE COMMON STOCK

     Under the provisions of the General Re Restated Certificate of Incorporation, General Re is authorized to issue 250,000,000 shares of General Re Common Stock, $.50 per share. As of June 30, 1996, 78,740,961 shares of General Re Common Stock are issued and outstanding. General Re Common Stock is listed and traded on the NYSE under the symbol 'GRN.' Shares of General Re Common Stock are fully paid and nonassessable. Subject to preferential rights that may be applicable to any outstanding General Re Preferred Stock, holders of General Re Common Stock are entitled to receive dividends if, as and when declared by the General Re Board out of funds legally available therefor. See 'Market Price Data and Dividends.' In the event of a liquidation, dissolution or winding-up of General Re, holders of General Re Common Stock are entitled to share equally and ratably in General Re's assets remaining after the payment of all of General Re's liabilities and the liquidation preferences of any outstanding General Re Preferred Stock. Holders of General Re Common Stock have no preemptive rights, no cumulative voting rights, no rights to convert their General Re Common Stock to any other securities, and there are no redemption or sinking fund provisions. Holders of General Re Common Stock are entitled to one vote for each share held of record at all meetings of General Re stockholders.

     For a discussion of the material differences between the rights of holders of General Re Common Stock and the rights of holders of National Re Common Stock, see 'Comparison of Rights of Stockholders.'

GENERAL RE PREFERRED STOCK

     General. Under the provisions of the General Re Restated Certificate of Incorporation, the General Re Board is authorized to issue up to 20,000,000 shares of preferred stock, without par value ('General Re Preferred Stock'), in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by General Re's stockholders. The issuance of General Re Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of General Re Common Stock or adversely affect the rights and powers, including voting rights, of the holders of General Re Common Stock.

     General Re Series A ESOP Convertible Preferred Stock.   Pursuant to the
Certificate of Stock Designation, filed with the Secretary of State of the State of Delaware on July 6, 1989, General Re created a series of preferred stock without par value, designated as Series A ESOP Convertible Preferred Stock consisting of 1,754,386 shares (the 'General Re ESOP Preferred'). As of June 30, 1996, 1,719,371 shares of General Re ESOP Convertible Preferred are issued and outstanding. General Re ESOP Preferred will generally pay an annual dividend of $6.20 per share subject to increase if the annual dividend on an equivalent share of General Re Common Stock is in excess of $6.20 (excluding certain extraordinary dividends or distributions paid in connection with a tender or exchange offer). General Re ESOP Preferred ranks senior to General Re Common Stock as to payment of dividends and distribution of assets on liquidation. In the event that the full cumulative dividends on the General Re ESOP Preferred have not been declared and paid when due, General Re cannot declare or pay any dividends with respect to any class of General Re's capital stock ranking junior to the General Re ESOP Preferred. General Re Preferred Stock ranking senior to or on a parity with General Re ESOP Preferred may, but has not been, issued. Holders of General Re ESOP Preferred are entitled to vote on all matters submitted to holders of General Re Common Stock, voting together with holders of General Re Common Stock as one class. Each share of General Re ESOP Preferred is entitled to the number of votes equal to the number of shares of General Re Common Stock into which the shares of General Re ESOP Preferred could be converted on the record date for determining the General Re stockholders entitled to vote, rounded to the nearest one-tenth of a vote. General Re ESOP Preferred is convertible into General Re Common Stock at any time prior to the fixing of a date for redemption, initially at a conversion rate of one share of General Re Common Stock for each share of General Re ESOP Preferred. Appropriate anti-dilution adjustments will be made to General Re ESOP Preferred in the event of a reclassification of shares, recapitalization, issuance of rights or warrants to purchase General Re Common Stock or similar transactions.

     General Re ESOP Preferred is redeemable, in whole or in part, at General Re's option, during the twelve-month periods ending July 6, 1997 and July 6, 1998 at 101.45% and 100.75%, respectively, of the liquidation values per share, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Thereafter, General Re ESOP Preferred is redeemable, in whole or in part, at General Re's option, for $85.50 per share plus, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. General Re shall make payment of the redemption price in cash or shares of General Re Common Stock, or a combination of cash and shares. From and after the date fixed for redemption, dividends on shares of General Re ESOP Preferred called for redemption will cease to accrue, the shares will no longer be deemed to be outstanding and all rights with respect to the shares will cease, except the right to receive the redemption price. If less than all of the outstanding shares of General Re ESOP Preferred are to be redeemed,

General Re will either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or will select the shares to be redeemed by lot, as may be determined by the General Re Board. If General Re elects, by a resolution of the General Re Board, to make payment of all future redemption prices solely in cash or solely in shares of General Re Common Stock and notifies the holders of General Re ESOP Preferred of such election, all such payments thereafter will be made in compliance with such election, which will be irrevocable.

     Shares of General Re ESOP Preferred will be redeemed, at the option of the holder, by General Re at a redemption price equal to the fair market value of General Re ESOP Preferred plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, at any time and from time to time upon notice to General Re given not less than five (5) business days prior to the date fixed by the participant in the notice for redemption, when and to the extent necessary (i) for the holder to provide for distributions required to be made to participants under, or to satisfy an investment election provided to participants in accordance with, the General Re Employee Stock Ownership Plan (the 'General Re ESOP'), or any successor Plan or (ii) for the holder to make payment of principal, interest or premium due and payable (whether as scheduled or upon acceleration) on indebtedness of the trust under the General Re ESOP or indebtedness incurred by the holder for the benefit of the General Re ESOP.

     In the event of a consolidation, merger or similar transaction, the General Re ESOP Preferred will be converted into similar shares of any successor or resulting company. A holder may also elect to have his shares of General Re ESOP Preferred redeemed as discussed above.

     General Re Preferred Stock Purchase Rights. Pursuant to the Rights Agreement, dated as of September 11, 1991, by and between General Re and The Bank of New York, as Rights Agent, the General Re Board adopted a Stockholder Rights Plan (the 'General Re Preferred Stock Purchase Rights Plan') and declared a dividend distribution of one right (the 'General Re Preferred Stock Purchase Rights') for each outstanding share of General Re Common Stock to General Re stockholders of record at the close of business on October 1, 1991. The General Re Preferred Stock Purchase Plan also provides that General Re Preferred Stock Purchase Rights will be issued in respect of all shares of General Re Common Stock which are issued after October 1, 1991 but prior to the earlier of the Distribution Date (as defined below) or the close of business on September 11, 2001. Accordingly, each share of General Re Common Stock issued in the Merger will have one General Re Preferred Stock Purchase Right attached thereto.

     Each General Re Preferred Stock Purchase Right entitles the registered holder to purchase from General Re one unit consisting of one one-hundredth of a share of General Re Series A Junior Participating Preferred Stock without par value (the 'General Re Junior Preferred Stock'), at a purchase price of $350 per unit, subject to adjustment. The General Re Preferred Stock Purchase Rights attach to shares of General Re Common Stock without the distribution of separate rights certificates. The General Re Preferred Stock Purchase Rights will separate from the General Re Common Stock and a distribution will occur on the date (the 'Distribution Date') which is the earlier of (i) 10 business days following the public announcement that a group has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of General Re Common Stock (the 'Stock Acquisition Date') or (ii) 10 business days (or such later date as the General Re Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person beneficially owning 20% or more of the outstanding shares of General Re Common Stock. Until the Distribution Date, the General Re Preferred Stock Purchase Rights will be evidenced by General Re Common Stock certificates and will be transferred only with shares of General Re Common Stock. The General Re Preferred Stock Purchase Rights will not be exercisable until the Distribution Date.

     In the event that, following the Distribution Date, an individual, firm, corporation, or any other entity becomes the beneficial owner of more than 20% of the then outstanding shares of General Re Common Stock, except pursuant to an offer for all outstanding shares of General Re Common Stock which General Re's independent directors determine to be fair and in the best interest of General Re and its stockholders, each holder of a General Re Preferred Stock Purchase Right will thereafter have the right to receive, upon exercise, shares of General Re Common Stock (or in certain circumstances cash, property or other securities of General Re or securities of the acquiring company) having a value equal to two times the exercise price of the General Re Preferred Stock Purchase Right. In such event, all General Re Preferred Stock Purchase Rights that are owned beneficially by the person acquiring 20% or more of the then outstanding shares of General Re Common Stock will be null and void.

     The purchase price payable and the number of units of General Re Junior Preferred Stock or other securities or other property issuable upon exercise of the General Re Preferred Stock Purchase Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the General Re Junior Preferred Stock.

     In the event that, at any time following the Stock Acquisition Date, (i) General Re is acquired in a merger or other business combination transaction in which General Re is not the surviving corporation (other than a merger which General Re's independent directors determine to be fair and in the best interest of General Re and its stockholders), or (ii) 50% or more of General Re's assets or earning power is sold or otherwise transferred, each holder of a General Re Preferred Stock Purchase Right will thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the General Re Preferred Stock Purchase Right.

     At any time until 10 days following the Stock Acquisition Date, General Re may redeem the General Re Preferred Stock Purchase Rights in whole but not in part, at a price of $.01 per right, at which time the General Re Preferred Stock Purchase Rights will terminate. Unless earlier redeemed as described in the preceding sentence, the General Re Preferred Stock Purchase Rights will expire at the close of business on September 11, 2001.

     Other than those provisions relating to the principal economic terms of the General Re Preferred Stock Purchase Rights, any of the provisions of the General Re Preferred Stock Purchase Plan may be amended by the General Re Board prior to the Distribution Date. After the Distribution Date, the provisions of the General Re Preferred Stock Purchase Plan may be amended by the General Re Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of the General Re Preferred Stock Purchase Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the General Re Preferred Stock Purchase Plan, provided, however, that no amendment to adjust the time period governing redemption may be made at a time when the General Re Preferred Stock Purchase Rights are no longer redeemable.

     The General Re Preferred Stock Purchase Rights have certain anti-takeover effects. The General Re Preferred Stock Purchase Rights will cause substantial dilution to a person or group that attempts to acquire General Re on terms not approved by the General Re Board. The General Re Preferred Stock Purchase Rights should not interfere with any merger or business combination approved by the General Re Board since the General Re Board may, at its option, at any time prior to the close of business on the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) September 11, 2001, redeem all but not less than all the outstanding General Re Preferred Stock Purchase Rights. In addition, certain provisions of the General Re Restated Certificate of Incorporation and the General Re By-laws may have anti-takeover effects. See 'Comparison of Rights of Stockholders.'

     The Certificate of Designation of the General Re Junior Preferred Stock designates 1,100,000 shares for issuance pursuant to the exercise of the General Re Preferred Stock Purchase Rights. As of the date hereof, General Re has no General Re Junior Preferred Stock outstanding. When issued, the General Re Junior Preferred Stock will be nonredeemable and rank junior to all other series of General Re Preferred Stock. Each whole share of General Re Junior Preferred Stock will be entitled to receive a quarterly preferential dividend in an amount equal to the greater of (i) $1.00 or (ii) subject to customary anti-dilution adjustments, 100 times the aggregate amount to be distributed per share to holders of General Re Common Stock. In the event of the liquidation, dissolution or winding-up of General Re, each whole share of General Re Junior Preferred Stock will be entitled to receive a preferential liquidation payment in an amount equal to $100, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which General Re Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in such case each whole share of General Re Junior Preferred Stock will be entitled to receive 100 times the amount received per each share of General Re Common Stock. Each whole share of General Re Junior Preferred will be entitled to 100 votes, subject to customary anti-dilution adjustments, on all matters submitted to a vote of the stockholders of General Re, and the holders of General Re Junior Preferred Stock will generally vote together as one class with the holders of General Re Common Stock on all matters submitted to a vote of the stockholders of General Re.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for General Re's capital stock is American Stock Transfer & Trust Company ('AST'). AST is located at 40 Wall Street, New York, New York and its telephone number is (800) 937-5449 or, in New York, (718) 921-8200.


                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     The rights of holders of National Re Common Stock are presently governed by the DGCL, the Company's Restated Certificate of Incorporation (the 'Company Certificate') and By-laws. As a result of the Merger, holders of National Re Common Stock who make a Stock Election will become stockholders of General Re, also a Delaware corporation. Accordingly, such holders' rights will be governed by the DGCL, the General Re Restated Certificate of Incorporation (the 'General Re Certificate') and the General Re By-laws. Certain differences in the rights of stockholders arise from distinctions between the Company Certificate and the General Re Certificate and between the Company By-laws and the General Re By-laws. The following is a brief description of the material differences. This description does not purport to be a complete statement of all differences between the rights of the stockholders of the Company and the stockholders of General Re, and the identification of specific differences is not meant to indicate that other differences do not exist. The following description is qualified in its entirety by reference to the Company Certificate, the Company By-laws, the

General Re Certificate and the General Re By-laws. For information on how to obtain copies of any of these documents, see 'Available Information.'

     Each Company stockholder should carefully consider these differences, including provisions of the General Re Certificate and the General Re By-laws that may have an anti-takeover effect, in connection with such stockholder's decision to vote for or against the adoption and approval of the Merger Agreement.

BOARD OF DIRECTORS

     The Company By-laws provide that the number of directors which shall constitute the Company Board shall be at least one, but no more than twenty, as determined from time to time by the affirmative vote of the majority of the directors present at any meeting at which there is a quorum present. The number of directors constituting the Company Board is presently 14. The General Re By-laws provide that the number of directors which shall constitute the General Re Board shall not be less than nine or more than twenty-one and shall be established from time to time by the affirmative vote of (i) a majority of the directors in office at the time of such vote or (ii) the holders of 60% in interest of the outstanding voting shares of General Re's capital stock (the 'General Re Voting Shares'). The number of directors constituting the General Re Board is presently 11.

     The Company By-laws provide that in general all the directors constituting the Company Board shall be elected at each annual meeting of the Company's stockholders by a plurality of the votes cast and shall hold office for a term of one year. The General Re By-laws provide that the directors constituting the General Re Board shall be classified into three classes, each consisting as nearly as possible of an equal number of directors, and that at each annual meeting of General Re's stockholders one class of directors shall be elected by a majority of the votes cast and shall hold office for a term of three years.


     The Company By-laws provide that unless otherwise restricted by a written agreement to which the Company is bound, any director or the entire Company Board may be removed, with or without cause, by the holders of a majority of the shares of National Re Common Stock entitled to vote at an election of directors. The General Re By-laws provide that any director may be removed from office, but only for cause, by the affirmative vote of the General Re stockholders holding a majority of the outstanding General Re Voting Shares, given at a meeting called for that purpose.

ADVANCE NOTICE OF NOMINATIONS FOR THE ELECTION OF DIRECTORS

     The Company By-laws contain no provisions regarding the submission of director nominations by stockholders. The General Re By-laws provide that a stockholder who is entitled to vote for the election of directors at a meeting of stockholders who wishes to nominate a person for election as a director of General Re must give written notice to General Re's corporate secretary not less than 60 days nor more than 90 days prior to any meeting of stockholders called for the purpose of electing directors; provided, however, that if less than 35 days' notice of the meeting is given to stockholders, such nomination shall have been mailed or delivered to General Re's corporate secretary not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice must contain the following information with respect to each nominee who is not an incumbent director: (i) the name, age, business address and, if known, residence address of each such nominee; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of each class of stock of General Re which are beneficially owned by such nominee and by the nominating stockholder; and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Exchange Act. If the presiding officer of the meeting determines that the nomination was not made in accordance with the foregoing procedures, the General Re By-laws provide that the defective nomination will be disregarded.

STOCKHOLDER PROPOSALS

     The Company By-laws contain no advance notice requirements relating to proposals sought to be made by stockholders at the annual meeting of stockholders. The General Re By-laws generally provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by General Re's corporate secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice of or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the

7th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.


STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Company By-laws provide that any action that may be taken at a meeting of the Company's stockholders may be taken without a meeting of stockholders if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. The General Re By-laws provide that, except for any action which may be taken solely upon the vote or consent in writing of the holders of General Re Preferred Stock, any action required to be taken or which may be taken by the General Re stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be taken by a consent in writing by the General Re stockholders.

SPECIAL MEETINGS

     The Company By-laws provide that special meetings of the Company's stockholders may be called by the Company's president and shall be called by the Company's president or the Company's corporate secretary at the request in writing of a majority of the holders of the outstanding capital stock of the Company issued and outstanding and entitled to vote at the meeting. The General Re Certificate provides that special meetings of General Re's stockholders, for any proper purpose or purposes, may be called only by the General Re Board, pursuant to a resolution adopted by the General Re Board.

BUSINESS COMBINATIONS; TRANSACTIONS WITH INTERESTED STOCKHOLDERS

     Neither the Company Certificate nor the Company By-laws contains any provisions regarding the vote required for the approval of business combinations or transactions with Interested Stockholders (as defined below). The General Re Certificate provides that any business combination shall require only the affirmative vote of a majority of the outstanding General Re Voting Shares if all of the following conditions are satisfied: (i) the consideration to be received by the holders of General Re Voting Shares shall be cash or in the same form as previously had been paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of any General Re Voting Shares; (ii) if the consideration paid by or on behalf of the Interested Stockholder for General Re Voting Shares varied as to form, the form of consideration to be received by holders of General Re Voting Shares shall be either cash or the form previously used by the Interested Stockholder to acquire beneficial ownership of the largest number of General Re Voting Shares; (iii) the aggregate amount of cash and the fair market value of the consideration other than cash to be received for each General Re Voting Share by the holders thereof in any business combination shall be at least equal to the highest per share price paid by such Interested Stockholder in acquiring any of the General Re Voting Shares; (iv) after becoming an Interested Stockholder and prior to the consummation of any business combination, such Interested Stockholder shall not have acquired any newly-issued shares of capital stock from General Re and such Interested Stockholder shall not have received the benefit of any financial assistance from General Re; (v) a proxy statement prepared in accordance with the Exchange Act shall be mailed to General Re's stockholders for the purpose of soliciting stockholder approval of such business combination and such proxy statement shall contain, if deemed advisable by a majority of the Continuing Directors (as defined below), an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination from the point of view of the holders of General Re Voting Shares. If the foregoing conditions are not satisfied, and except where a business combination has been approved by two-thirds of the Continuing Directors, any business combination shall require the affirmative vote of the holders of 60% of the General Re Voting Shares (other than an Interested Stockholder or an affiliate thereof). The General Re Certificate provides that 'Interested Stockholder' shall generally mean any person (other than General Re or any subsidiary of General Re or any employee benefit plan maintained by General Re or any subsidiary of General Re) together with its affiliates who or which, along with its affiliates, as of the record date for the determination of stockholders entitled to notice of and to vote on a business combination, is the beneficial owner of more than 5% of the General Re Voting Shares. The General Re Certificate provides that 'Continuing Director' shall mean a member of the General Re Board who was in office prior to the time an Interested Stockholder became an Interested Stockholder, or a director who has been recommended to directly succeed a Continuing Director or join the General Re Board by a majority of the remaining Continuing Directors.

AMENDMENTS TO CHARTER AND BY-LAWS

     Neither the Company Certificate nor the Company By-laws contain any supermajority provisions concerning the amendment of either document. The General Re Certificate provides that the holders of 60% of the General Re Voting Shares are required to amend, alter or repeal any provisions of the General Re Certificate governing (i) certain business combinations; (ii) the authorization of General Re Preferred Stock; (iii) the election and removal of directors; (iv) actions by written stockholder consents; (v) the call of special stockholder meetings; (vi) certain determinations by the Continuing Directors; (vii) share purchases from Interested Stockholders; and (viii) amendments to the General Re By-laws. The General Re Certificate also provides that the holders of 60% of the General Re Voting Shares are required to amend, alter or repeal any provisions of the General Re By-laws governing (i) the call of special stockholder meetings; (ii) the number and election of directors; (iii) the filling of director vacancies; (iv) the nomination of directors; and (v) amendments to the General Re By-laws. Notwithstanding the foregoing, the General Re Certificate provides that only the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding General Re Voting Shares is required to approve any proposed amendment, alteration or repeal of the General Re Certificate or the General Re By-laws if at the time of any such proposed amendment, alteration or repeal (i) there shall exist one or more Interested Stockholders and a majority of the Continuing Directors approve such proposed amendment, alteration or repeal; or (ii) no Interested Stockholder exists, and a majority of the members of the General Re Board approve such proposed amendment, alteration or repeal.

STOCKHOLDER RIGHTS PLAN

     The Company does not have a stockholder rights plan, while General Re has adopted the General Re Preferred Stock Purchase Rights Plan. The General Re Preferred Stock Purchase Rights have certain anti-takeover effects. Such rights will cause substantial dilution to a person or group that attempts to acquire General Re on terms not approved by the General Re Board, except pursuant to an offer conditioned on a substantial number of General Re Preferred Stock Purchase Rights being acquired, redeemed or invalidated. See 'Description of General Re Capital Stock-- General Re Preferred Stock--General Re Preferred Stock Purchase Rights.'

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for General Re by Skadden, Arps, Slate, Meagher & Flom.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of General Re as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, as given on the authority of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein or appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 which has been incorporated by reference herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP contain an explanatory paragraph that refers to the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities' in 1993.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to submit a proposal to the Company for consideration for inclusion in its proxy statement relating to its 1997 Annual Meeting of Stockholders must deliver such proposal to the Company by December 2, 1996. If the Merger is consummated, no such meeting will be held.

                                                                         ANNEX I
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            GENERAL RE CORPORATION,
                           N ACQUISITION CORPORATION
                                      AND
                            NATIONAL RE CORPORATION
                                  DATED AS OF
                                  JULY 1, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         -----
                                  ARTICLE I

                THE MERGER.............................................    I-4
Section 1.1     The Merger.............................................    I-4
Section 1.2     Effective Time.........................................    I-4
Section 1.3     Closing................................................    I-4
Section 1.4     Directors and Officers of the Surviving Corporation....    I-5
Section 1.5     Stockholders' Meeting..................................    I-5

                                  ARTICLE II

                CONVERSION OF SHARES; ELECTION PROCEDURES..............    I-5
Section 2.1     Conversion of Shares...................................    I-5
Section 2.2     Election Procedure.....................................    I-6
Section 2.3     Issuance of Parent Common Stock and Payment of Cash
                Consideration; Proration...............................    I-7
Section 2.4     Issuance of Parent Common Stock........................    I-8
Section 2.5     Payment of Cash Consideration..........................    I-8
Section 2.6     Treatment of Company Stock Options.....................    I-8
Section 2.7     Stock Transfer Books...................................    I-9
Section 2.8     Shares of Dissenting Stockholders......................    I-9
Section 2.9     Tax Opinion Adjustment.................................    I-9

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........   I-10
Section 3.1     Organization...........................................   I-10
Section 3.2     Capitalization.........................................   I-10
Section 3.3     Corporate Authorization; Validity of Agreement; Company
                Action.................................................   I-11
Section 3.4     Consents and Approvals; No Violations..................   I-11
Section 3.5     SEC Reports and Financial Statements...................   I-12
Section 3.6     Absence of Certain Changes.............................   I-12
Section 3.7     No Undisclosed Liabilities.............................   I-13
Section 3.8     Information in Proxy Statement/Prospectus..............   I-13
Section 3.9     Employee Benefit Plans; ERISA..........................   I-13
Section 3.10    Litigation; Compliance with Law........................   I-14
Section 3.11    No Default.............................................   I-14
Section 3.12    Taxes..................................................   I-14
Section 3.13    Contracts..............................................   I-15
Section 3.14    Transactions with Affiliates...........................   I-15
Section 3.15    Opinion of Financial Advisor...........................   I-15
Section 3.16    Lincoln National Contract..............................   I-15

                                  ARTICLE IV


                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.......   I-16
Section 4.1     Organization...........................................   I-16
Section 4.2     Capitalization.........................................   I-16
Section 4.3     Corporate Authorization; Validity of Agreement;
                Necessary Action.......................................   I-16
Section 4.4     Consents and Approvals; No Violations..................   I-16
Section 4.5     SEC Reports and Financial Statements...................   I-17
Section 4.6     Absence of Certain Changes.............................   I-17
Section 4.7     No Undisclosed Liabilities.............................   I-17
Section 4.8     Information in Proxy Statement/Prospectus..............   I-17
Section 4.9     Litigation; Compliance with Law........................   I-18
Section 4.10    Taxes..................................................   I-18

                                                                         PAGE
                                                                         -----
Section 4.11    Financing..............................................   I-18
Section 4.12    Opinion of Financial Advisor...........................   I-18

                                  ARTICLE V

                COVENANTS..............................................   I-19
Section 5.1     Interim Operations of the Company......................   I-19
Section 5.2     Interim Operations of Parent...........................   I-20
Section 5.3     Access to Information..................................   I-21
Section 5.4     Consents and Approvals.................................   I-21
Section 5.5     Employee Matters.......................................   I-21
Section 5.6     No Solicitation........................................   I-22
Section 5.7     Additional Agreements..................................   I-22
Section 5.8     Publicity..............................................   I-22
Section 5.9     Notification of Certain Matters........................   I-23
Section 5.10    Directors' and Officers' Insurance and
                Indemnification........................................   I-23
Section 5.11    Rule 145 Affiliates....................................   I-23
Section 5.12    Proxy Statement/Prospectus.............................   I-23
Section 5.13    Tax-Free Reorganization................................   I-24
Section 5.14    Existing Stockholder Agreements and Registration Rights
                Agreement..............................................   I-24
Section 5.15    Stock Exchange Listing.................................   I-24

                                  ARTICLE VI

                CONDITIONS.............................................   I-24
Section 6.1     Conditions to the Obligations of Each Party............   I-24
Section 6.2     Conditions to the Obligations of Parent and Sub........   I-25
Section 6.3     Conditions to the Obligations of the Company...........   I-25

                                 ARTICLE VII


                TERMINATION............................................   I-26
Section 7.1     Termination............................................   I-26
Section 7.2     Effect of Termination..................................   I-27

                                 ARTICLE VIII

                MISCELLANEOUS..........................................   I-27
Section 8.1     Fees and Expenses......................................   I-27
Section 8.2     Finders' Fees..........................................   I-27
Section 8.3     Amendment and Modification.............................   I-27
Section 8.4     Nonsurvival of Representations and Warranties..........   I-28
Section 8.5     Notices................................................   I-28
Section 8.6     Interpretation.........................................   I-28
Section 8.7     Counterparts...........................................   I-29
Section 8.8     Entire Agreement; No Third Party Beneficiaries; Rights
                of Ownership...........................................   I-29
Section 8.9     Severability...........................................   I-29
Section 8.10    Specific Performance...................................   I-29
Section 8.11    Governing Law..........................................   I-29
Section 8.12    Assignment.............................................   I-29

Exhibit A       Form of Tax Representation Letter of Company
Exhibit B       Form of Tax Representation Letter of Parent
Exhibit C       Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1996, by and among General Re Corporation, a Delaware corporation ('Parent'), N Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ('Sub'), and National Re Corporation, a Delaware corporation (the 'Company').

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Sub are entering into Stockholder Agreements (collectively, the 'Stockholder Agreements') with Keystone Inc., Acadia Partners, L.P., William D. Warren, Peter A. Cheney, Robert
W. Eager, Jr., and Timothy T. McCaffrey (collectively, the 'Stockholders'), pursuant to which, among other things, such stockholders have agreed to vote the shares of common stock, with no par value, of the Company (the 'Company Common Stock' or 'Shares') then owned by such stockholders in favor of the Merger (as herein defined) provided for herein;

     WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stockholder Agreements in accordance with the provisions of Section 203 of the Delaware General Corporation Law (the 'DGCL') and has resolved to recommend the approval of the Merger by the holders of shares of Company Common Stock; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code');

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stockholder Agreements, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger.   (a) Subject to the terms and conditions of this
Agreement and in accordance with the DGCL, at the Effective Time (as herein defined), the Company and Sub shall consummate a merger (the 'Merger') pursuant to which (i) the Company shall be merged with and into Sub and the separate corporate existence of the Company shall thereupon cease, and (ii) Sub shall be the surviving corporation (the 'Surviving Corporation') in the Merger and shall continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (x) the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. The Merger shall have the effects set forth in the DGCL.

     Section 1.2 Effective Time. Parent, Sub and the Company will cause a Certificate of Merger (the 'Certificate of Merger') with respect to the Merger to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the 'Effective Time'.

     Section 1.3 Closing. The closing of the Merger (the 'Closing') will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than two New York Stock Exchange ('NYSE') trading days after satisfaction or waiver of all of the conditions set forth in
Article VI hereof (the

'Closing Date'), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Section 1.5 Stockholders' Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Company Special Meeting'), as soon as practicable after the Registration Statement on Form S-4 (together with all amendments, schedules, and exhibits thereto) to be filed by Parent in connection with the registration of the shares of common stock, $.50 par value, of Parent ('Parent Common Stock') and the associated Preferred Stock Purchase Rights of Parent (the 'Parent Rights') to be issued by Parent in the Merger (the 'Registration Statement') is declared effective, for the purpose of considering and taking action upon this Agreement. (Unless the context otherwise requires, all references in this Agreement to Parent Common Stock shall include the corresponding Parent Rights.) The Company shall include in the joint proxy statement/prospectus forming a part of the Registration Statement (the 'Proxy Statement/Prospectus') the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; provided that the Company may withdraw, modify or change such recommendation only to the extent that the Board of Directors of the Company determines, after having received the advice of outside legal counsel to the

Company and the advice of the Company's financial advisor, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law.

                                   ARTICLE II
                   CONVERSION OF SHARES; ELECTION PROCEDURES

     Section 2.1 Conversion of Shares. (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Dissenting Shares (as herein defined)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder as provided in and subject to the limitations set forth in this Article II, either (A) a fraction (the 'Conversion Fraction') of a validly issued, fully paid and nonassessable share of Parent Common Stock, determined by dividing $53 by the average (without rounding) of the closing prices per share of Parent Common Stock on the NYSE as reported on the NYSE Composite Tape for the ten (10) consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Closing Date (the 'Average Parent Share Price') and rounding the result to the nearest one one-hundred thousandth of a share; provided, that Parent shall issue not more than .39259 nor less than .32121 shares of Parent Common Stock per Share (the 'Stock Consideration') or (B) $53 in cash, without any interest thereon (the 'Cash Consideration').

     (b) Each share of Common Stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (c) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist and no Parent Common Stock or cash consideration shall be delivered in exchange therefor.

     (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the 'Certificates') shall cease to have any rights as stockholders of the

Company, except the right to receive the consideration set forth in this Article II (the 'Merger Consideration') for each Share held by them.

     Section 2.2 Election Procedure. Each holder of Shares (other than holders of Shares to be cancelled as set forth in Section 2.1(c) and Dissenting Shares) shall have the right, subject to the limitations set forth in this Article II, to submit a request specifying the number of Shares that such holder desires to have converted into the Stock Consideration in the Merger and the number of Shares that such holder desires to have converted into the Cash Consideration in the Merger in accordance with the following procedures:


     (a) Each holder of Shares may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an 'Election') (i) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Stock Consideration in the Merger (a 'Stock Election') and (ii) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a 'Cash Election').

     (b) Parent shall prepare a form reasonably acceptable to the Company (the 'Form of Election') which shall be mailed to the Company's stockholders entitled to vote at the Company Special Meeting so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline (as defined in Section 2.2(d)).

     (c) Parent shall use all reasonable efforts to make the Form of Election initially available to all stockholders of the Company at least twenty business days prior to the Election Deadline and shall use all reasonable efforts to make available on a prompt basis a Form of Election to any stockholder of the Company who requests such Form following the initial mailing of the Forms of Election and prior to the Election Deadline.

     (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be designated by Parent and shall be reasonably satisfactory to the Company (the 'Exchange Agent'), shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, 'Election Deadline' means the date mutually agreed to by Parent and Company, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such date shall be a business day no earlier than twenty business days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least ten business days following the date of such news release and, unless the Company and Parent otherwise agree, shall not precede the date of the Company Special Meeting; provided, further, that Parent shall have the right to set a later date of, or to extend, the Election Deadline so long as such later date is no later than the date on which the Effective Time occurs.

     (e) Any Company stockholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election.

     (f) Any Company stockholder may, at any time prior to the Election

Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates for Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated. Any Company stockholder who shall have deposited certificates for Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

     (g) Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, the issuance and delivery of certificates for Parent Common Stock into which Shares are converted in the Merger and the payment of cash for Shares converted into the right to receive the Cash Consideration in the Merger.

     Section 2.3 Issuance of Parent Common Stock and Payment of Cash Consideration; Proration. The manner in which each Share (other than Shares to be cancelled as set forth in Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive either the Stock Consideration or the Cash Consideration on the Effective Date shall be as set forth in this Section 2.3. All references to 'outstanding' Shares in this Section 2.3 shall mean (i) all Shares outstanding immediately prior to the Effective Time minus (ii) Shares owned by Parent or by any direct or indirect wholly-owned subsidiary of Parent.

     (a) In the event that, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Parent Common Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction shall be appropriately adjusted.

     (b) As is more fully set forth below, the Total Cash Consideration in the Merger pursuant to this Agreement shall not be more than 50% of the value of all outstanding Shares. 'Total Cash Consideration' shall mean the sum of (1) the fair market value of Shares to be converted into the right to receive the Cash Consideration, (2) cash paid in lieu of fractional Shares, and (3) cash paid for Dissenting Shares. For these purposes, cash paid for Dissenting Shares shall be computed as if holders of Dissenting Shares had made the Cash Election.

     (c) Each Share for which a Stock Election has been received and each Share as to which an Election is not in effect at the Election Deadline (a 'Non-Electing Share') shall be converted into the right to receive the Stock Consideration in the Merger.

     (d) If the Total Cash Consideration is 50% or less of the value of the outstanding Shares, each Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.


     (e) If the Total Cash Consideration is more than 50% of the value of the outstanding Shares, the Shares for which Cash Elections have been received shall be converted into the right to receive the Cash Consideration and the Stock Consideration in the following manner:

          (1) The Exchange Agent will distribute with respect to Shares as to which a Cash Election has been made the Cash Consideration with respect to a fraction of such Shares, the numerator of which fraction shall be 50% of the value (based on the closing price of the Shares on the last full trading day prior to the Effective Time) of the outstanding Shares and the denominator of which shall be the sum of (A) the value (based on the closing price of the Shares on the last full trading day prior to the Effective Time) of the aggregate number of Shares covered by Cash Elections, (B) cash to be paid in lieu of fractional Shares and (C) cash to be paid for Dissenting Shares (computed as if holders of Dissenting Shares had made the Cash Election) and

          (2) Shares covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in clause (1) above shall be converted in the Merger into the right to receive the Stock Consideration.

     (f) If Parent and the Company shall determine that any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

     (g) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Parent

Share Price but not more than $165.00 nor less than $135.00 by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

     Section 2.4 Issuance of Parent Common Stock.   Immediately following the
Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of shares of Parent Common Stock as nearly as practicable equal to the product of the Conversion Fraction and the number of Shares to be converted into Parent Common Stock as determined in Section 2.3. As soon as practicable after the Effective Time, each holder of Shares converted into Parent Common Stock in the Merger, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Shares for cancellation, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which such Shares shall have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Parent Common Stock until such persons surrender their certificates for Shares, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Parent Common Stock is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as herein defined) required by reason of issuance of certificates for such Parent Common Stock in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.5 Payment of Cash Consideration. At the Closing, Parent shall deposit in trust with the Exchange Agent, for the benefit of the holders of Shares, an amount in cash equal to the Cash Consideration multiplied by the number of Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.3. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Shares converted into the right to receive the Cash Consideration, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Shares for cancellation, a bank check for an amount equal to the Cash Consideration times the number of Shares so converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.6 Treatment of Company Stock Options.   (a) Each option granted
to a Company employee to acquire shares of Company Common Stock ('Company Stock Option') that is outstanding on the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, become and represent an option for the number of shares of Parent Common Stock (a 'Substitute Option'), rounded up to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Fraction at an exercise price per share of Parent Common Stock (decreased to the nearest whole cent) equal to the exercise price per share of such Company Stock Option divided by the Conversion Fraction; provided, however, that in the case of any

Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, except as provided above in this Section 2.6, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time. Notwithstanding the foregoing provisions of this
Section 2.6(a) or any other provision of this Agreement, the Company and the holder of any Company Stock

Option may amend such Company Stock Option so that the holder of such Company Stock Option (if it is outstanding at the Effective Time) may elect to receive, in settlement thereof, an amount in cash equal to the excess of $53 over the exercise price of such Company Stock Option multiplied by the number of Shares subject to such Company Stock Option.

     (b) Prior to the Effective Time, the Company shall use all reasonable efforts to (i) obtain any consents from holders of Company Stock Options and
(ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of paragraph (a) of this
Section 2.6.

     (c) Prior to the Effective Time, Parent shall (i) file with the Securities and Exchange Commission ('SEC') a registration statement on Form S-8 or another appropriate form for the registration of shares of Parent Common Stock issuable pursuant to all Substitute Options and (ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of paragraph (a) of this Section 2.6.

     Section 2.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash and/or certificates representing Parent Common Stock pursuant to this Article II.

     Section 2.8 Shares of Dissenting Stockholders.   Notwithstanding anything
in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (the 'Dissenting Shares') under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Consideration or the Cash Consideration or a combination thereof as determined by Parent in its sole discretion. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Section 2.9 Tax Opinion Adjustment. Subject to the limitation of, and the proviso of Section 2.1(a), if either (i) the tax opinion referred to in Section 6.3(e) cannot be rendered (as reasonably determined by nationally recognized tax counsel to the Company) or (ii) the tax opinion of nationally recognized tax counsel to Parent referred to Section 6.2(d) cannot be rendered (as reasonably determined by nationally recognized tax counsel to Parent), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce the Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Stock Consideration.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect (as defined below) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word 'Subsidiary' means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, business or results of operations of such entity. Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the 'Disclosure Schedule') sets forth a complete list of the Company's Subsidiaries.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 41,000,000 shares consisting of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value (the 'Preferred Stock'). (i) As of June 28, 1996, 16,616,894 shares of Company Common Stock are issued and outstanding and 599,400 shares of Company Common Stock are held in the treasury of the Company, (ii) as of the date hereof, no Shares of Preferred Stock are issued and outstanding, and (iii) as of the date hereof, options to acquire an aggregate of 1,143,000 shares of Company Common Stock have been issued pursuant to Company Stock Options. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ('Voting Debt') of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, as set forth on Section 3.2 of the Disclosure Schedule, and for the transactions contemplated by this Agreement,
(i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section
3.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except as set forth in Section 3.2 of the Disclosure Schedule, and as permitted by this Agreement, following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock other than pursuant to employee benefit plans.

     (b) All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

     (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     (d) At the Effective Time, the number of shares of Company Common Stock outstanding shall not exceed 17,859,894.

     Section 3.3 Corporate Authorization; Validity of Agreement; Company
Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 1.5 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.5 hereof with respect to the Merger, no other corporate action or proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Stockholder Agreements. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

     Section 3.4 Consents and Approvals; No Violations.  Except as set forth in
Section 3.4 of the Disclosure Schedule and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), the state securities or 'blue sky' laws, state takeover laws, state and foreign insurance regulatory laws and commissions, and for the approval of this Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a 'Governmental Entity'), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the 'Debt Instruments'), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a 'Company

Agreement') or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     Section 3.5 SEC Reports and Financial Statements. (a) The Company has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1994 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and the Securities Act of 1933, as amended (the 'Securities Act') (as such documents have been amended since the time of their filing, collectively, the 'Company SEC Documents'). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents have been prepared from, and are in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ('GAAP') applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments).

     (b) The Annual Statements and Quarterly Statement of National Reinsurance Corporation, a wholly owned subsidiary of the Company ('National Re'), as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1995 and December 31, 1994 (the 'Annual Statutory Statements') and the quarter ended March 31, 1996 (the 'Quarterly Statutory Statement'), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements and the Quarterly Statutory Statement, together with all exhibits and schedules thereto, referred to as the 'Statutory Financial Statements'), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the state's insurance regulators ('State Statutory Accounting Principles'), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of National Re present fairly in all material respects the financial position and the results of operations for National Re and its Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. The Company has heretofore made available to Parent true and complete copies of the Statutory Financial Statements.

     Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or as set forth in Section 3.6 of the Disclosure Schedule, since January 1, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since March 31, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally);
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or
(iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Since January 1, 1996, except as set forth on Section 3.6 of the Disclosure Schedule, the

Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

     Section 3.7 No Undisclosed Liabilities.  Except (a) as disclosed in Section
3.6 of the Disclosure Schedule, (b) to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since March 31, 1996, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries. Section 3.7 of the Disclosure Schedule sets forth each instrument evidencing indebtedness of the Company and its Subsidiaries (other than insurance treaties entered into in the ordinary course of the Company's business) which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger or the other transactions contemplated hereby.

     Section 3.8 Information in Proxy Statement/Prospectus.   The Proxy
Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Company Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.9 Employee Benefit Plans; ERISA.  As of the date of this
Agreement: (a) there are no material employee or director benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an 'ERISA Affiliate'), that together with the Company would be deemed a 'controlled group' within the meaning of section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on
Section 3.9(a) of the Disclosure Schedule (the 'Benefit Plans'). Except as disclosed in Section 3.9(a) or 5.5(c) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

     (b) Except as disclosed in Section 3.9(b) of the Disclosure Schedule, with respect to any Benefit Plan, there are no material amounts accrued but unpaid as of the most recent balance sheet date that are not reflected on that balance sheet prepared in accordance with GAAP.

     (c) With respect to each Benefit Plan except as disclosed on Schedule 3.9(c) of the Disclosure Schedule: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Service that the Plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would prevent such qualification;
(ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred;
(iv) no material disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such Plan has incurred or will incur any 'accumulated funding deficiency,' as such term is defined in Section 412 of the Code, whether or not waived; (viii) no such Plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis; and (ix) no Plan is a 'multiemployer plan,' as such term is defined in section 3(37) of ERISA, or is covered by section 4063 or 4064 of ERISA.

     (d) Except as disclosed on Schedule 3.9(d) of the Disclosure Schedule: (i) neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including sections 4063-4064 and 4069 of ERISA) and, to the knowledge of the Company, no basis for any such liability exists; (ii) neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA (other than a Benefit Plan).

     (e) Except as set forth in Section 3.9(e) of the Disclosure Schedule,
Section 5.5(c) of the Disclosure Schedule or to the extent disclosed in the Company SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan. As a result of the transactions described herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.9(e) of the Disclosure Schedule, no party will be required to make a 'parachute payment' to a 'disqualified individual' within the meaning of Section 280G of the Code.

     (f) The Company has delivered or made available to Parent accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the 'Service'); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

     Section 3.10 Litigation; Compliance with Law.   (a) Except to the extent
disclosed in the Company SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     (b) The Company and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.12).

     Section 3.11 No Default. Except as disclosed in the Company SEC Documents, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, or (b) any Company Agreement, excluding from the foregoing clause
(b), defaults or violations that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     Section 3.12 Taxes. Except as set forth in Section 3.12 of the Disclosure
Schedule:

     (a) the Company and its Subsidiaries have (I) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete, and (II) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) that are due and payable for all periods ending through the date hereof;

     (b) no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

     (c) no governmental authority has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for a material amount of Taxes;

     (d) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith;

     (e) the United States federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including 1990; and

     (f) the Company is not aware of any reason that would preclude it from executing an opinion representation letter, substantially similar to the form letter attached hereto as Exhibit A, as of the Effective Time.

'Taxes' shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. 'Tax Return' shall mean any report, return, document, declaration, information, return, or filing (including any related or supporting information).

     Section 3.13 Contracts.  Each material Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is a party to any agreement that expressly and materially limits the ability of the Company or any Subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time.

     Section 3.14 Transactions with Affiliates.   Except to the extent disclosed
in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 1993 there have been no material transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 3.15 Opinion of Financial Advisor. The Company has received an opinion from Goldman, Sachs & Co. ('Goldman Sachs') to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger, is fair to such stockholders.

     Section 3.16 Lincoln National Contract. The Aggregate Excess of Loss Reinsurance Contract between National Re and Lincoln National Health and Casualty Insurance Company dated April 30, 1990, a true and complete copy of which has been delivered to Parent, is in full force and effect and will continue in effect following the Effective Time, subject to the terms and conditions of such agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

     Section 4.2 Capitalization. The authorized capital stock of Parent consists of 270,000,000 shares of capital stock, consisting of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value (the 'Parent Preferred Stock'). As of June 30, 1996, (i) 78,740,961 shares of Parent Common Stock are issued and outstanding, (ii) approximately 1,724,386 shares of Parent ESOP Convertible Preferred Stock are issued and outstanding, (iii) 24,086,383 shares of Parent Common Stock are issued and held in the treasury of Parent, and (iv) not more than 8,000,000 shares of Parent Common Stock are reserved for option and employee benefit plans of Parent. All of the outstanding shares of Parent's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ('Parent Voting Debt') of Parent or any of its Subsidiaries issued and outstanding.

     Section 4.3 Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and no other corporate action or proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the stockholders of Parent is necessary for Sub to consummate the Merger.

     Section 4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws and insurance regulatory laws and commissions, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws of Parent and any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Parent and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Parent or Sub to consummate the Merger or the other transactions contemplated hereby.

     Section 4.5 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1994 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the 'Parent SEC Documents'). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities

Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments).

     Section 4.6 Absence of Certain Changes. Since January 1, 1996, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice. Since March 31, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or
(iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

     Section 4.7 No Undisclosed Liabilities. Except (a) to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since March 31, 1996, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Parent and its Subsidiaries.

     Section 4.8 Information in Proxy Statement/Prospectus.   The Registration
Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Proxy Statement/Prospectus or the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 4.9 Litigation; Compliance with Law.

     (a) Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent and its Subsidiaries or would, or would be reasonably likely to, materially impair the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

     (b) Parent and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, and antitrust laws.

     Section 4.10 Taxes.

     (a) Parent and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes due and payable for all periods ending through the date hereof.

     (b) Parent is not aware of any reason that would preclude it from executing an opinion representation letter on behalf of Parent and Sub, substantially similar to the form letter attached hereto as Exhibit B, as of the Effective Time.

     Section 4.11 Financing. Either Parent or Sub has, or will have prior to the consummation of the Merger, sufficient funds available to purchase the maximum amount of Shares which may be converted into the right to receive the Cash Consideration in the Merger.

     Section 4.12 Opinion of Financial Advisor. Parent has received an opinion from Morgan Stanley & Co. Incorporated ('Morgan Stanley') dated the date of this Agreement to the effect that, as of such date, the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

                                   ARTICLE V
                                   COVENANTS

     Section 5.1 Interim Operations of the Company.   The Company covenants and
agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Disclosure Schedule, after the date hereof and prior to the Effective Time:

          (a) the business of the Company and its Subsidiaries, including, without limitation, investment practices and policies, shall be conducted only in the ordinary course of business consistent with past practice and, each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, retrocessionaires, employees, creditors and business partners;

          (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries and other than ordinary quarterly cash dividends by the Company not to exceed $.05 per quarter;
     (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards outstanding on the date hereof as disclosed in Section 3.2 hereof or with respect to any shares issued under the Company's Employee Stock Purchase Plan prior to its termination in accordance with Section 5.5(e); (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are material to the Company and its Subsidiaries taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; (iv) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement;

          (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

          (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business consistent with past practice;

          (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for (A) borrowings under existing credit facilities in an amount not to exceed $10 million; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice and other than as to such matters related to the Company's or any of its Subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); or (iv) enter into any material commitment (including, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

          (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by Statutory Accounting Principles or GAAP;

          (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover

     Proposal (as defined in Section 5.6) (other than the Merger) other than confidentiality agreements as provided in Section 5.6(a);

          (k) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

          (l) except upon the prior written consent of Parent, the Company shall not make any Tax election that would have a material adverse effect on the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; and

          (m) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 Interim Operations of Parent.   Parent covenants and agrees
that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of the Company, after the date hereof and prior to the Effective
Time:

          (a) the business of Parent and its Subsidiaries, including, without limitation, investment practices and policies, shall be conducted in the ordinary course of business consistent with past practice;

          (b) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

          (c) Parent will not: (i) amend its certificate of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for quarterly cash dividends consistent in amount and timing with past practice, provided that Parent may increase its dividend rate consistent with prior practice;

          (d) neither Parent nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP or Statutory Accounting Principles; and

          (e) neither Parent nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.3 Access to Information.  (a) The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated June 27, 1996 (the 'Confidentiality Agreement').

     Section 5.4 Consents and Approvals. (a) Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 5.5 Employee Matters.

     (a) Benefit Plans. After the Effective Time, Parent shall either continue the existing Benefit Plans of the Company or shall provide, or cause Sub to provide, benefits to employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those provided under the 'Parent Benefit Plans' (as defined below) (as they may be amended from time to time) to similarly situated employees of Parent and its Subsidiaries. 'Parent Benefit Plan' means any material employee or director benefit plan, arrangement, practice, contract or agreement of any type (including but not limited to a plan described in Section 3(3) of ERISA), maintained by Parent or General Reinsurance Corporation, Parent's wholly owned Subsidiary.

     (b) Service Credit. With respect to any Parent Benefit Plan which is an 'employee benefit plan' as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits, vacation entitlement and service awards (but not for accrual of pension benefits), service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

     (c) Severance and Stay Protection Plan. At or before the Effective Time, the Company shall adopt a severance and stay protection plan, the substantive terms of which are set forth on Section 5.5(c) in the Disclosure Schedule. From and after the Effective Time, Parent shall cause Sub to honor such plan in accordance the terms thereof.

     (d) Third Party Beneficiary. For one year following the Effective Time, the provisions of this Section 5.5 are intended for the benefit of, and shall be enforceable by, the continuing employees of the Company and its subsidiaries.

     (e) Promptly following the date hereof but in no event later than August 1, 1996, Parent and the Company shall cooperate to cause the termination as soon as practicable, of the Company's Employee Stock Purchase Plan.

     Section 5.6 No Solicitation. (a) The Company (and its Subsidiaries and affiliates) will not, and the Company (and its Subsidiaries and affiliates) will use their reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or (except to the extent permitted by clause (ii) below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited bona fide Takeover Proposal for the Company or any Subsidiary of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, Sub or any of their affiliates or representatives) ('Person') relating to any Takeover Proposal, except in the case of clause (ii) above, to the extent that the Company's Board of Directors determines, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, the Company's Board of Directors may take, and disclose to the Company's stockholders a position contemplated by Rules for 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company. Prior to furnishing any information to any such Person making a Takeover Proposal, the Company shall have obtained a confidentiality agreement from such Person substantially similar to the Confidentiality Agreement. The Company shall notify Parent of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall provide Parent with a copy of any written Takeover Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a reasonable basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and shall promptly give Parent a copy of any information delivered to such Person which has not previously been reviewed by Parent. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Takeover Proposal relating to the Company and shall not renew any such discussions or negotiations unless permitted by the first sentence of clause
(a)(ii) of this Section 5.6.

     (b) As used in this Agreement, 'Takeover Proposal' shall mean any tender or exchange offer involving the capital stock of the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any Subsidiary of the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any Subsidiary of the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any Subsidiary of the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

     Section 5.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use their best efforts to take, or cause to be taken, all such necessary actions.

     Section 5.8 Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

     Section 5.9 Notification of Certain Matters.   The Company shall give
prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.10 Directors' and Officers' Insurance and
Indemnification. Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries or person entitled to indemnification (individually an 'Indemnified Party' and collectively the 'Indemnified Parties'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ('Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses provided such Indemnified Party provides Parent with an undertaking to reimburse Parent in a form comparable to the undertaking provided for by the DGCL. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness) with respect to matters existing or occurring at or prior to the Effective Time. Promptly after receipt by an Indemnified Party of notice of the assertion (an 'Assertion') of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ('Indemnitors') hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this
Section 5.10. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

     Section 5.11 Rule 145 Affiliates. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying, to the best of the Company's knowledge, all persons who are, at the time of the Company Special Meeting, deemed to be 'affiliates' of the Company for purposes of Rule 145 under the Securities Act ('Company Affiliates'). The Company shall use all reasonable efforts to cause each Person who is identified as a Company Affiliate to deliver to Parent prior to the Closing Date an agreement substantially in the form of Exhibit C to this Agreement.

     Section 5.12 Proxy Statement/Prospectus.  As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and each shall use all reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable. As soon as practicable following such clearance, Parent shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each will provide to the other promptly copies of all correspondence between it or any of its representatives and the SEC. Each of the Company and Parent shall furnish all information concerning it required to be included in the Registration Statement and the Proxy Statement/Prospectus, and as promptly as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus will be mailed to the stockholders of the Company. No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus will be made without the approval of each of the Company and Parent, which approval will not be unreasonably withheld or delayed. Each of the Company and Parent will advise the other promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock to be issued in the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Registration Statement or the Proxy Statement/Prospectus.

     Section 5.13 Tax-Free Reorganization. The parties intend the transaction to qualify as a reorganization under Section 368(a) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger so to qualify; and neither party nor any affiliate shall take any action, including any transfer or other disposition of assets or any interest in the Company after the Closing, that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. Parent shall report the Merger for income tax purposes as a reorganization within the meaning of section 368(a) of the Code and any comparable state or local tax statute.

     Section 5.14 Existing Stockholder Agreements and Registration Rights Agreement. The Company will cooperate to terminate or cause to be terminated, prior to the Effective Time, the Amended and Restated Management Stockholder Agreement, dated as of February 5, 1992, and the Stockholders Agreement dated as of February 5, 1992, by and among Lincoln National Corporation, Keystone, Inc., Acadia Partners, L.P. and the persons listed on Schedule A thereto. The Company will cooperate to cause the Amended and Restated Investor Stockholders Agreement, dated as of February 5, 1992, to remain in full force and effect until the Company Stockholder Meeting and to terminate such Agreement immediately following such Meeting. The Company will suspend all sales under the shelf Registration Statement filed pursuant to the Registration Rights Agreement ('Registration Rights Agreement') by and among the Company Keystone, Inc., Acadia Partners, L.P. and the other stockholders of the Company named therein at least one business day prior to the Closing Date and will cause the Registration

Rights Agreement not to have any application to any securities of Parent or its Subsidiaries following the Effective Time.

     Section 5.15 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Parent Stock Options to be approved for listing on the NYSE prior to the Closing Date.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent, and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

          (c) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;

          (d) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and

          (e) all actions by or in respect of or filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory commission approvals) shall have been obtained and such approval shall be in full force and effect.

     Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

          (a) the representations and warranties of the Company shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole;

          (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (c) since March 31, 1996, except as set forth in Section 3.6 of the Disclosure Schedule, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally); and

          (d) Parent shall have received an opinion of nationally recognized tax counsel to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and in rendering such opinion tax counsel may rely upon representations provided by the parties hereto as well as certain stockholders of the Company.

     Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

          (a) the representations and warranties of Parent and Sub shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries;

          (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

          (c) the Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (d) since March 31, 1996, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally);

          (e) the Company shall have received an opinion of nationally recognized tax counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the

     Code and in rendering such opinion tax counsel may rely upon representations provided by the parties hereto as well as certain stockholders of the Company; and

          (f) the Average Parent Share Price shall not be less than $125 per share.

                                  ARTICLE VII
                                  TERMINATION

     Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

     (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

          (i) if the Merger shall not have occurred on or prior to December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

     (c) By the Board of Directors of the Company:

          (i) if the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal, and (B) determined, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that the Company shall have given Parent and Sub forty-eight (48) hours advance notice of any termination pursuant to this Section 7.1(c)(i) and that the Company shall have paid Parent the fees and expenses required by Section 8.1(b) hereof;

          (ii) if Parent or Sub (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii); or

          (iii) if the Company fails to obtain the required approval of its stockholders at the Company Special Meeting and the Company shall have paid Parent any fees and expenses required by Section 8.1(b) hereof.

     (d) By the Board of Directors of Parent:

          (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best efforts to cure such breach, Parent may not terminate this Agreement pursuant to this
     Section 7.1(d)(i);

          (ii) if (A) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger or shall have recommended a Takeover Proposal or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover

     Proposal or other business combination with a person or entity other than Parent, Sub or their Subsidiaries (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) prior to the certification of the vote of the Company's stockholders to approve the Merger at the Company Special Meeting, it shall have been publicly disclosed or Parent or Sub shall have learned that any person, entity or 'group' (as that term is defined in Section 13(d)(3) of the Exchange Act) (an 'Acquiring Person'), other than Parent or its Subsidiaries or the Stockholders, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 40% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 40% of any class or series of capital stock of the Company (including the Shares) other than as disclosed in a Schedule 13D on file with the SEC on the date hereof; or

          (iii) if the stockholders of the Company do not approve the Merger at the Company Special Meeting.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (A) for fraud or for willful breach of this Agreement and (B) as set forth in Sections 8.1 and 8.2 hereof and in the last sentence of Section 5.3.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. (a) Except as set forth in Section 8.1(b) and except for expenses incurred in connection with printing the Proxy Statement/Prospectus and the Registration Statement, as well as the filing fees relating thereto, which costs shall be shared equally by Parent and the Company, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (w) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii), (y) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii) hereof or the Board of Directors of the Company shall have terminated this Agreement pursuant to Section 7.1(c)(iii) and in either case there shall have been made or commenced a Takeover Proposal (other than the Merger) with respect to the Company, or (z) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) and within one year of such termination, a Person shall acquire or beneficially own a majority of the then outstanding Shares or shall have obtained majority representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to a Takeover Proposal or similar business combination (each such case of termination being referred to as a 'Trigger Event'), then the Company shall pay to Parent (not later than the date of termination of this Agreement in the case of clauses (w), (x) and (y) above) $25 million in cash.

     Section 8.2 Finders' Fees. (a) Except for Morgan Stanley, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     (b) Except for Goldman Sachs, a copy of whose engagement agreement has been provided to Parent and whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     Section 8.3 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

     Section 8.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                  (a) if to Parent or Sub, to:

                                     General Re Corporation
                                     695 East Main Street
                                     Stamford, CT 06904
                                     Attention: Charles F. Barr, Esq.
                                                General Counsel
                                     Telephone No.: (203) 328-5506
                                     Telecopy No.: (203) 328-5877

                                     with a copy to:

                                     James C. Freund, Esq.
                                     Skadden, Arps, Slate, Meagher & Flom
                                     919 Third Avenue
                                     New York, New York 10022
                                     Telephone No.: (212) 735-3000
                                     Telecopy No.: (212) 735-2001

                                     and
                                  (b) if to the Company, to:

                                     National Re Corporation
                                     777 Long Ridge Road
                                     Stamford, CT 06904
                                     Attention: Mary Ellen Burns, Esq.
                                                General Counsel
                                     Telephone No.: (203) 329-5391
                                     Telecopy No.: (203) 329-5220

                                     with a copy to:

                                     Paul, Weiss, Rifkind, Wharton & Garrison
                                     1285 Avenue of the Americas

                                     New York, New York 10019-6064
                                     Attention: Matthew Nimetz, Esq.
                                     Telephone No.: (212) 373-3000
                                     Telecopy No.: (212) 757-3990

     Section 8.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words 'include', 'includes' or

'including' are used in this Agreement they shall be deemed to be followed by the words 'without limitation'. The phrase 'made available' in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases 'the date of this Agreement', 'the date hereof', and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 1, 1996. As used in this Agreement, the term 'affiliate(s)' shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

     Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.5 (as provided therein) and 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 8.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.12 Assignment.  Neither this Agreement nor any of the rights,

interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   GENERAL RE CORPORATION
                                   By: /S/ JAMES E. GUSTAFSON
                                     Name: James E. Gustafson
                                     Title:  President and Chief
                                             Operating Officer

                                   N ACQUISITION CORPORATION
                                   By: /s/ JOSEPH P. BRANDON
                                     Name: Joseph P. Brandon
                                     Title:  Vice President

                                   NATIONAL RE CORPORATION
                                   By: /s/ WILLIAM D. WARREN
                                     Name: William D. Warren
                                     Title:  President, Chief Executive
                                             Officer and Chairman of the Board

                                                                       EXHIBIT A
                                                                       TO MERGER
                                                                       AGREEMENT

               FORM OF COMPANY TAX OPINION REPRESENTATION LETTER

                                                                          , 1996

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019

Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, NY 10022

Dear Sirs:

     On behalf of the Company, the undersigned, in connection with the opinions to be delivered by you pursuant to Section 6.2(e) and 6.3(e) of the Agreement
and Plan of Merger dated as of July   , 1996, among Parent, Sub and the
Company,* hereby certifies that, to the extent the facts relate to the Company, to his knowledge and after due diligence, and to the extent otherwise (including with respect to matters involving Sub) without knowledge to the contrary, the descriptions of the facts contained in the Proxy Statement/Prospectus and
Registration Statement, dated           , 1996, relating to the proposed Merger
of the Company into Sub completely and accurately describe the Merger and the transactions leading up thereto and further that:

          1. The Merger will be consummated in compliance with the terms of the Agreement and Plan of Merger, and none of the material terms and conditions therein have been or, except as scheduled, will have been, waived or modified.

          2. The fair market value of the Parent Common Stock and Cash Consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange and was arrived at through arm's length negotiation.

          3. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

          4. The Company is not an investment Company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          5. At the Effective Time, Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay its reorganization expenses and dissenters and to make all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer will be included as assets of the Company held immediately prior to the Merger.

          6. Following the Merger, Sub will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

          7. The payment of cash in lieu of fractional shares of Parent Common Stock does not represent separately bargained-for consideration.

- ------------------
* For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

          8. None of the compensation received (or to be received) by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the Parent Common Stock received by any shareholder-employee of the Company pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement or arrangement. The compensation paid to any shareholder-employee of the Company will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

          9. The Company, the Parent, Sub and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related thereto.

          10. On the date hereof, there is no plan or intention on the part of the shareholders of the Company who own 5 percent or more of the Common Stock of the Company and, to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company, to sell, exchange or dispose otherwise of a number of shares of Parent Common Stock received in the Merger that would reduce such Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Company Common Stock as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property in the Merger, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock on the date of the Merger. In addition, and not in limitation of the foregoing, the Company has considered, in making this representation, any shares of Company Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of the Company Common Stock, or by shareholders who are officers or directors of the Company, after the announcement of the Merger and prior to the Effective Time, to the extent the management of the Company has knowledge on the date hereof of any such sales, redemptions or dispositions. Except as set forth on Annex I to this letter, to the knowledge of the management of the Company, there are not shareholders who own 5 percent or more of the Company Common

     Stock on the date hereof.

          11. The liabilities of the Company assumed by Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

          12. The fair market value of the assets of the Company transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

          13. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

     I understand that Paul, Weiss, Rifkind, Wharton & Garrison, as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent and Sub, will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                          NATIONAL RE CORPORATION
                                          By:___________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT B
                                                                       TO MERGER
                                                                       AGREEMENT

                FORM OF PARENT TAX OPINION REPRESENTATION LETTER

                                                                           ,1996

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019

Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, NY 10022

Dear Sirs:

     On behalf of Parent and Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section 6.2(e) and 6.3(e) of
the Agreement and Plan of Merger dated as of July   , 1996, among Parent, Sub
and the Company,* hereby certifies that, to the extent the facts relate to Parent and Sub, to his knowledge and after due diligence, and to the extent otherwise without knowledge to the contrary, the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

          1. The Merger will be consummated in compliance with the terms of the Agreement and Plan of Merger, and none of the material terms and conditions therein have been or, except as scheduled, will have been, waived or modified.

          2. Prior to the Merger, Parent will be in control of Sub within the meaning of section 368(c) of the Internal Revenue Code.

          3. The fair market value of the Parent Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange and was arrived at through arm's length negotiation.

          4. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

          5. Neither Parent nor Sub is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          6. At the Effective Time, Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay its reorganization expenses and dissenters and to make all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer will be included as assets of the Company held immediately prior to the Merger.

          7. Parent has no plan or intention to redeem or acquire after the date of the Merger any of the Parent Common Stock to be issued in the Merger.
     Parent publicly announced on           that its Board of Directors
     authorized the repurchase of up to $500,000,000 of its Common Stock through open market

- ------------------

* For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

     purchases (the 'Buy Back'). Pursuant to the Buy Back, (a) any redemptions will be undertaken for a corporate business purpose, (b) the Parent Common Stock to be purchased will be widely held, (c) the purchases of Parent Common Stock will be made in the open market, and to the best of Parent's knowledge, will not be made from (i) directors or officers of Parent or Sub, or (ii) any shareholder owning one percent or more of the outstanding Parent common Stock, and (d) there is no plan or intention that the aggregate amount of Parent Common Stock purchased in the Buy Back will equal or exceed 20 percent of the outstanding Parent Common Stock.

          8. Parent has no plan or intention to liquidate Sub, merge Sub with and into another corporation, sell or dispose otherwise of any of the stock of Sub, or cause Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

          9. Following the Merger, Sub will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

          10. Following the Merger, Sub will not issue additional shares of its stock that would result in Parent losing control of Sub within the meaning of section 368(c) of the Internal Revenue Code.

          11. No stock of Sub will be issued in the Merger.

          12. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and does not represent separately bargained-for consideration.

          13. None of the compensation received (or to be received) by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the Parent Common Stock received by any shareholder-employee of the Company pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement or arrangement. The compensation paid to any shareholder-employee of the Company will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

          14. The Company, the Parent, Sub and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related thereto.

     I understand that Paul, Weiss, Rifkind, Wharton & Garrison as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent, will rely on this certificate in rendering this opinion concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                          GENERAL RE CORPORATION

                                          BY:___________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT C

                                                                       TO MERGER
                                                                       AGREEMENT

                          FORM OF AFFILIATE AGREEMENT

                                                                          , 1996

General Re Corporation
695 East Main Street
Stamford, CT 06904

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an 'affiliate' of National Re Corporation, a Delaware corporation (the 'Company'), as the term 'affiliate' is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the 'Rules and Regulations') of the Securities and Exchange Commission (the 'Commission') under the Securities Act of 1933, as amended (the 'Act'). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Agreement'), by and among the Company, General Re Corporation, a Delaware corporation ('Parent'), and N Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ('Sub'), the Company will be merged with and into Sub (the 'Merger').

     As a result of the Merger, I will receive shares of common stock, par value $.50 per share, of Parent (the 'Parent Stock') in exchange for shares owned by me of common stock, no par value, of the Company.

     I represent, warrant, and covenant to Parent that in the event I receive any Parent Stock as a result of the Merger:

          A. I shall not make any sale, transfer, or other disposition of the Parent Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of the Parent Stock to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of the Parent Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Stock issued to me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act, (ii) such sale, transfer, or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or a 'no action' letter obtained by the undersigned from the staff of the Commission, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.


          D. I understand that Parent is under no obligation to register the sale, transfer, or other disposition of the Parent Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Stock and that there will be placed on the certificates for the Parent Stock issued to me, or any substitutions therefor, a legend stating in substance:

                  'THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE
                  TERMS OF AN AGREEMENT DATED                     BETWEEN THE
                  REGISTERED HOLDER HEREOF AND                   , A COPY OF
                  WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GENERAL RE CORPORATION.'

          F. I also understand that unless the transfer by me of my Parent Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                  'THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.'

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or the Agreement, including sales under Rule 145(d). It is also understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a 'no action' letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.


     Execution of this letter should not be considered an admission on my part that I am an 'affiliate' of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          Accepted this     day of
                                                 , 1996 by

                                          By:_________________________________
                                             Name:
                                             Title:

                                                                        ANNEX II

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        FORMS OF STOCKHOLDERS AGREEMENTS
                                  BY AND AMONG
                            GENERAL RE CORPORATION,
                           N ACQUISITION CORPORATION
                                      AND
                              CERTAIN STOCKHOLDERS
                                       OF
                            NATIONAL RE CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FORM OF STOCKHOLDERS AGREEMENT
                  FOR ACADIA PARTNERS, L.P. AND KEYSTONE, INC.

     Agreement, dated as of July 1, 1996, by and among                   (the
'Stockholder'), General Re Corporation, a Delaware corporation ('Parent'), and N Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ('Sub'). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

     In consideration of the execution by National Re Corporation, a Delaware corporation (the 'Company'), of the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), by and among the Company, Parent and Sub and other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholder, Parent and Sub hereby agree as follows:

     1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

     (a) Title.  As of the date hereof, the Stockholder beneficially owns
(exclusive of options) approximately           shares* (the 'Shares') of Common
Stock, no par value (the 'Company Common Stock'), of the Company.

     (b) Right to Vote. The Stockholder has full legal power, authority and right to vote all Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Amended and Restated Management Stockholder Agreement dated as of February 5, 1992, the Amended and Restated Investor Stockholders Agreement dated as of February 5, 1992 and the Stockholders Agreement dated as of February 5, 1992, by and among Lincoln National Corporation, Keystone, Inc., Acadia Partners, L.P. and the persons listed on Schedule A thereto, the Stockholder is not a party to any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement. From and after the date hereof, the Stockholder will not commit any act that could restrict or otherwise affect such legal power, authority and right to vote all Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, from and after the date hereof the Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or otherwise enter into any agreement or arrangement limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (other than this Agreement).


     (c) Authority. The Stockholder has full legal power, authority and right to execute and deliver, and to perform the obligations under, this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     (d) Conflicting Instruments; No Transfer. Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the agreements and obligations hereunder will result in any breach, violation of, conflict with, or default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any assets of the Stockholder) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would

- ------------------
* Acadia Partners, L.P. beneficially owns 1,460,013 Shares and Keystone, Inc. beneficially owns 1,825,335 Shares.

not impair or affect the Stockholder's ability to cast all votes represented by the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     2. Representations and Warranties of Parent and Sub.   Parent and Sub
hereby represent and warrant to the Stockholder that this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Sub, has been duly executed and delivered by Parent and Sub and is a valid and binding agreement of Parent and Sub enforceable against each of them in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     3. Restriction on Transfer. The Stockholder agrees that (other than pursuant to the Merger Agreement) the Stockholder will not, and will not agree to, sell, assign, tender, dispose of, encumber, mortgage, hypothecate or otherwise transfer (collectively, 'Transfer') any Shares or any options, warrants or other rights to acquire shares of Company Common Stock to any person or entity prior to the termination of this Agreement as provided in Section 10(b) hereof.

     4. Agreement to Vote of the Stockholder. The Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all Shares at the Company Special Meeting and at any other annual or special meeting of stockholders of the Company where the following matters arise: (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that the Stockholder shall have no obligation to so vote if the Board of Directors of the Company has withdrawn its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its Subsidiaries, with or involving any party other than Parent or Sub, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the Company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement which would materially and adversely affect the Company or its ability to consummate the transactions contemplated by the Merger Agreement.

     5. Stockholder Covenant. Except as contemplated by this Agreement, the Stockholder shall not for a period ending on the later of December 31, 1996 and three months following the termination of the Merger Agreement (other than as a result of a breach by Parent or Sub of this Agreement or the Merger Agreement) enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby the Stockholder (i) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the Shares other than sales made in open market transactions; (ii) agrees or covenants to vote or to grant a proxy to vote any or all of the Shares held of record or Beneficially Owned by the Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock; or (iii) agrees or covenants to tender any or all of the Shares held of record or Beneficially Owned by the Stockholder into any tender offer or exchange offer relating to the Company Common Stock; provided that nothing herein shall prevent the granting of a revocable proxy or execution of a revocable written consent or the tender of Shares into any tender offer or exchange offer by the Stockholder.

     6. Tax Matters. The Stockholder agrees to execute the continuity of interest letter set forth as Exhibit A hereto at or prior to the Effective Time.

     7. Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

     8. Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     9. Specific Performance. The parties hereto agree that if for any reason the Stockholder fails to perform any of its agreements or obligations under this

Agreement irreparable harm or injury to Parent and Sub would be caused for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that in seeking to enforce this Agreement against the Stockholder, Parent and Sub shall be entitled to specific performance and injunctive and other equitable relief; provided that, with respect to the Stockholder's agreements and obligations under this Agreement, the provisions of this Section 9 are without prejudice to any other rights or remedies, whether at law or in equity, that Parent and Sub may have against the Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     11. Amendments; Termination. (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (b) The provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement, except for Section 5 hereof which shall survive for the period specified therein.

     (c) For purposes of this Agreement, the term 'Merger Agreement' includes the Merger Agreement, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Merger Agreement in a manner such that the Merger Agreement, as so amended or modified, is less favorable to the Stockholder in any material respect than is the Merger Agreement in effect on the date hereof.

     12. Additional Shares. If, after the date hereof, the Stockholder acquires the right to vote any additional shares of Company Common Stock (any such shares are called 'Additional Shares'), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

     13. Action by Written Consent. If, in lieu of the Company Special Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Company Special meeting shall apply mutatis mutandis to such action by written consent.

     14. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual, any executors, administrators, estates, legal representatives and heirs of such individual) and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 3 hereof, the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 1st day of July, 1996.

                                  [STOCKHOLDER]
                                  By: __________________________________________
                                     Name:
                                     Title:

                                  GENERAL RE CORPORATION
                                  By: __________________________________________
                                     Name: James E. Gustafson
                                     Title:  President and Chief Operating
                                             Officer

                                  N ACQUISITION CORPORATION
                                  By: __________________________________________
                                     Name: Joseph P. Brandon
                                     Title:  Vice President

                                                            EXHIBIT A TO FORM OF
                                                          STOCKHOLDERS AGREEMENT
                                                       FOR ACADIA PARTNERS, L.P.
                                                              AND KEYSTONE, INC.

                        CONTINUITY OF INTEREST AGREEMENT

     General Re Corporation, a Delaware corporation ('Parent'), N Acquisition Corporation, a Delaware corporation ('Sub') and a direct wholly-owned subsidiary of Parent and the undersigned shareholder (the 'Shareholder') of National Re Corporation, a Delaware corporation ('Company'), hereby enter into this Agreement on July 1, 1996 for the purposes hereinafter set forth (Parent, Sub and the Shareholder are collectively referred to as the 'Parties').

     WHEREAS, Parent, Sub and Company entered into an Agreement and Plan of Merger dated as of July 1, 1996 (the 'Merger Agreement');

     WHEREAS, pursuant to the Merger Agreement, Company will merge (the 'Merger') with and into Sub and pursuant to such Merger, each Shareholder will surrender all of its shares of common stock of Company ('Company Common Stock') in exchange for cash and shares of common stock of Parent ('Parent Common Shares');

     WHEREAS, the Parties wish to take certain steps to quality the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the 'Code');

     NOW, THEREFORE, the parties agree as follows:

     1. The Shareholder represents that the Shareholder has not purchased, sold, exchanged, transferred by gift or otherwise disposed of shares of Company Common Stock prior to the date hereof either in contemplation of or as part of the Merger or otherwise.

     2. The Shareholder represents that the Shareholder does not have any plan or intention to sell, exchange, transfer by gift or otherwise dispose (including by transactions which would have the ultimate economic effect of a disposition including, but not limited to, puts, short sales and equity swap type of arrangement) (collectively, 'dispose' or 'disposition') any Parent Common Shares to be received by such Shareholder pursuant to the Merger.

     3. The Shareholder further agrees that for a period of eighteen months after the Merger (the 'Post-Merger Continuity Period'), the Shareholder will not sell, exchange, transfer by gift or otherwise dispose of any of the Parent Common Shares that the Shareholder receives in exchange for Company Common Stock pursuant to the Merger; provided, however, the Shareholder (or the estate of the Shareholder) is expressly permitted to transfer the Parent Common Shares pursuant to a pledge that is not a disposition, upon the Shareholder's death or to a 'grantor' trust created for the Shareholder's benefit in which the Shareholder is treated as the owner pursuant to Sections 671 through 678 of the Code and, if the Shareholder is a partnership for U.S. Federal income tax purposes, the Shareholder is expressly permitted to transfer its Parent Common Shares to its Partners pro rata in accordance with their interests in the

Shareholder on the condition that, prior to any such transfer of Parent Common Shares, each Partner that would have owned (or would have been treated as owning) 5% of Company Common Stock at the time of the Merger (if the Shareholder had distributed its Company Common Stock pro rata to its Partners in accordance with their interests in the Shareholder at such time) executes a continuity of interest agreement (i) identical to this Agreement or (ii) substantially similar to this agreement and reasonably acceptable to Skadden Arps or Other Tax Counsel. Notwithstanding this paragraph 3, the Shareholder may, prior to the end of the Post-Merger Continuity Period, sell, exchange, transfer by gift or otherwise dispose of Parent Common Shares that the Shareholder receives pursuant to the Merger, if, prior to the date of such disposition, the Shareholder (i) obtains the written consent of Skadden, Arps, Slate, Meagher & Flom ('Skadden Arps') and Paul, Weiss, Rifkind, Wharton and Garrison or (ii) obtains a written opinion of Cleary, Gottlieb, Steen & Hamilton or another nationally recognized tax counsel experienced in tax-free corporate reorganizations ('Other Tax Counsel') (which opinion will specifically set forth the facts and analysis forming the basis of such opinion), that such disposition will not prevent such Parent Common Shares from qualifying as stock that satisfies the 'continuity of interest' requirement under Section 368 of the Code. Notwithstanding the foregoing, to the extent that the Stock Consideration (excluding cash in lieu of fractional shares) issued in the Merger is issued in exchange for more than 50% of the shares of Company Common Stock, the Shareholder may dispose of a number of shares of Parent Common Stock that bears the same relationship to the number of shares of Parent Common Stock issued in excess of 50% of the shares of Company Common Stock that (i) the number of shares of Parent Common Stock held by the Shareholder bears to (ii) the number of shares of Parent Common Stock held by all shareholders who execute continuity of interest agreements substantially similar to this Agreement.

     4. The Shareholder agrees that, during the PostMerger Continuity Period, the Shareholder will give notice to Parent at least 30 days prior to any proposed disposition of Parent Common Shares received pursuant to the Merger, which notice shall describe (i) the number of Parent Common Shares that will be subject to the proposed disposition, and (ii) the manner of such disposition.

     5. This Agreement shall be binding upon and shall be enforceable against the successors and assigns of the Parties hereto.

     6. This Agreement shall not be modified, amended, altered or supplemented except by a written agreement executed by all of the Parties hereto.

     7. All notices to Parent should be sent to:

                              General Re Corporation
                              695 East Main Street
                              Stamford, CT 06904

     8. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof.


     9. Capitalized terms used but not defined herein have the same meaning as in the Merger Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first set forth above.

                                          GENERAL RE CORPORATION

                                          By: __________________________________
                                            Name:
                                            Title:

                                          N ACQUISITION CORPORATION

                                          By: __________________________________
                                            Name:
                                            Title:

                                          [STOCKHOLDER]

                                          By: __________________________________
                                            Name:
                                            Title:

                         FORM OF STOCKHOLDERS AGREEMENT
                FOR MESSRS. WARREN, CHENEY, EAGER AND MCCAFFREY

     Agreement, dated as of July 1, 1996, by and among                 (the
'Stockholder'), General Re Corporation, a Delaware corporation ('Parent'), and N Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ('Sub'). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

     In consideration of the execution by National Re Corporation, a Delaware corporation (the 'Company'), of the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), by and among the Company, Parent and Sub and other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholder, Parent and Sub hereby agree as follows:

     1. Representations and warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

          (a) Title.  As of the date hereof, the Stockholder beneficially owns
     (exclusive of options) approximately           shares* (the 'Shares') of
     Common Stock, no par value (the 'Company Common Stock'), of the Company.

          (b) Right to Vote. The Stockholder has full legal power, authority and right to vote all Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Amended and Restated Management Stockholder Agreement dated as of February 5, 1992, the Amended and Restated Investor Stockholders Agreement dated as of February 5, 1992 and the Stockholders Agreement dated as of February 5, 1992, by and among Lincoln National Corporation, Keystone, Inc., Acadia Partners, L.P. and the persons listed on Schedule A thereto, the Stockholder is not a party to any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement. From and after the date hereof, the Stockholder will not commit any act that could restrict or otherwise affect such legal power, authority and right to vote all Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, from and after the date hereof the Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or otherwise enter into any agreement or arrangement limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger

     Agreement and the transactions contemplated by the Merger Agreement (other than this Agreement).

          (c) Authority. The Stockholder has full legal power, authority and right to execute and deliver, and to perform the obligations under, this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors, rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (d) Conflicting Instruments; No Transfer. Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the agreements and obligations hereunder will result in any breach, violation of, conflict with, or default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any

- ------------------
* Messrs. Warren, Cheney, Eager and McCaffrey beneficially own 214,882, 85,069, 112,114 and 84,069 Shares, respectively.

     assets of the Stockholder) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Stockholder's ability to cast all votes represented by the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     2. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to the Stockholder that this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Sub, has been duly executed and delivered by Parent and Sub and is a valid and binding agreement of Parent and Sub enforceable against each of them in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     3. Restriction on Transfer. The Stockholder agrees that (other than pursuant to the Merger Agreement) the Stockholder will not, and will not agree to, sell, assign, tender, dispose of, encumber, mortgage, hypothecate or otherwise transfer (collectively, 'Transfer') any Shares or any options, warrants or other rights to acquire shares of Company Common Stock to any person or entity prior to the termination of this Agreement as provided in Section 10(b) hereof.

     4. Agreement to Vote of the Stockholder. The Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all Shares at the Company Special Meeting and at any other annual or special meeting of stockholders of the Company where the following matters arise: (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that the Stockholder shall have no obligation to so vote if the Board of Directors of the Company has withdrawn its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its Subsidiaries, with or involving any party other than Parent or Sub, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the Company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement which would materially and adversely affect the Company or its ability to consummate the transactions contemplated by the Merger Agreement.

     5. Stockholder Covenant. Except as contemplated by this Agreement, the Stockholder shall not for a period ending on the later of December 31, 1996 and three months following the termination of the Merger Agreement (other than as a result of a breach by Parent or Sub of this Agreement or the Merger Agreement) enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby the Stockholder (i) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the Shares other than sales made in open market transactions; (ii) agrees or covenants to vote or to grant a proxy to vote any or all of the Shares held of record or Beneficially Owned by the Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock; or (iii) agrees or covenants to tender any or all of the Shares held of record or Beneficially Owned by the Stockholder into any tender offer or exchange offer relating to the Company Common Stock; provided that nothing herein shall prevent the granting of a revocable proxy or execution of a revocable written consent or the tender of Shares into any tender offer or exchange offer by the Stockholder.

     6. Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

     7. Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     8. Specific Performance. The parties hereto agree that if for any reason the Stockholder fails to perform any of its agreements or obligations under this Agreement irreparable harm or injury to Parent and Sub would be caused for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that in seeking to enforce this Agreement against the Stockholder, Parent and Sub shall be entitled to specific performance and injunctive and other equitable relief; provided that, with respect to the Stockholder's agreements and obligations under this Agreement, the provisions of this Section 8 are without prejudice to any other rights or remedies, whether at law or in equity, that Parent and Sub may have against the Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     10. Amendments; Termination. (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (b) The provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement, except for Section 5 hereof which shall survive for the period specified therein.

     (c) For purposes of this Agreement, the term 'Merger Agreement' includes the Merger Agreement, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Merger Agreement in a manner such that the Merger Agreement, as so amended or modified, is less favorable to the Stockholder in any material respect than is the Merger Agreement in effect on the date hereof.

     11. Additional Shares. If, after the date hereof, the Stockholder acquires the right to vote any additional shares of Company Common Stock (any such shares are called 'Additional Shares'), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

     12. Action by Written Consent. If, in lieu of the Company Special Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Company Special Meeting shall apply mutatis mutandis to such action by written consent.

     13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual, any executors, administrators, estates, legal representatives and heirs of such individual) and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 3 hereof, the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 1st day of July, 1996.

                                          ______________________________________
                                          [Stockholder]

                                          GENERAL RE CORPORATION

                                          By: __________________________________
                                              Name: James E. Gustafson
                                              Title: President and Chief
                                                     Operating Officer

                                          N ACQUISITION CORPORATION

                                          By: __________________________________
                                              Name: Joseph P. Brandon
                                              Title: Vice President

                                                                       ANNEX III


                       [GOLDMAN, SACHS & CO. LETTERHEAD]



                                                                 August 27, 1996



Board of Directors
National Re Corporation
777 Long Ridge Road
Stamford, CT 06904



Gentlemen:



     You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, with no par value (the 'Shares'), of National Re Corporation (the 'Company') of the Cash Consideration and the Stock Consideration (each as defined below), taken as a whole, to be received for the Shares pursuant to the Agreement and Plan of Merger, dated as of July 1, 1996, by and among General Re Corporation ('General Re'), N Acquisition Corporation, a wholly-owned subsidiary of General Re ('Sub'), and the Company (the 'Agreement').



     Pursuant to the Agreement, the Company will be merged with and into Sub (the 'Merger'), and each outstanding Share will be converted into the right to receive, at the election of the holder, but subject to certain procedures and limitations set forth in the Agreement (as to which procedures and limitations we are expressing no opinion), either (A) a fraction of a share of Common Stock, par value $0.50 per share, of General Re ('General Re Share'), determined by dividing $53.00 by the average of the closing prices per General Re Share on the New York Stock Exchange ('NYSE') as reported on the NYSE Composite Tape for the ten (10) consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Closing Date (as defined in the Agreement); provided, however, that General Re shall not issue more than 0.39259 nor less than 0.32121 of a General Re Share per Share (the 'Stock Consideration'), or (B) $53.00 in cash, without any interest thereon (the 'Cash Consideration').



     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. From time to time, Goldman Sachs has been engaged by General Re to provide it with certain investment banking services, and may be so engaged by General Re in the future.



     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; the Loss and Loss Adjustment Expense Reserve Analysis as of December 31, 1995 of National Reinsurance Corporation and its wholly owned subsidiary, Fairfield Insurance Company, prepared by KPMG Peat Marwick LLP (the 'Reserve Analysis'); Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and of General Re for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and of General Re; certain other communications from the Company and General Re to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and of General Re regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and for the General Re Shares, compared certain financial and stock market information for the Company and General Re with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the reinsurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.


                                     III-1

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or General Re or any of their respective subsidiaries, and, expect for the Reserve Analysis referred to in the fourth paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.



     Based upon the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Cash Consideration and the Stock Consideration, taken as a whole, to be received by the holders of the Shares pursuant to the Agreement is fair to such holders.






                                          Very truly yours,


                                          /s/ Goldman, Sachs & Co.
                                          -----------------------------
                                          GOLDMAN, SACHS & CO.


                                     III-2

                                                                        ANNEX IV

                          [Morgan Stanley Letterhead]

                                                                    July 1, 1996

Board of Directors
General Re Corporation
Financial Centre
695 East Main Street
Stamford, CT 06901-2351

Members of the Board:

     We understand that National Re Corporation ('National' or the 'Company'), General Re Corporation ('General Re') and N Acquisition Corporation, a wholly owned subsidiary of General Re ('Acquisition Sub') have entered into an Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), which provides, among other things, for the merger ('Merger') of the Company with and into Acquisition Sub. Pursuant to the Merger, Acquisition Sub shall be the surviving corporation and each outstanding share of common stock, with no par value (the 'Company Common Stock') of National, other than shares held in treasury or held by General Re or any affiliate of General Re, will be converted into the right to receive either (i) a certain number of shares of common stock, par value $0.50 per share of General Re ('General Re Common Stock') determined pursuant to a certain formula set forth in the Merger Agreement, or (ii) $53.00 per share in cash, without any interest thereon. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be paid to the holders of shares of Company Common stock pursuant to the Merger Agreement is fair from a financial point of view to General Re.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and General Re, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) reviewed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed certain internal financial statements and other financial operating data concerning General Re prepared by the management of General Re;


          (vi) reviewed certain financial projections prepared by the management of General Re;

          (vii) discussed the past and current operations and financial condition and the prospects of General Re with certain senior executives of General Re, and analyzed the pro forma impact of the Merger on General Re's earnings per share, consolidated capitalization and financial ratios;

          (viii) reviewed the reported prices and trading activity for the Company Common Stock and the General Re Common Stock;

          (ix) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock and the General Re Common Stock with that of certain other comparable publicy-traded companies and their securities;

          (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (xi) reviewed and discussed with the senior managements of General Re and the Company their views of the synergies expected to be derived from the Merger;

          (xii) reviewed and discussed with the senior management of General Re the strategic rationale for the merger;

          (xiii) participated in discussions and negotiations among representatives of the Company and General Re and their financial and legal advisors;

          (xiv) reviewed the Merger Agreement and certain related documents;

          (xv) reviewed a certain report prepared by KPMG Peat Marwick LLP dated April 29, 1996 regarding certain reserves of the Company;

          (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of the synergies expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and General Re, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company; however, we have reviewed the report of KPMG Peat Marwick LLP referred to in subparagraph (xv) above and have relied without independent verification upon such report for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.


     We have acted as financial advisor to the Board of Directors of General Re in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for General Re and have received fees for the rendering of these services. We have also in the past provided financial advisory and financing services for certain shareholders of National and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of General Re and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by General Re with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger. In addition, we express no recommendation or opinion as to how the holders of Company Common stock should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid to the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to General Re.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Gary W. Parr
                                              Gary W. Parr
                                              Managing Director

                                                                         ANNEX V

        DELAWARE GENERAL CORPORATION LAW--SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipt in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a) and (b) of this paragraph; or

             (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a), (b), and (c) of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights on the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation which shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payments shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 279, L. '95, eff. 7-1-95.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

     Article V of the General Re By-laws provides, in detail, for the indemnification of directors, officers and emloyees of General Re to the fullest extent permitted under Section 145 of the DGCL.

     As permitted by the DGCL, the General Re Certificate contains a provision limiting the liability of directors for breach of fiduciary duty to General Re or its stockholders except for liability (i) for breach of the director's duty of loyalty to General Re or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     General Re carries policies of insurance which cover the individual directors and officers of General Re and its domestic subsidiaries for legal liability, as provided in the By-laws, and which would pay on behalf of General Re for expenses of indemnification of directors and officers in accordance with the By-laws.

     The General Re Board has approved, and General Re has entered into, certain indemnification agreements (the 'Indemnification Agreements') with its directors and certain of its officers (the 'Indemnitee'). In addition, the General Re Board has authorized General Re to enter into similar agreements with future directors and officers and has declared it the policy of General Re to enter into such agreements.

     Each Indemnification Agreement provides, in effect, that General Re shall indemnify the Indemnitee whenever General Re is legally permitted to do so. The Indemnitee must be found to have met the relevant standards of conduct to be entitled to indemnification. Each Indemnification Agreement sets forth the specific procedure to be followed in making such determination and provides that General Re is obligated to advance expenses incurred by the Indemnitee in connection with any action as they are incurred and prior to the final adjudication of the action, provided that the Indemnitee undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified for such expenses. The Indemnitee is not entitled to indemnification or advancement of expenses under the Indemnification Agreement with respect to any claim or proceeding brought or made by the Indemnitee against General Re except for claims to enforce the Indemnification Agreement.

     If, pursuant to the Indemnification Agreements or otherwise, General Re is required to make payments in respect of its indemnification obligations in excess of, or not covered by, General Re's officers' and directors' liability insurance, such payments, depending on the amount, could adversely affect General Re.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of General Re pursuant to the foregoing provisions or otherwise, General Re has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by General Re of expenses incurred or paid by directors, officers and controlling persons of General Re in the successful defense of any action, suit or proceeding) is asserted by such directors, officers and controlling persons in connection with the securities being registered, General Re will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

     (b) Financial Statement Schedules have been omitted in accordance with Item 601 of Regulation S-K (incorporated by reference to General Re's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

ITEM 22. UNDERTAKINGS.

     General Re hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of General Re's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     General Re hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (4) That, prior to the public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), General Re undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That, every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of General Re pursuant to the foregoing provisions, or otherwise, General Re has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by General Re of expenses incurred or paid by a director, officer or controlling person of General Re in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, General Re will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (7) That: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by General Re pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) To respond to requests for information that is incorporated by reference into this Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, General Re has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 27th day of August 1996.


                                          GENERAL RE CORPORATION
                                                 (Registrant)

                                          By: /s/ Charles F. Barr
                                             ---------------------------------
                                             Name:  Charles F. Barr
                                             Title: Vice President, General
                                                    Counsel and Secretary





     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                        TITLE                      DATE
- ----------------------------  ------------------------------   ----------------
             *                  Chairman, Chief Executive       August 27, 1996
     Ronald E. Ferguson            Officer and Director
                              (Principal Executive Officer)

             *                   Vice President and Chief       August 27, 1996
     Joseph P. Brandon              Financial Officer
                              (Principal Financial Officer)

             *                 Vice President and Treasurer     August 27, 1996
    Elizabeth A. Monrad       (Principal Accounting Officer)

             *                           Director               August 27, 1996
    Andrew W. Mathieson


             *                           Director               August 27, 1996
     David E. McKinney

             *                           Director               August 27, 1996
      Stephen A. Ross

             *                           Director               August 27, 1996
       Donald J. Kirk

                                         Director
      Edward H. Malone

                                         Director
      Walter M. Cabot

             *                           Director               August 27, 1996
     Lucy Wilson Benson

                                         Director
    William C. Ferguson

                                         Director
       Kay Koplovitz

             *                           Director               August 27, 1996
     Walter F. Williams



*By /s/ Charles F. Barr
    ---------------------
    Charles F. Barr
    Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER   DESCRIPTION                                                       PAGE
- --------  ----------------------------------------------------------------- ----
    2.1   Agreement and Plan of Merger, dated as of July 1, 1996, by and among General Re Corporation, N Acquisition Corporation and
          National Re Corporation (incorporated by reference to Exhibit 1 of the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
    3.1   Restated Certificate of Incorporation of the Registrant, as
          amended (incorporated by reference to Exhibit 3.1 to the
          Registrant's Annual Report on Form 10-K for its fiscal year ended
          December 31, 1987).
    3.2   By-laws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K filed with the Commission on February 24, 1995).
    4.1   Rights Agreement, dated as of September 11, 1991, between the
          Registrant and The Bank of New York, as Rights Agent
          (incorporated by reference to Exhibit 4.1 to the Registrant's
          Annual Report on Form 10-K for its fiscal year ended December 31,
          1994).
   *5.1   Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom with respect to the legality of the securities to be issued in the
          Merger.
   10.1   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and Acadia Partners,
          L.P. (incorporated by reference to Exhibit 2 to the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
   10.2   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and Keystone, Inc.
          (incorporated by reference to Exhibit 3 to the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
   10.3   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and Robert W. Eager,
          Jr. (incorporated by reference to Exhibit 4 to the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
   10.4   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and Peter A. Cheney
          (incorporated by reference to Exhibit 5 to the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
   10.5   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and William D. Warren
          (incorporated by reference to Exhibit 6 to the Schedule 13D filed by the Registrant with the Commission on July 11, 1996).
   10.6   Stockholders Agreement, dated as of July 1, 1996, by and among the Registrant, N Acquisition Corporation and Timothy T.
          McCaffrey (incorporated by reference to Exhibit 7 to the Schedule

          13D filed by the Registrant with the Commission on July 11,
          1996).
  *23.1   Consent of Skadden, Arps, Slate, Meagher & Flom (contained in its opinion in Exhibit 5.1 above).
 **23.2   Consent of KPMG Peat Marwick LLP.
 **23.3   Consent of Coopers & Lybrand L.L.P.
 **23.4   Consent of Goldman, Sachs & Co.
  *23.5   Consent of Morgan Stanley & Co. Incorporated.
  *24.1   Powers of Attorney (included on the signature page of the
          Registration Statement).
  *99.1   Letter to Stockholders of National Re Corporation (relating to the special meeting of stockholders of National Re Corporation described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).
  *99.2   Notice of Special Meeting of Stockholders of National Re
          Corporation (relating to the
          special meeting of stockholders of National Re Corporation described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).

EXHIBIT
 NUMBER   DESCRIPTION                                                         PAGE
- --------  -----------------------------------------------------------------   ----
  *99.3   Form of Proxy Solicited by the Board of Directors of National Re
          Corporation (relating to the special meeting of stockholders of
          National Re Corporation described in the Proxy
          Statement/Prospectus included in Part I of this Registration
          Statement).
  *99.4   Form of Election/Letter of Transmittal (relating to the merger of
          National Re Corporation with and into a wholly owned subsidiary of the Registrant described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).
  *99.5   Form of Notice of Guaranteed Delivery for Shares of Common Stock
          of National Re Corporation (relating to the merger of National Re
          Corporation with and into a wholly owned subsidiary of the
          Registrant described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).
  *99.6   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees (relating to the merger of National
          Re Corporation with and into a wholly owned subsidiary of the
          Registrant described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).
  *99.7   Form of Letter to Clients of Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees (relating to the merger of
          National Re Corporation with and into a wholly owned subsidiary of the Registrant described in the Proxy Statement/Prospectus included in Part I of this Registration Statement).
  *99.8   Guidelines of the Internal Revenue Service for Certification of

          Taxpayer Identification Number on Substitute Form W-9.
  *99.9 Form of Letter to Stockholders of National Re Corporation to accompany the Form of Election/Letter of Transmittal.

- ------------------

 * Previously filed.
** Filed herewith.


     In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K, the Registrant is not filing herewith certain instruments defining the rights of holders of long-term debt of the Registrant because the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such instruments to the Commission upon request.